UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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BAKER HUGHES INCORPORATED
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(Name of person(s) filing proxy statement, if other than the registrant)

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BAKER HUGHES INCORPORATED
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 27, 2017
To the Stockholders of Baker Hughes Incorporated:

The Annual Meeting of the Stockholders of Baker Hughes Incorporated (the “Company,” “Baker Hughes,” “we,” “us” or “our”) will be held in the Auditorium at 2001 Rankin Road, Houston, Texas on Thursday, April 27, 2017, at 9:00 a.m., CDT, for the purpose of considering and voting on:

1.	The election of directors;

2.	An advisory vote related to the Company's executive compensation program;

3.	An advisory vote on the frequency of the holding of an advisory vote on executive compensation;

4.	The ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2017;

5.	A stockholder proposal regarding a majority vote standard for all non-binding stockholder proposals; and

6.	Such other business as may properly come before the meeting and any reconvened meeting after an adjournment thereof.

The Board of Directors has fixed March 3, 2017 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at the meeting and any reconvened meeting after an adjournment thereof, and only holders of Common Stock of the Company of record at the close of business on that date will be entitled to notice of, and to vote at the meeting and any reconvened meeting after an adjournment.

You are invited to attend the meeting in person. Whether or not you plan to attend in person, we urge you to promptly vote your shares by telephone, by the Internet or, if this Proxy Statement was mailed to you, by completing, signing, dating and returning it as soon as possible in the enclosed postage prepaid envelope in order that your vote may be cast at the Annual Meeting of the Stockholders (the "Annual Meeting"). You may revoke your proxy any time prior to its exercise, and you may attend the meeting and vote in person, even if you have previously returned your proxy.

By order of the Board of Directors,

M. Lee Whitley
Vice President and Corporate Secretary

Houston, Texas
March 17, 2017

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE (i) VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET, OR (ii) IF YOU RECEIVED A PAPER COPY, THEN SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

PROXY STATEMENT

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Baker Hughes Incorporated, a Delaware corporation, to be voted at the Annual Meeting scheduled to be held on Thursday, April 27, 2017 and at any and all reconvened meetings after adjournments thereof.

Information About the Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), we now furnish to our stockholders proxy materials, including our 2016 Annual Report on Form 10-K of the Company (the “Annual Report”) to Stockholders, on the Internet. On or about March 17, 2017, we will send electronically an annual meeting package personalized with profile and voting information (“Electronic Delivery”) to those stockholders that have previously signed up to receive their proxy materials via the Internet. On or about March 17, 2017, we will begin mailing a Notice of Internet Availability of proxy materials (the “E-Proxy Notice”) to those stockholders that previously have not signed up to receive their proxy materials on the Internet. If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the Annual Report to Stockholders. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our proxy materials or Annual Report to Stockholders, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Stockholders may sign up to receive future proxy materials and other stockholder communications electronically instead of by mail. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. Visit www.proxyvote.com for additional information regarding electronic delivery enrollment.

Stockholder of Record; Shares Registered in Your Name

If on March 3, 2017 (the "record date"), your shares were registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered a stockholder of record with respect to those shares, and we sent the proxy materials directly to you. You may vote by proxy over the Internet at the following Internet address: www.proxyvote.com, or if you properly request and receive a proxy card by mail or email, over the phone by calling Broadridge Financial Solutions ("Broadridge") at 1-800-690-6903. Proxies submitted through Broadridge by the Internet or telephone must be received by 11:59 p.m. Eastern time (10:59 p.m. Central time) on April 26, 2017. The giving of a proxy will not affect your right to vote in person if you decide to attend the meeting.

Beneficial Owner; Shares Registered in the Name of the Broker, Bank or Other Agent

If on March 3, 2017, your shares were held in "street name" in an account at a brokerage firm, bank or other nominee holder, then you are considered the beneficial owner of the shares and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct the organization on how to vote the shares held in your account. You may direct the vote of these shares by the Internet or telephone by following the instructions on the voting form enclosed with the proxy materials from the bank or brokerage firm. Votes directed by the Internet or telephone through such a program must be received by Broadridge by 11:59 p.m. Eastern time (10:59 p.m. Central time) on April 26, 2017. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first request a legal proxy from your broker either on the Internet or use the voting form that accompanies this Proxy Statement. Requesting a legal proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by the Internet or by telephone with respect to your shares.

Voting

Shares for which proxies have been executed will be voted as specified in the proxies. If no specification is made, the shares will be voted FOR the election of nominees listed herein as directors, FOR the advisory vote related to the Company's executive compensation program, FOR the frequency of ONE YEAR of the holding of an advisory vote on executive compensation, FOR the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2017 and AGAINST the stockholder proposal regarding a majority vote standard for all non-binding stockholder proposals. If any additional matter should be presented properly at the Annual Meeting, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

Proxies may be revoked at any time prior to the exercise thereof by filing with the Company's Corporate Secretary, at the Company's executive offices, a written revocation or a duly executed proxy bearing a later date. The executive offices of the Company are located at 17021 Aldine Westfield Road, Houston, Texas 77073. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours at the Company's executive offices by stockholders of record for proper purposes.

Solicitation of Proxies

The Company will bear the cost of any solicitation of proxies, whether by Internet or mail. In addition to solicitation, certain of the directors, officers and regular employees of the Company may, without extra compensation, solicit proxies by telephone, facsimile and personal interview. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies from stockholders of the Company for an anticipated fee of $8,500, plus out-of-pocket expenses.

Attendance

Only stockholders of record or beneficial owners of the Company's Common Stock (as defined below) may attend the meeting in person. If you are a stockholder of record, you may be asked to present proof of identification, such as a driver's license. Beneficial owners must also present evidence of share ownership, such as a recent brokerage account or bank statement. All attendees must comply with our standing rules, which will be distributed upon entrance to the Annual Stockholder Meeting. Even if you plan to attend the Annual Stockholder Meeting, we recommend that you also vote by proxy as described in this Proxy Statement so that your vote will be counted if you later decide not to attend the Annual Stockholder Meeting.

Householding

We will only deliver one Proxy Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will promptly deliver a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered upon oral or written request to: Baker Hughes Incorporated, Attn: Corporate Secretary, 17021 Aldine Westfield Road, Houston, Texas 77073, +1 (713) 439-8600. Stockholders may also address future requests for separate delivery of the Proxy Statement, or for delivery of a single copy where they are currently receiving multiple copies, by contacting us at the address or phone number listed above.

Terminated Merger Agreement with Halliburton
On November 16, 2014, Baker Hughes, Halliburton Company ("Halliburton") and a wholly owned subsidiary of Halliburton, entered into an Agreement and Plan of Merger (the "Halliburton Merger Agreement"), under which Halliburton would acquire all of the outstanding shares of Baker Hughes through a merger of Baker Hughes with and into a wholly owned subsidiary of Halliburton (the "Halliburton Merger"). In accordance with the provisions of Section 9.1 of the Halliburton Merger Agreement, Baker Hughes and Halliburton agreed to terminate the Halliburton Merger Agreement on April 30, 2016, as a result of the failure of the Halliburton Merger to occur on or before April 30, 2016 due to the inability to obtain certain specified antitrust related approvals. Halliburton paid $3.5 billion to Baker Hughes on May 4, 2016, representing the termination fee required to be paid pursuant to the Halliburton Merger Agreement.

General Electric Transaction Agreement and Plan of Merger
On October 30, 2016, Baker Hughes, General Electric Company ("GE"), Bear Newco, Inc. ("Newco"), a Delaware corporation and a direct wholly owned subsidiary of Baker Hughes, and Bear MergerSub, Inc. ("Merger Sub"), a Delaware corporation and a direct wholly owned subsidiary of Newco, entered into a Transaction Agreement and Plan of Merger (the "Transaction Agreement"), pursuant to which, among other things, (i) Merger Sub will merge with and into Baker Hughes, with Baker Hughes as the surviving corporation (the "Surviving Entity") and a direct wholly owned subsidiary of Newco, (ii) each outstanding share of the Baker Hughes' common stock will be converted into the right to receive 1 share of Class A common stock, par value $0.0001 per share, of Newco ("Newco Class A Common Stock'),

(iii) Newco will cause the Surviving Entity to be converted into a Delaware limited liability company ("Newco LLC") and Newco will become the sole managing member of Newco LLC, (iv) GE will (A) receive an approximately 62.5% membership interest in Newco LLC in exchange for contributing $7,400,000,000 (less the Class B Purchase Price, as defined below) in cash and GE's oil and gas business ("GE O&G") to Newco LLC, and (B) receive Class B common stock, par value $0.0001 per share, of Newco (the "Newco Class B Common Stock"), representing approximately 62.5% of the voting power of the outstanding shares of common stock of Newco, in exchange for contributing the par value thereof (the "Class B Purchase Price") to Newco and (v) Newco will distribute as a special dividend an amount equal to $17.50 per share to the holders of record of the Newco Class A Common Stock (the "Transactions").
Immediately following the closing of the Transactions (the "Closing"), (i) (A) GE will hold 100% of the Newco Class B Common Stock, which will represent approximately 62.5% of the voting power of the outstanding shares of common stock of Newco, and (B) Baker Hughes' stockholders immediately prior to the Closing will hold 100% of the Newco Class A Common Stock, which will represent approximately 37.5% of the voting power of the outstanding shares of common stock of Newco, (ii) (A) GE will hold an approximately 62.5% membership interest in Newco LLC and (B) Newco will hold an approximately 37.5% membership interest in Newco LLC and (iii) the membership interests in Newco LLC, together with the Newco Class B Common Stock, will be exchangeable on a 1:1 basis for Newco Class A Common Stock, subject to certain adjustments. The rights (including voting rights) of Newco Class A Common Stock and Newco Class B Common Stock are identical; provided that Newco Class B Common Stock has no economic rights. Effective from and following the Closing, Newco and its subsidiaries will operate under the name "Baker Hughes, a GE Company." The Transactions will be voted on at a special separate stockholder meeting to be held at a future date which has not been determined at this time.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on April 27, 2017
This Proxy Statement and the Annual Report and the means to vote by Internet are available on the Internet at www.proxyvote.com.

VOTING SECURITIES

The securities of the Company entitled to vote at the Annual Meeting consist of shares of its Common Stock, par value $1.00 per share (“Common Stock”), of which 425,349,196 shares were issued and outstanding at the close of business on March 3, 2017. Only stockholders that hold shares at the close of business on the record date will be entitled to vote at the meeting. Each share of Common Stock entitles the holder thereof to one vote on each matter to be considered at the meeting.

The presence in person or by proxy of the holders of a majority of our Common Stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. Assuming a quorum is present at the Annual Meeting, the following voting standards apply:

Proposal	Vote Required	Broker Non-Votes	Abstentions

Election of Directors	The affirmative vote of the majority of votes cast with respect to the election of each director. There will be no cumulative voting in the election of directors.	No effect on the outcome of the vote	Abstentions have no effect on the outcome of the vote
The approval of the advisory vote related to the Company's executive compensation program	The affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.	No effect on the outcome of the vote	Abstentions have the same effect as a vote against
The approval of the advisory vote on the frequency of the holding of an advisory vote on executive compensation	The option of one year, two years or three years that receives the most votes will be deemed to have received the advisory approval of our stockholders.	No effect on the outcome of the vote	Abstentions have no effect on the outcome of the vote
The approval of the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2017	The affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.	Brokers may vote on uninstructed shares	Abstentions have the same effect as a vote against
The approval of the stockholder proposal regarding a majority vote standard for all non-binding stockholder proposals	The affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.	No effect on the outcome of the vote	Abstentions have the same effect as a vote against

Brokers, banks or other nominees that hold shares of Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks and other nominees are permitted to vote the beneficial owner's proxy in their own discretion as to certain “routine” proposals under the rules of the New York Stock Exchange (the "NYSE Rules") when they have not received instructions from the beneficial owners, such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2017. If a broker, bank or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals such as Proposal 1 (the election of directors), Proposal 2 (the advisory vote related to the Company's executive compensation program), Proposal 3 (the advisory vote on the frequency of the holding of any advisory vote on executive compensation) and Proposal 5 (the stockholder proposal regarding a majority vote standard for all non-binding stockholder proposals).

PROPOSAL NO. 1
ELECTION OF DIRECTORS

In analyzing director nominations, the Governance and Health, Safety & Environmental Committee ("Governance and HS&E Committee") strives to recommend candidates for director positions who will create a collective membership on the Board with varied experience and perspective and who maintain a Board that reflects diversity, including but not limited to gender, ethnicity, background, country of citizenship and experience. The Governance and HS&E Committee strives to recommend candidates who demonstrate leadership and significant experience in a specific area of endeavor, comprehend the role of a public company director, exemplify relevant expertise, experience and a substantive understanding of domestic and international considerations and geopolitics, especially those pertaining to the service sector of the oil and gas and energy-related industries.

When analyzing whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Governance and HS&E Committee and the Board of Directors focus on the information summarized in each of the Directors' individual biographies set forth in this proxy statement. In particular, the Board considered the following:

•	Mr. Craighead's 30 years of experience working for Baker Hughes in various officer and leadership positions;

•	Mr. Brenneman's leadership and financial experience in public companies including his service as a director of other public companies;

•	Mr. Cazalot's role as a former chairman of the board, chief executive officer and president of a publicly traded energy company as well as his many years of experience in the global energy business;

•
Mr. Easter's position as former chairman, president and chief executive officer of an energy company, his years of leadership experience at a global oil and gas company and his experience serving on other public company boards;

•	Ms. Elsenhans' positions as a former chairman and chief executive officer of a publicly traded energy company as well as her many years of leadership experience at a global oil and gas company;

•
Mr. Fernandes' leadership roles in several public companies in the energy and manufacturing sectors, including his service as a director of other public companies and his extensive financial expertise;

•	Ms. Gargalli's leadership and consulting experience, extensive public board service and her financial expertise;

•	Dr. Jungels' technical knowledge, executive roles, experience in the international energy industry and service as a member of public company boards;

•	Mr. Lash's engineering skills and knowledge of high technology, as well as his private equity leadership, manufacturing background, public service and financial expertise;

•
Mr. Nichols' position as the former chairman and chief executive officer of a publicly-traded energy company, a successful career building a major oil and gas company and his leadership in related trade associations;

•	Mr. Stewart's role as the former chairman of the board, president and chief executive officer of a formerly publicly traded energy company; and

•	Mr. Watson's executive leadership roles and active involvement in a number of energy-related companies and service as a director of other public companies.

All directors who are elected at the Annual Meeting will serve for a one-year term expiring at the Annual Meeting expected to be held in April 2018 or until his or her successor is elected and qualified or until his or her earlier death, retirement, resignation or removal. The proxy holders will vote FOR the twelve persons listed below under “Company Nominees for Director,” unless contrary instructions are given.

If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted FOR the twelve persons recommended by the Board of Directors. If you wish to give specific instructions with respect to the voting of directors, you must do so with respect to the individual nominee.

Board Nominees for Director

The following table sets forth each nominee director's name, all positions with the Company held by the nominee, the nominee's principal occupation, age and year in which the nominee first became a director of the Company. Each nominee director has agreed to serve if elected.

On January 15, 2017, Mr. Larry D. Brady, whose service was greatly appreciated, passed away after serving for thirteen years on the Board. On January 26, 2017, the Board amended the Company's bylaws to reduce the size of the Board from thirteen members to twelve members.

Nominees	Principal Occupation	Age	Director Since

Gregory D. Brenneman
Executive Chairman of CCMP Capital Advisors, LLC (private equity firm) since 2008 and Chairman and Chief Executive Officer of TurnWorks, Inc. (private equity firm) since 1994. Mr. Brenneman is a successful business leader who has been involved in several well-known corporate spin-off and turnaround transformations. He brings an extensive background in general management of large organizations and expertise in accounting and corporate finance, supply chain, marketing and international matters. Mr. Brenneman served as Executive Chairman of Quizno’s Corporation from 2008 to 2010 and as its President and Chief Executive Officer from 2007 to 2008. Prior to joining Quiznos, Mr. Brenneman led restructuring and turnaround efforts at Burger King Corporation, PwC Consulting, a division of PricewaterhouseCoopers, and Continental Airlines, Inc. Mr. Brenneman currently serves on the Board of Directors of The Home Depot, Inc. and Milacron Holdings Corp. Within the last five years, he served on the Board of Directors of Automatic Data Processing, Inc. and Francesca’s Collections.
		55	2014

Clarence P. Cazalot, Jr.
Former Executive Chairman of the Board of Marathon Oil Corporation (formerly known as USX Corporation) (diversified petroleum) from August 2013 to December 2013. Chairman of the Board of Marathon Oil Corporation from 2011 to 2013, President, Chief Executive Officer and Director of Marathon Oil Corporation from 2002 to August 2013. He served as Vice Chairman of USX Corporation and President of Marathon Oil Company from 2000 to 2001. Mr. Cazalot served in various executive roles with Texaco Inc. from 1972 to 2000. He is a director of Enbridge, Inc. Additionally, he serves on the Memorial Hermann Health System Board, the Board of Advisors of the James A. Baker III Institute for Public Policy at Rice University, the Board of Visitors of the University of Texas M.D. Anderson Cancer Center and the Board of the LSU Foundation. Within the last five years, Mr. Cazalot served on the Board of FMC Technologies.
		66	2002

Martin S. Craighead	Chairman of the Board of Directors of the Company since April 2013 and Director since 2011. Chief Executive Officer of the Company since January 2012 and President since 2010. Chief Operating Officer from 2009 to 2012 and Group President of Drilling and Evaluation from 2007 to 2009. President of INTEQ from 2005 to 2007 and President of Baker Atlas from February 2005 to August 2005. Mr. Craighead held previous roles within the Company since 1986.	57	2011

William H. Easter III
Former Chairman, President and Chief Executive Officer of DCP Midstream LLC (natural gas gatherers and processors and marketers of natural gas and natural gas liquids) from 2004 to 2008. Mr. Easter worked for ConocoPhillips for more than 30 years where he held senior leadership, operating and commercial roles in areas of natural gas and natural gas liquids, transportation, refining and marketing (domestically and internationally). Mr. Easter served as a director of Sunoco, Inc. from 2011 to 2012 and Sunoco Partners, LLC during 2012. He is a director of Concho Resources Inc., Delta Airlines, Inc. and Memorial Hermann Health System.

		67	2014

Nominees	Principal Occupation	Age	Director Since

Lynn L. Elsenhans
Former Executive Chairman of Sunoco, Inc. (transportation fuels and logistics) from January 2009 until May 2012, and Chief Executive Officer and President from August 2008 until March 2012. She also served as Chairman of Sunoco Logistics Partners L.P. from October 2008 until May 2012, and Chief Executive Officer from July 2010 until March 2012. She worked at Royal Dutch Shell for more than 28 years where she held a number of senior roles, including Executive Vice President, Global Manufacturing from 2005 to 2008. She is a member of the Board of Directors of GlaxoSmithKline and Flowserve Corporation. She also serves on the Board of the Texas Medical Center, the United Way of Greater Houston, and the First Tee of Greater Houston.
		60	2012

Anthony G. Fernandes	Former Chairman, President and Chief Executive Officer of Philip Services Corporation (diversified industrial services provider) from August 1999 to April 2002. He was Executive Vice President of ARCO (Atlantic Richfield Company) from 1994 to 1999, President of ARCO Coal, a subsidiary of ARCO, from 1990 to 1994 and Corporate Controller of ARCO from 1987 to 1990. Mr. Fernandes serves on the Board of Directors of ABM Industries, Inc., Envirosystems Inc. and Snack it Forward LLC. Within the past five years, he served on the Board of Directors of Cytec Industries and Black & Veatch.	71	2001

Claire W. Gargalli	Former Vice Chairman, Diversified Search and Diversified Health Search Companies (executive search consultants) from 1990 to 1998. Ms. Gargalli served as President and Chief Operating Officer of Equimark from 1984 to 1990. During that period, she also served as Chairman and Chief Executive Officer of Equimark's two principal subsidiaries, Equibank and Liberty Bank. Ms. Gargalli is a director of BioMotion Analytics. She is also a trustee emeritus of Carnegie Mellon University and Middlebury College. Within the past five years, she was a director of Praxair, Inc.	74	1998

Pierre H. Jungels	President of the Institute of Petroleum from 2002 until June 2003. From 1997 through 2001, Dr. Jungels served as a Director and Chief Executive Officer of Enterprise Oil, plc. In 1996, Dr. Jungels served as the Managing Director of Exploration and Production at British Gas plc. He held various positions from 1974 to 1995 at PetroFina SA, including Executive Director from 1989 to 1995. Dr. Jungels is the Chairman of Velocys plc. Within the past five years, Dr. Jungels served as a director of Imperial Tobacco Group plc., Woodside Petroleum Ltd. and Rockhopper Exploration plc.	73	2006

James A. Lash	Chairman of Manchester Principal LLC and its predecessor company (high technology venture capital firm) since 1976. Former First Selectman, Greenwich, Connecticut (city government) from 2003 to 2007. Mr. Lash also served as Chairman and Chief Executive Officer of Reading Tube Corporation from 1982 to 1996. Mr. Lash was a director of the East West Institute from 2002 to 2011 and was a trustee of the Massachusetts Institute of Technology from 2000 to 2011.	72	2002

J. Larry Nichols	Chairman Emeritus of Devon Energy Corp. (independent energy company) since June 2016. Mr. Nichols served as Executive Chairman of Devon Energy Corp. from June 2010 to 2016, Chairman from 2000 to 2010 and as Chief Executive Officer from 1980 to 2010. Mr. Nichols serves as a director of SONIC Corp., as well as several trade associations relevant to the oil and gas exploration and production business.	74	2001

James W. Stewart
Former Chairman of the Board of Directors, President and Chief Executive Officer of BJ Services Company (oilfield services) from 1990 until its acquisition by the Company in 2010. Prior to 1990, Mr. Stewart held various management and staff positions with BJ Services Company and its predecessor company. Mr. Stewart is a member of the Board of Directors of BJ Services Company (venture between Baker Hughes Oilfield Operations, Inc. and Allied Completions Holdings, LLC), Delta SubSea LLC, The Alley Theatre of Houston, a Trustee of the Menil Collection and Chair of the Finance Committee of the Menil Collection.
		73	2010

Nominees	Principal Occupation	Age	Director Since

Charles L. Watson
Chairman of Twin Eagle Resource Management (energy marketing) since 2010, Chairman and CEO of Advanced Blast Protection Systems since 2015, Chairman of Wincrest Ventures, L.P. (private investments) since January 1994 and senior energy advisor to GSO/Blackstone since 2014. Mr. Watson was Chairman of Eagle Energy (wholesale energy) from 2003 to 2009 and Chairman of Sigma Chi Foundation from 2005 to 2012. He served as a Senior Energy Advisor to Carlyle Investment Management Fund (investment) from 2011 to 2014 and as a Senior Advisor to EDF Trading North America LLC (wholesale energy) and Electricite de France (electric utility) during 2008 and Managing Director of Lehman Brothers (financial services) from 2007 to 2008. He was the Founder, Chairman and Chief Executive Officer of Dynegy Inc. (diversified energy) and its predecessor companies from 1985 to 2002. Mr. Watson is a board member of Mainstream Renewable Power, Baylor College of Medicine, serves on the board of Advisors for Angeleno Investors, L.P., and serves on the Advisory Council for DocuSign.
		67	1998

Election and Resignation Policy

It is the policy of the Board of Directors that any nominee for director who fails to receive a majority of the votes cast for his or her election shall be required to submit a letter of resignation to the Board's Governance and HS&E Committee. The Governance and HS&E Committee will recommend to the Board of Directors whether or not the resignation should be accepted or whether such other action should be taken. The Board of Directors shall act on the resignation, taking into account the Governance and HS&E Committee's recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety days following certification of the election results. The resignation, if accepted by the Board, will be effective at the time of the Board of Directors' determination to accept the resignation. If the Board of Directors determines to accept the resignation of an unsuccessful incumbent, then the Board of Directors may fill the resulting vacancy pursuant to the Company's Bylaws or may decrease the size of the Board of Directors pursuant to the provisions of the Restated Certificate of Incorporation, as amended on April 22, 2010.

DIRECTOR COMPENSATION
Director Fees

During fiscal year 2016, each non-management director was paid an annual retainer fee of $100,000. The following additional fees were paid:

•	Lead Director - $15,000

•	Audit/Ethics Committee Chair - $20,000

•	Chair of the Compensation, Finance and Governance and HS&E Committees - $15,000

•	Members of the Audit/Ethics Committee, excluding the Chair - $10,000

•	Members of the Compensation, Finance and Governance and HS&E Committees, excluding the Chair - $5,000

Director Equity Awards

For fiscal year 2016, each non-management director received equity in a grant date value amount of $175,000 in the form of restricted stock units. The restricted stock units vest 100% upon the earlier of: (i) one year from the date of grant, or (ii) the date of the annual meeting of stockholders next following the date of the director's 72nd birthday. In January 2017, the Compensation Committee of the Board of Directors approved a new form of director restricted stock unit award agreement for future grants that amended the vesting date to the earlier of (i) one year from the date of grant, or (ii) the date of the annual meeting of stockholders next following the date of the director's 75th birthday.

Director Compensation Deferral Plan

Each director may defer his or her retainer fees on an annual basis under the Baker Hughes Incorporated Director Compensation Deferral Plan (the "Deferral Plan"), a non-qualified defined contribution plan. The Deferral Plan provides for two deferral vehicles - the election of a stock option related deferral or a cash-based deferral. If the director elects stock options, the aggregate deferred compensation as of the last day of the calendar quarter which would have otherwise been paid shall be increased by a multiplier of 4.4 and then divided by the fair market value of the Company's Common Stock on the last day of such quarter to determine the number of options to be granted in exchange for the deferred compensation. For cash-based deferrals, the director's deferred compensation shall be credited to an account and the director may elect to receive interest based on the prime rate equivalent or the S&P 500 Index for the quarter. Distributions under the Deferral Plan are made to the director in a lump sum payment based on a date designated by the director.

None of the directors elected to have their compensation deferred for fiscal year 2016. Messrs. Fernandes and Watson accrue interest on a quarterly basis on previously deferred compensation. In February 2017, Mr. Brady's beneficiary received a lump sum payment of $550,395 for previously accrued deferred compensation.

Director Retirement Policy

The Company previously provided benefits under a Director Retirement Policy (the "Retirement Policy"), which remains in effect until all benefits accrued thereunder are paid in accordance with the current terms and conditions of the Retirement Policy. No additional benefits have been accrued under the Retirement Policy since December 31, 2001. Messrs. Fernandes, Nichols and Watson and Ms. Gargalli have accrued benefits under the Retirement Policy.

Director Stock Ownership Requirements

Each non-management director is expected to own at least five times his or her annual retainer in Company Common Stock. Such ownership level should be obtained within five years from the date elected or appointed to the Board. The Governance and HS&E Committee reviews director stock ownership on an annual basis. All non-management directors have met this ownership requirement.

2016 Director Compensation

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company's directors, with the exception of Mr. Craighead during the fiscal year ended 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation (2) ($)	Total ($)
Larry D. Brady	110,000	174,997	—	284,997
Gregory D. Brenneman	113,750	174,997	2,914	291,661
Clarence P. Cazalot, Jr.	112,500	174,997	2,914	290,411
William H. Easter III	110,000	174,997	2,914	287,911
Lynn L. Elsenhans	120,000	174,997	2,914	297,911
Anthony G. Fernandes	120,000	174,997	2,914	297,911
Claire W. Gargalli	105,000	174,997	—	279,997
Pierre H. Jungels	110,000	174,997	729	285,726
James A. Lash	125,000	174,997	729	300,726
J. Larry Nichols	140,000	174,997	—	314,997
James W. Stewart	105,000	174,997	729	280,726
Charles L. Watson	105,000	174,997	2,914	282,911
____________

(1)
On January 28, 2016, each director received a restricted stock unit award with a grant date value of $175,000, rounded down to the nearest share. The amounts included in the Stock Awards column represent the aggregate grant date fair value of $40.83 per restricted stock unit award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). The value ultimately realized by the director upon the actual vesting of the awards may or may not be equal to the FASB ASC Topic 718 determined value. For a discussion of valuation assumptions, see “Note 7 - Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report under Item 8 of the Form 10-K for the year ended December 31, 2016.

(2)	The amount in "All Other Compensation" reflects the dividend equivalents paid or accrued during the year ended December 31, 2016 on unvested restricted stock unit awards.

The following table shows the aggregate number of stock awards and option awards outstanding for each director as of December 31, 2016.

Name	Aggregate Stock Awards Outstanding as of December 31 (#)	Aggregate Option Awards Outstanding as of December 31 (#)	Grant Date Fair Value of Stock and Option Awards made during 2016 ($)
Larry D. Brady (1)	—	10,624	174,997
Gregory D. Brenneman	4,286	—	174,997
Clarence P. Cazalot, Jr.	4,286	10,624	174,997
William H. Easter III	4,286	—	174,997
Lynn L. Elsenhans	4,286	19,768	174,997
Anthony G. Fernandes	4,286	10,624	174,997
Claire W. Gargalli (1)	—	10,624	174,997
Pierre H. Jungels (1)	—	10,624	174,997
James A. Lash (1)	—	6,953	174,997
J. Larry Nichols (1)	—	10,624	174,997
James W. Stewart (1)	—	7,856	174,997
Charles L. Watson	4,286	10,624	174,997

(1)
Per the terms and conditions of the director restricted stock unit awards granted on January 28, 2016, the forfeiture restrictions lapsed on May 24, 2016, which was the date of the annual meeting of stockholders after the 72nd birthday of each of Messrs. Jungels, Lash and Stewart. Messrs. Brady and Nichols and Ms. Gargalli were 73 at the time of grant and their forfeiture restrictions lapsed immediately.

CORPORATE GOVERNANCE

The Company's Board of Directors believes the purpose of corporate governance is to maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices, which the Board and management believe promote this purpose, are sound and represent best practices. The Board periodically reviews these governance practices, Delaware law (the state in which the Company is incorporated), the rules and listing standards of the New York Stock Exchange ("NYSE") and SEC regulations, as well as best practices suggested by recognized governance authorities. The Board has established the Company's Corporate Governance Guidelines as the principles of conduct of the Company's business affairs to benefit its stockholders, which conform to the NYSE corporate governance listing standards and SEC rules. The Corporate Governance Guidelines are attached as Annex A to this Proxy Statement, posted under the “Corporate Governance” section of the Company's website at www.bakerhughes.com and are also available upon request to the Company's Corporate Secretary.

Director Independence

All members of the Board of Directors, other than Mr. Craighead, the Company's Chairman and Chief Executive Officer, satisfy the independence requirements of the NYSE.

The Board has adopted a “Policy for Director Independence, Audit/Ethics Committee Members and Audit Committee Financial Expert” (“Policy for Director Independence”) included as Exhibit C to the Corporate Governance Guidelines. Such Policy supplements the NYSE independence requirements. Directors who meet these independence standards are considered to be “independent” as defined therein. The Board has determined that all the nominees for election at this Annual Meeting, other than Mr. Craighead, meet these standards.

Board Attendance

During the fiscal year ended December 31, 2016, the Board of Directors held seventeen meetings. Each director attended more than 75% of the total number of meetings of the Company's Board of Directors and of the respective Committees on which he or she served. It is the Company's policy to request and encourage all of the Company's directors and nominees for election as directors to attend the Annual Meeting in person. All of the Company's directors attended the Company's 2016 Annual Meeting.

Committees of the Board

The Board of Directors has an Audit/Ethics Committee, a Compensation Committee, a Governance and HS&E Committee, a Finance Committee and an Executive Committee. The charter for each Committee has been posted and is available for public viewing under the “Corporate Governance” section of the Company's website at www.bakerhughes.com and is also available upon request to the Company's Corporate Secretary.

Committee Memberships as of December 31, 2016
Audit/Ethics	Compensation	Executive	Finance	Governance & HS&E
James A. Lash (C)	Anthony G. Fernandes (C)	Martin S. Craighead (C)	Lynn L. Elsenhans (C)	J. Larry Nichols (C)
Larry D. Brady (1)	Clarence P. Cazalot, Jr.	Clarence P. Cazalot, Jr.	William H. Easter III	Lynn Elsenhans
Gregory D. Brenneman	William H. Easter III	J. Larry Nichols	Pierre H. Jungels	Anthony G. Fernandes
J. Larry Nichols	Claire W. Gargalli	James W. Stewart	James W. Stewart	James A. Lash
	Pierre H. Jungels	Charles L. Watson	Charles L. Watson
(C) Chair of the referenced Committee.

(1)	On January 15, 2017, Mr. Larry D. Brady passed away after serving for thirteen years on the Board. At this time, we do not anticipate filling Mr. Brady's vacancy on the Audit/Ethics Committee.

Audit/Ethics Committee

The Audit/Ethics Committee held eight meetings during fiscal year 2016. The Board of Directors has determined that each of the Audit/Ethics Committee members meet the NYSE standards for independence as well as those contained in the Company's “Policy for Director Independence” within the Corporate Governance Guidelines and that each member of the Audit/Ethics Committee meets the qualifications to be an “audit committee financial expert” under the SEC rules issued pursuant to the Sarbanes-Oxley Act of 2002 ("SOX"). The Board has designated James A. Lash as the member of the Audit/Ethics Committee who serves as the “audit committee financial expert.”

The Audit/Ethics Committee provides assistance to the Board of Directors in overseeing matters relating to the accounting and reporting practices of the Company, the adequacy of the Company's disclosure controls and internal controls, the quality and integrity of the quarterly and annual financial statements of the Company, the performance of the Company's internal audit function, and the review and pre-approval of the current year audit and non-audit services. In addition, the Audit/Ethics Committee oversees the Company's compliance programs relating to legal and regulatory requirements. The Audit/Ethics Committee has developed “Procedures for the Receipt, Retention and Treatment of Complaints” to address complaints received by the Company regarding accounting, internal controls or auditing matters. Such procedures are included as Exhibit F to the Corporate Governance Guidelines. The Audit/Ethics Committee also is responsible for the selection and hiring of the Company's independent registered public accounting firm. To promote independence of the audit, the Audit/Ethics Committee consults separately and jointly with the Company's independent registered public accounting firm, the internal auditors and management.

In accordance with the NYSE requirements, our Audit/Ethics Committee is responsible for overseeing risk analysis and risk management procedures. The Audit/Ethics Committee reviews guidelines and policies on enterprise risk management, including risk assessment and risk management related to the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures. At every regularly scheduled meeting of the Audit/Ethics Committee, the Company's Chief Compliance Officer provides a report to the Committee regarding the Code of Conduct, including updates pertaining to the status of the Company's compliance with its standards, policies, procedures and processes. The Company maintains an Enterprise Risk Management (“ERM”) process under which it reviews its business risk framework, including an assessment of external and internal risks and appropriate mitigation activities. The Company's annual ERM report is provided to the Audit/Ethics Committee and a comprehensive in-person presentation is made to the entire Board. In addition to the risk oversight exercised by the Audit/Ethics Committee of the Board of Directors, each of the Compensation Committee, the Finance Committee and the Governance and HS&E Committee regularly exercises oversight related to risks associated with responsibilities of the respective Committee. The Board of Directors believes that the risk management processes in place for the Company are appropriate.

Compensation Committee

The Compensation Committee held eight meetings during fiscal year 2016. The Board of Directors has determined that each of the Compensation Committee members meets the NYSE standards for independence as well as those contained in the Company's “Policy for Director Independence.”

The Compensation Committee oversees our compensation programs and is charged with the review and approval of the Company's general compensation strategies and objectives and the annual compensation decisions relating to our executives and to the broad base of Company employees. Their responsibilities also include reviewing management succession plans; making recommendations to the Board regarding executive employment agreements, severance agreements, change in control agreements and any special supplemental benefits applicable to executives; assuring that the Company's incentive compensation program, including the annual and long-term incentive plans, is administered in a manner consistent with the Company's compensation strategy; approving and/or recommending to the Board new incentive compensation plans and equity-based compensation plans; reviewing the Company's employee benefit programs; recommending for approval all administrative changes to compensation plans that may be subject to the approval of the stockholders or the Board; reviewing and reporting to the Board of Directors the levels of stock ownership by the senior executives in accordance with the Stock Ownership Policy; and reviewing any potential conflicts of interest of the compensation consultant. The Compensation Committee is also responsible for reviewing the outcome of the stockholder advisory vote on senior executive compensation. The Compensation Committee may delegate its authority to subcommittees.

The Compensation Committee is responsible for determining if there are any inherent potential risks in the compensation programs. The Committee exercises oversight with respect to risks relating to the compensation of the senior executives as well as the employees of the Company generally. The Compensation Committee seeks to structure compensation packages and performance goals for compensation in a manner that does not incentivize employees to take risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee designs long-term incentive compensation, including restricted stock, performance units and stock options in such a manner that employees will forfeit their awards if their employment is terminated for cause. The Committee also retains the discretionary authority to reduce bonuses to reflect factors regarding individual performance that are not otherwise taken into account. The Company's stock ownership guidelines established by the Board of Directors also serve to mitigate compensation-related risks. During fiscal year 2016, the Compensation Committee determined the Company's compensation policies and practices for employees were not reasonably likely to have a material adverse effect on the Company. For more information pertaining to the Company's compensation policies and practices, please read the “Compensation Discussion and Analysis” section of this Proxy Statement.

Governance and HS&E Committee

The Governance and HS&E Committee held three meetings during fiscal year 2016. The Board of Directors has determined that the Governance and HS&E Committee members meet the NYSE standards for independence as well as those contained in the Company's “Policy for Director Independence.”

The functions performed by the Governance and HS&E Committee include overseeing the Company's corporate governance affairs, health, safety and environmental compliance functions, government relations and monitoring compliance with the Corporate Governance Guidelines. In addition, the Governance and HS&E Committee proposes candidates for the Board of Directors, reviews the structure and composition of the Board, considers the qualifications required for continuing Board service and recommends directors' compensation. The Governance and HS&E Committee annually reviews the Company's Policy Statement on Shareholders' Rights Plans and reports any recommendations to the Board of Directors.

Business Code of Conduct

The Company has a Business Code of Conduct (the “Code of Conduct”) that applies to all officers, directors and employees, which includes the code of ethics for the Company's Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer and all other persons performing similar functions within the meaning of the securities laws and regulations. The Code of Conduct prohibits individuals from engaging in, or giving the appearance of engaging in any activity involving a conflict, or reasonably foreseeable conflict, between personal interests and those of the Company. Every year, each of these Company officers certifies compliance with the Company's Code of Conduct and the applicable NYSE and SOX provisions. The Audit/Ethics Committee oversees the administration of the Code of Conduct and responsibility for the corporate compliance effort with the Company. The Company's Code of Conduct and Code of Ethical Conduct Certification are posted under the “Corporate Governance” section of the Company's website at www.bakerhughes.com and are also available upon request to the Company's Corporate Secretary.

The Board's Leadership Structure

Our Corporate Governance Guidelines require the election, by the independent directors, of a Lead Director who (i) presides at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of non-management directors; (ii) serves as a liaison between the Chairman and the non-management directors; (iii) has the authority to call meetings of the non-management directors; (iv) works with the Chairman in developing Board meeting agendas, schedules, and information provided to the Board; (v) communicates with significant stockholders when appropriate on matters involving broad corporate policies and practices; and (vi) ensures effective functioning of Board committees. The Governance and HS&E reviews and recommends to the Board a director to serve as Lead Director. J. Larry Nichols is the current Lead Director. The independent directors hold executive sessions at every regularly scheduled Board and Committee meeting and at such other times as the Board deems appropriate. Our Board leadership structure is utilized by numerous public companies in the United States, and we believe that it provides the optimal balance and is an effective leadership structure for the Company.

The Board has determined that the current structure, with a combined CEO and Chairman of the Board and an independent Lead Director, is in the best interests of the Company and our stockholders. The combined role of CEO and Chairman provides an effective balance between management of the Company and director participation in our board process and allows for management to focus on the execution of our strategic and business plans. As indicated above, our independent Lead Director was elected by the independent Board members and has a clear set of comprehensive duties that counterbalance the governance structure.

At a meeting of the Board of Directors on October 26, 2016, the Board of Directors increased the director retirement age from 72 to 75. The Board of Directors determined that it was in the best interests of the Company to maintain experienced and knowledgeable directors of the Company during the pending Transaction with General Electric.

Board Membership

The Governance and HS&E Committee has implemented policies regarding Board membership. The Governance and HS&E Committee will consider candidates based upon the size and existing composition of the Board, the number and qualifications of candidates, the benefit of continuity on the Board and the relevance of the candidate's background and experience with issues facing the Company. The Governance and HS&E Committee also strives to maintain a Board that reflects diversity, including but not limited to, gender, ethnicity, background, country of citizenship and experience. The criteria used for selecting directors are described in the Company's “Guidelines for Membership on the Board of Directors,” included as Exhibit A to the Corporate Governance Guidelines. In addition, the Company has established a formal process for the selection of candidates, as described in the Company's “Selection Process for New Board of Directors Candidates” included as Exhibit B to the Corporate Governance Guidelines, and candidates are evaluated based on their background, experience and other relevant factors as described in the "Guidelines for Membership on the Board of Directors." The Board and the Governance and HS&E Committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates.

Stockholder Nominations of Directors

The Governance and HS&E Committee has established, in accordance with the provisions of the Company's Bylaws regarding stockholder nominees, a policy that it will consider director candidates proposed by stockholders in the same manner as all other candidates. Recommendations that stockholders desire to make for the 2018 Annual Meeting of Stockholders should be submitted between October 10, 2017 and November 9, 2017 in accordance with the Company's Bylaws and “Policy and Submission Procedures for Stockholder Recommended Director Candidates” included as Exhibit D to the Corporate Governance Guidelines and are also available upon request to: Chair, Governance and HS&E Committee of the Board of Directors, P.O. Box 4740, Houston, Texas, 77210, or to the Corporate Secretary, c/o Baker Hughes Incorporated, 17021 Aldine Westfield Road, Houston, Texas, 77073. Such recommendations should be accompanied by the information required under the Company's Bylaws for stockholder nominees and in accordance with the Company's "Policy and Submission Procedures for Stockholder Recommended Director Candidates."

Stockholder Communications with the Board of Directors

To provide the Company's stockholders and other interested parties with a direct and open line of communication to the Company's Board of Directors, stockholders may communicate with any member of the Board, including the Company's Lead Director, the Chair of any committee or with the non-management directors of the Company as a group, by sending such written communication to the Company's Corporate Secretary, c/o Baker Hughes Incorporated, 17021 Aldine Westfield Road, Houston, Texas, 77073. The procedures for “Stockholder Communications with the Board of Directors” are also included as Exhibit E to the Corporate Governance Guidelines. In addition, pursuant to the Company's policy to request and encourage attendance at the Annual Meeting, such meeting provides an opportunity for stockholders to communicate with members of the Company's Board of Directors in attendance.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners

The following table sets forth information about the holders of the Common Stock known to the Company on March 3, 2017 to own beneficially 5% or more of the Common Stock, based on filings by the holders with the SEC. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the SEC to mean generally the power to vote or dispose of securities regardless of any economic interest therein.

Name and Address	Shares	Percent of Class
FMR LLC (1) 245 Summer Street Boston, MA 02210	34,344,008	8.1%
BlackRock Inc. (2) 55 East 52nd Street New York, NY 10055	32,746,185	7.7%
ValueAct Capital (3) One Letterman Drive, Building D, Fourth Floor San Francisco, CA 94129	29,886,200	7.0%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	28,084,478	6.6%
Dodge & Cox (5) 555 California Street, 40th Floor San Francisco, CA 94104	25,677,863	6.1%
State Street Corporation (6) One Lincoln Street Boston, MA 02111	22,332,987	5.3%
Capital World Investors (7) 333 South Hope Street Los Angeles, CA 90071	21,251,155	5.0%
_________

(1)	FMR LLC has sole voting power over 1,973,265 shares and sole dispositive power over 34,344,008 shares.

(2)	BlackRock Inc. has sole voting power over 27,816,941 shares and sole dispositive power over 32,746,182 shares.

(3)	ValueAct Capital shares voting and dispositive power over 29,886,200 shares with other affiliated ValueAct entities.

(4)	The Vanguard Group has sole voting power over 667,314 shares and sole dispositive power over 27,337,089 shares.

(5)	Dodge & Cox has sole voting power over 24,153,247 shares and sole dispositive power over 25,677,863 shares.

(6)	State Street Corporation has sole voting power over 0 shares and sole dispositive power over 0 shares.

(7)	Capital World Investors has sole voting power over 21,251,155 shares and sole dispositive power over 21,251,155 shares.

Stock Ownership of Section 16(a) Directors and Executive Officers

Set forth below is certain information with respect to beneficial ownership of the Common Stock as of March 3, 2017 by each director, the persons named in the Summary Compensation Table below and the Section 16(a) directors and executive officers as a group. The table includes transactions effected prior to the close of business on March 3, 2017.

Shares Beneficially Owned
Name	Shares Owned as of March 3, 2017	Shares Subject to Options and Restricted Stock Units Which Are or Will Become Exercisable or Vested Prior to May 2, 2017	Total Beneficial Ownership as of March 3, 2017	% of Class (1)
Gregory D. Brenneman	93,711	—	93,711	—
Clarence P. Cazalot, Jr.	36,447	10,260	46,707	—
William H. Easter III	9,711	—	9,711	—
Lynn L. Elsenhans	15,238	19,768	35,006	—
Anthony G. Fernandes	49,190	10,260	59,450	—
Claire W. Gargalli	29,016	10,260	39,276	—
Pierre H. Jungels	24,080	10,260	34,340	—
James A. Lash	12,757	6,589	19,346	—
J. Larry Nichols	39,813	10,260	50,073	—
James W. Stewart (2)	259,235	7,856	267,091	—
Charles L. Watson	35,647	10,260	45,907	—
Martin S. Craighead	279,860	597,209	877,069	—
Kimberly A. Ross	83,917	—	83,917	—
Belgacem Chariag	101,653	167,970	269,623	—
Arthur L. Soucy	43,680	145,707	189,387	—
Derek Mathieson	47,015	80,048	127,063	—
Alan R. Crain	101,586	254,754	356,340	—
All directors and executive officers as a group (23 persons)	1,345,717	1,493,887	2,839,604	—
__________

(1)	No percent of class is shown for holdings of less than 1%.

(2)
Mr. Stewart holds 16,416 shares indirectly as the trustee of trusts established for the benefit of his children and 54,368 shares indirectly held by B&A Group, LP for the benefit of his children. Mr. Stewart disclaims his beneficial ownership of limited partnership interests in B&A Group, LP, except to the extent of his pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. SEC regulations require executive officers, directors, and greater than 10% beneficial owners to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of those forms furnished to the Company and written representations from the executive officers and directors, the Company believes its executive officers and directors complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2016.

Prohibition of Pledging and Hedging under the Securities Trading and Disclosure Policy

The Company's Securities Trading and Disclosure Policy prohibits pledging of the Company's securities as collateral for a loan, holding the Company's securities in a margin account in which any margin activity is undertaken, purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds or other instruments) that are designed to hedge or offset any decrease in the market value of equity securities of the Company or writing options on the Company's securities.

CHARITABLE CONTRIBUTIONS

During the fiscal year ended December 31, 2016, the Company did not make any contributions to any charitable organization in which any director served as an executive officer that exceeded the greater of $1 million or 2% of the charitable organization's consolidated gross revenues.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has, and strictly follows, formalized policies and procedures for identifying potential related party transactions and ensuring those policies are reviewed by the Board of Directors and the Audit/Ethics Committee. We subject the following related persons to these procedures: directors, director nominees, executive officers, individual 5% stockholders and any immediate family members of these persons.

As outlined in Exhibit C to our Corporate Governance Guidelines, the Board annually re-evaluates the independence of any “related person” for any transactions, arrangements or relationships, or any series of similar transactions, arrangements or relationships in which any director, director nominee, executive officer, or any immediate family member of those persons could be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

The Company does not have a formal set of standards to be substantively applied to each transaction reviewed by the Audit/Ethics Committee and then the Board. However, the standards utilized in its annual Director & Officer Questionnaire to determine if a related party transaction exists are modeled after Section 303A.02 of the New York Stock Exchange's Listed Company Manual. Instead of a formalized standard, potential related party transactions are reviewed and judgment is applied by the Board of Directors in accordance with its duties under Delaware and other applicable law to determine whether such transactions are in the best interests of the Company and its stockholders. In addition to the discussion under the “Business Code of Conduct” in this Proxy Statement, the “Baker Hughes Incorporated Policy for Director Independence, Audit/Ethics Committee Members and Audit Committee Financial Expert” are included as Exhibit C of the Corporate Governance Guidelines. The Company utilizes standard accounting procedures and responses to the director and officer questionnaires to monitor its financial records and determine whether a related person is involved in a business relationship or transaction with the Company for which disclosure is required.

On March 1, 2014, the Company entered into a Transloading and Storage Services Agreement with Twin Eagle Sand Logistics (formerly, Frac Resources, LLC) which provided for the transloading and storing of proppant sands (the "Storage Agreement"). A member of the Company's Board of Directors, Mr. Watson, indirectly owns more than 10% of Twin Eagle Sand Logistics ("TESL") and is co-founder and chairman of the board of a parent entity of which TESL is a majority-owned indirect subsidiary. The Storage Agreement was for an initial two-year term, and had an estimated value of $2,520,000. The Company paid $916,093 to TESL during fiscal year 2014 and $2,386,018 during fiscal year 2015. In February 2016, the Company paid a final amount of $979,200 under the Storage Agreement in order to comply with the minimum annual throughput volume commitment. The Storage Agreement was terminated on March 31, 2016.

The Company entered into a new Transloading and Storage Services Agreement with TESL effective March 16, 2016 (the "2016 Storage Agreement"). The 2016 Storage Agreement was a month-to-month agreement for the transloading and storage of proppant sands and had an indeterminable value. The Company did not make any payments to TESL in 2016 under the 2016 Storage Agreement and sent notice to terminate the 2016 Storage Agreement to TESL on February 13, 2017. The policies and procedures described above were followed in connection with the transactions contemplated by the Storage Agreement and the 2016 Storage Agreement.

On December 30, 2016, we announced the closing of the transactions contemplated by the Contribution Agreement among Baker Hughes Oilfield Operations, Inc. (“BHOO”), a wholly owned subsidiary of the Company; Allied Completions Holdings, LLC (“Partner”), a portfolio company of CSL Capital Management, LLC; BJ Services, LLC (“BJ Services”), a wholly owned subsidiary of the Company; and, for the purposes of certain provisions of the Contribution Agreement (as defined below), Allied Energy JV Contribution, LLC (“Investor JV”), an affiliate of CSL Capital Management, LLC and West Street Energy Partners (a fund managed by the Merchant Banking Division of Goldman, Sachs & Co.) (the “Contribution Agreement”). Pursuant to the Contribution Agreement, (i) BHOO contributed its onshore pressure pumping business in the United States and Canada, including cementing, stimulation, hydraulic fracturing and acidizing services and coiled tubing assets, to BJ Services, (ii) Partner contributed cash and Partner’s pressure pumping services (cementing, fracturing and acidizing) business (which is located in the United States) to BJ Services, (iii) BJ Services received a cash contribution from Investor JV (of which it retained $175 million), and (iv) BHOO and its affiliates received $150 million in cash. Immediately following the closing, BHOO and a BHOO affiliate held, in the aggregate, 46.69% of the outstanding membership interests of BJ Services and Investor JV held 53.31% of the outstanding membership interests of BJ Services.

Mr. Stewart and his son operate a partnership, the Longfellow Group, which has passive investments in CSL Energy Opportunities Fund II and CSL Completions Co-Invest Fund. Both investments are less than 1% of the investment commitments to the funds. During the Company's negotiations with Partner, Mr. Stewart recused himself from all Board discussions on the divestiture of the North America land pressure pumping business and did not vote on the approval of the Contribution Agreement with Partner. On January 19, 2017, Mr. Stewart was appointed to the board of directors of BJ Services Company as an appointee of Partner. Prior to Mr. Stewart's appointment, our Board reviewed any potential conflicts of interest and related party transactions with outside counsel and determined that Mr Stewart's appointment to the board of BJ Services Company, as well as the Longfellow Group's investment in certain CSL funds, did not create any related party transactions or conflicts of interest.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The purpose of our compensation program is to motivate exceptional individual and organizational performance that is in the long-term best interests of our stockholders. We use traditional compensation elements of base salary, annual short-term incentives, long-term incentives, and employee benefits to deliver attractive and competitive compensation. We benchmark both compensation and Company performance in evaluating the appropriateness of pay. Our executive pay decisions are made by an independently Compensation Committee of our Board of Directors, with assistance from its independent consultant. We target the market median for base salary and short-term incentive compensation, while providing the opportunity for executives to earn upper quartile incentive pay based on Company performance.

2016 Business Context and Performance Overview

2016 was a transformative year for Baker Hughes. The Halliburton Merger Agreement that was entered into in November 2014 was terminated on April 30, 2016. With the uncertainty of those 18 months behind us, and no longer being restricted by certain operating covenants in the Halliburton Merger Agreement, in May 2016 we announced plans to enhance our core strength as a product innovator, reduce costs by simplifying our business, and optimize our capital structure to deliver more value to our stockholders. Baker Hughes was focused on turning the page and moving forward with speed to chart a course for a successful future.

During 2016, against the back-drop of what is arguably the worst downturn in our industry’s history, we achieved significant progress on our commitments. In the second half of 2016, we rapidly and successfully reorganized our Company, reduced annualized costs by nearly $700 million, refined our go-to-market strategy with plans to build new sales channels for our products and technology, bolstered our investment in our sales organization, and launched 50% more new products. In addition, we optimized our capital structure by reducing debt and buying back shares with proceeds from the $3.5 billion merger breakup fee. As we executed on an asset-light strategy to strengthen profitability and return on invested capital, we rationalized under-performing product lines in select markets and contributed our North America land pressure pumping business into a new venture that is exceptionally well positioned to participate efficiently and cost-effectively in the growth of this market segment.

In spite of ongoing market and industry challenges, we accomplished these results without losing our focus on safety, compliance, or operational performance. In the midst of this important work, on October 30, 2016, Baker Hughes and GE entered into an agreement to combine Baker Hughes with GE Oil & Gas and create Baker Hughes, a GE Company, which we anticipate will become a productivity leader in the industry by delivering substantial value to shareholders through greater productivity and more efficient operating economics.

Summarizing our financial results, full-year revenue was $9.8 billion, down $5.9 billion compared to $15.7 billion for 2015, reflecting challenging industry conditions that resulted in global rig counts declining another 32% from 2015 levels. On a GAAP basis, net loss attributable to Baker Hughes was $2.7 billion ($6.31 per diluted share) for 2016. Cash flows from operating activities were $4.2 billion for the year, an increase of $2.4 billion, compared to 2015, primarily due to the receipt of the $3.5 billion Halliburton Merger termination fee.

In the second half of 2016, we achieved significant progress on virtually all facets of our business as we implemented our new strategy. Our stronger performance in the second half of 2016 demonstrates that we not only executed on our new strategic financial and operational objectives we set following the termination of the Halliburton Merger Agreement, we exceeded them. The highlights are as follows:

•	Simplified our organizational structure and operational footprint and reduced our annualized costs by nearly $700 million, exceeding our initial goal by almost 40%;

•	Accelerated innovation with nearly 70 new product innovations;

•	Paid down $1 billion of debt and repurchased more than $750 million in shares of our Common Stock;

•	Built new sales channels and rationalized under-performing product lines in select markets;

•	On a GAAP basis, net loss attributable to the Company was $1,892 million for the first half of 2016 compared to a loss of $846 million in the second half of 2016;

•	Adjusted operating profit (a non-GAAP measure) for the second half of 2016 was $28 million compared to an adjusted operating loss of nearly $700 million for the first half of 2016; and

•
Achieved 208 Perfect Health Safety and Environment ("HSE") days (no recordable injuries, no vehicle accidents, and no harm to the environment) for all of 2016 in spite of extremely difficult business conditions.

Compensation Decisions Made in the Context of Transactions

Our people and their capabilities are critical to our success, and maintaining a strong talent base in spite of significant uncertainty is essential. The significant downturn in our industry led to the reduction of our headcount from approximately 60,000 employees at the end of 2014 to approximately 33,000 employees today as well as reductions in various elements of compensation for employees. Additionally, the uncertainty for employees during the eighteen-month pendency of the Halliburton Merger threatened our ability to retain key employees. With this backdrop, the Compensation Committee made the following key compensation decisions for the first half of 2016 (January through June 30):

•
Due to constraints on implementing significant changes to the business pending completion of the Halliburton Merger, we structured the Annual Incentive Compensation Plan for Employees (AICPE) to reward performance in excess of financial targets, with a guarantee of a target level bonus for all bonus-eligible employees for the first six months of 2016 (approximately 20,000 employees, including Senior Executives) who remained with the Company through the payment date of March 2017. Had the Halliburton Merger been consummated during 2016, a pro-rated target level bonus would have been paid to all participants under our annual bonus plans;

•
Delivered all long-term incentives in the form of restricted stock units for all employees who received annual equity awards in January 2016 (approximately 2,000 employees, including Senior Executives); and

•
Suspended the annual salary merit increase cycle globally (including Senior Executives) and limited promotions and off-cycle salary increases for the second consecutive year, consistent with practices of other companies in our industry.

Following the termination of the Halliburton Merger Agreement, the Company outlined steps to strengthen our competitive position and financial performance. With respect to compensation, this included reinforcing the pay for performance philosophy that has long been a key part of our compensation program. The following highlights some of the compensation decisions made for the second half of 2016 (July - December 31) with a focus on strengthening our competitive position and financial performance:

•	Reinstated a 100% performance-based bonus structure based upon key financial metrics and strategic performance metrics that reinforce a return to profitability for the second half of 2016;

•	Approved 2017 long-term incentive program design returning to performance-based awards; and

•	Initiated a temporary salary reduction for many US employees, including most Senior Executives.

2017 Compensation Program
In January 2017, after announcing the Transaction Agreement with GE on October 30, 2016, the Company continued to reinforce the pay for performance elements of its compensation programs by:

•	Continuing a 100% performance-based short-term incentive bonus structure for 2017 based on key financial and strategic performance metrics; and

•
Increasing performance-based awards for Senior Executives to 50% of the total long-term incentives granted during the annual January 2017 grant cycle in the form of restricted stock units. The payout is based upon relative growth and return metrics versus the Company's peer group during performance periods within 2017 - 2019. Any actual payout would be delivered at the end of the performance period ending in 2019. The remaining 50% of the January 2017 grant was delivered in the form of service based restricted stock units that will vest one-third each year.

Participants
Our compensation programs are designed specifically for (1) our most senior executive officers, including our principal executive officer (“PEO”), our principal financial officer (“PFO”) and our three other most highly compensated executive officers (collectively, either the “Senior Executives” or “NEOs”) and (2) employees who are designated as executives of the Company, including the Senior Executives (“Executives”), and (3) a broad base of Company employees. Mr. Alan R. Crain, Senior Vice President, Chief Legal and Governance Officer retired on December 29, 2016. See "Letter Agreement with Alan R. Crain" for a description of the terms of his retirement.

For 2016, our NEOs were:

Martin S. Craighead - Chairman & Chief Executive Officer (PEO)
Kimberly A. Ross - Senior Vice President and Chief Financial Officer (PFO)
Belgacem Chariag - President, Global Operations
Arthur L. Soucy - President, Products and Technology
Derek Mathieson - Chief Commercial Officer
Alan R. Crain - Senior Vice President, Chief Legal and Governance Officer (retired on December 29, 2016)

Pay for Performance
Our compensation programs are designed to deliver compensation that is aligned with Company performance and stockholder interests. As noted above, while modifications were made for the first half of 2016 in order to retain a strong talent base, the Company resumed our commitment to our long-standing pay for performance philosophy in the second half of 2016 as well as 2017.

The chart below illustrates the Company's three-year realized pay percentile ranking and three-year performance percentile ranking for our PEO and the Company's oilfield services peer group which includes Halliburton Company (HAL), National Oilwell Varco Inc. (NOV), Schlumberger Ltd. (SLB) and Weatherford International Ltd. (WFT) (the "Peer Group"). The chart reflects that for the three-year period, the Company’s Total Shareholder Return ("TSR") performance was highest among its Peer Group and realized pay was aligned with performance.

The charts below further illustrate how the Company's three-year annualized TSR outperformed the TSR of all of the Peer Group over the three-year period ending 2016. Additionally, the second chart illustrates that on a three-year basis, while our PEO's total cash compensation is below the median of our Peer Group, our stock price has outperformed peers, resulting in realized pay outcomes that are commensurate with our performance. The market median pay is based on the proxy filings for 2013 - 2015 for the four peers and excludes our PEO's data.
Compensation Objectives

To reward both short and long-term performance and to further our compensation objectives, our executive compensation program is designed to:

Objectives	How We Meet Our Objectives
Attract and retain knowledgeable, experienced, and high performing Senior Executives	Provide a competitive total pay package, taking into account base salary, incentives and benefits.
Regularly benchmark our pay programs against the competitive market, comparing both fixed and variable, at-risk compensation that is tied to short and long-term performance. We use the results of this analysis as context in making pay adjustments.

Administer plans to include three-year performance cycles on long-term incentive plan awards, three-year vesting schedules on equity incentives, and competitive total benefit programs, including retirement benefits.

Historically, the long-term incentive plan has consisted of a combination of stock options, restricted stock awards, and cash-based and stock-based performance units. For 2016, the Compensation Committee did not grant new stock options or performance units. For 2017, equity awards included performance-based restricted stock units as well as service-based restricted stock units.

Reward the creation of long-term stockholder value
The incentive programs include specific financial performance measures that are fundamental to long-term stockholder value creation:
The AICPE uses earnings per share, inventory as a percentage of revenue, and days sales outstanding, and adjusted operating profit targets set by the Compensation Committee.
The long-term incentive plan performance-based restricted stock units use revenue growth and return on capital employed performance metrics as compared to our peer group, as well as for certain grants prior to 2017, a relative TSR modifier compared to TSR's of the companies included in the OSX Index.

Objectives	How We Meet Our Objectives
Address the complexities in managing a cyclical business that is subject to variable world supply and demand for oil and gas	The short-term incentive programs provide for formulaic and non- formulaic short-term performance goals and rewards managers for the achievement of those goals.
The long-term incentive plan utilizes a combination of share growth and full-value awards, balancing retention and appreciation through the business cycles. For 2016, full-value awards were utilized for the long-term incentive plan. For 2017, performance based and service based restricted stock units were utilized for the long-term incentive plan.

The performance-based restricted stock unit component of the long-term incentive plan measures Company performance relative to industry peers, mitigating the difficulty in goal setting over long periods.

Drive and reward performance that supports the Company's core values of integrity, teamwork, performance, learning and courage	Success in the promotion of core values is considered in the base salary review process and when determining annual award values for long-term incentive compensation awards.
The short-term incentive programs allow for the reduction or elimination of bonus payouts if the Company's core values or compliance standards are not upheld.
Provide a significant percentage of total compensation that is variable and at risk	Annual and long-term incentive compensation comprises, on average, more than two-thirds of our Senior Executives' total direct compensation.
Reinforce adherence to high ethical, environmental, health and safety standards	The performance scorecard bonus component may include specific business goal targets related to HSE.
The short-term incentive programs allow for reduction or elimination of bonus payouts if the HSE standards are not upheld.
Motivate management to take prudent, but not excessive, risks	Pay programs emphasize long-term incentive compensation with overlapping year-over-year performance-based vesting schedules.
Our share ownership guidelines encourage Executives to focus on the long-term interests of our stockholders.
We typically utilize multiple performance measures for short-term and long-term incentives, as well as peer comparisons.
The Company's clawback policy allows for the potential recoupment of short-term and long-term incentive compensation in the event of a financial restatement resulting from gross negligence, intentional misconduct or fraud.

Align executive and stockholder interests	Our share ownership guidelines motivate alignment between long-term stockholder value creation and management decisions.
The ultimate value of our annual equity grants is driven by stock price performance.

Consideration of Shareholder Feedback and Advisory Say on Pay Voting Results

In compliance with Section 14A of the Exchange Act, we ask our stockholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement (commonly known as a “Say on Pay” proposal). The Compensation Committee believes that the advisory Say on Pay votes of our stockholders are an important means by which stockholders may express their views regarding the Company's executive compensation. While the Say on Pay votes are advisory and not binding on the Company, the Compensation Committee strongly values the opinions of the stockholders as expressed in the Say on Pay votes.

In 2016, our compensation program received the support of 80.6% of the total votes cast at our annual meeting compared to 94% in 2015. While the 2016 Say on Pay result was disappointing and a clear departure from the results received for the past several years, we acknowledge it is likely related to the specific compensation decisions made to retain our key employees during this significant industry downturn and the uncertainty of the eighteen-month pendency of the Halliburton Merger.

To address the lower Say on Pay support, following the termination of the Halliburton Merger Agreement in April 2016, the Chair of the Compensation Committee, as well as members of the executive management team, conducted meetings with stockholders holding over 32% of our outstanding Common Stock to discuss the Say on Pay voting results as well as the rationale for our executive pay program in 2015 and the first half of 2016. The meetings included discussions on the need to provide compensatory retention and reward incentives given the unique challenges faced by the Company while the Halliburton Merger was pending. During those meetings, we reiterated the Company's intention to return to a pay for performance model in the second half of 2016 as well as 2017.

Compensation Consultant and Conflict of Interest Analysis

The Compensation Committee has continued to retain Frederic W. Cook & Co., Inc. ("Cook") as its independent compensation consultant. Cook advises the Compensation Committee on matters related to the Senior Executives' compensation and general compensation programs, including industry best practices. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, in 2016 the Compensation Committee considered the relationships Cook has had with the Company, the members of the Compensation Committee and our executive officers, as well as the policies that Cook has in place to maintain its independence and objectivity, and determined that no conflicts of interest arose from the work performed by Cook. It is anticipated that this relationship will continue during the remainder of 2017.

Cook provides the following consulting services to the Compensation Committee:

•	Assists in the annual review and approval of the comparator groups used to benchmark executive compensation levels;

•	Provides comparative market data on compensation practices and programs; and advises in:

◦	Determining base salaries for Senior Executives

◦	Setting individual performance goals and award levels for Senior Executives for the long-term incentive plan performance cycle

◦	Reviewing compensation trends and regulatory matters affecting compensation

◦	Designing and determining individual grant levels for Senior Executive long-term incentive awards

Cook also periodically provides consulting services to the Governance and HS&E Committee on director compensation.

Benchmarking

The competition in the market for executive talent magnifies the need to ensure that our executive compensation programs are appropriately positioned against peer companies in order to strengthen our ability to attract, engage and retain key executives. In order to appropriately benchmark compensation and measure performance, the Company utilizes two primary benchmarking sources: (1) compensation “Reference Group” and (2) performance “Peer Group.”

The Reference Group is comprised of 20 companies including industry peers and companies in the broader energy and general industry sectors with similar business characteristics, size, margins, competition for talent, and other key compensable factors. In selecting the Reference Group, the Company narrows the broad universe of public companies down to a smaller group by considering companies within a size range against which the Company competes for talent as well as business characteristics such as asset intensity and cash flow margin. The list is narrowed further taking into account factors, including but not limited to, global scale, engineering, technology and industrial applications, multiple divisions, logistical complexity, business services, size (and other financial measures) and asset/people intensity.

The Peer Group is comprised of four oilfield service companies. Because of the technical nature of the industry, cyclical nature of the markets, high labor needs and capital requirements, oilfield service companies provide the best competitive comparison for benchmarking performance.

In 2016, the Compensation Committee conducted a review of the companies included in the Reference Group, considered the impact of the industry downturn particularly with respect to market capitalization and made the decision to maintain the existing group of companies at the current time but to continue monitoring the appropriateness of the Reference Group. The following chart reflects the Reference Group and Peer Group companies and illustrates how competitive information is used to compare compensation and performance.

Reference Group
20 companies - oilfield services, exploration & production, offshore drilling, oil and gas, and general industry:
		• 3M Company	• Emerson Electric Co	• Raytheon Co
		• Anadarko Petroleum Co	• Halliburton Co	• Schlumberger Ltd
Compensation	ð	• Apache Corp	• Hess Corp	• Textron Inc
		• Danaher Corp	• Honeywell Intl Inc	• Transocean Ltd
		• Deere & Co	• Illinois Tool Works	• Weatherford Intl Ltd
		• Devon Energy Corp	• Johnson Controls Inc	• Williams Cos Inc
		• Eaton Corp	• National Oilwell Varco
Used to identify and compare executive pay practices such as pay mix and magnitude, competitiveness, prevalence of long-term incentive vehicles, pay-for-performance plans, etc.

Peer Group
4 companies - oilfield services only
		• Halliburton Co	• Schlumberger Ltd
Performance	ð	• National Oilwell Varco	• Weatherford Intl Ltd
Used to compare performance in order to determine long-term incentive plan results and for general performance assessment.
Using the Reference Group proxy data as well as published survey data in both the general industry and the energy industry (collectively, the “Survey Data”) addresses the need for both statistical validity and industry influence in the data. The Reference Group data is used to assess the competitive market value for executive jobs, assess pay practices, validate targets for pay plans, test the compensation strategy, observe trends and provide a general competitive backdrop for decision making. Data concerning the Peer Group is used to conduct a general, high level review, compare Company performance in our industry, understand pay practices and trends, compare plan design specifics, evaluate the effects of the industry cycle on compensation and validate compensation targets.

Pay Mix

The charts below show the fiscal year 2016 target mix of compensation elements for our executive officers as compared to that of the Reference Group market median. This comparison demonstrates that the allocation of our compensation elements is similar to the compensation practices of our Reference Group, but with more weight to long-term incentives. This allocation is aligned with one of our compensation objectives to provide a significant percentage of total compensation that is variable and at risk.

☐ Base Salary	☐ Short-Term Incentives	☐ Long-Term Incentives

Components of the Executive Compensation Program

The Compensation Committee reviews, on an annual basis, each compensation element for the PEO and each of the Senior Executives. The Compensation Committee balances the executive's scope of responsibilities and experience against competitive compensation levels. The Compensation Committee is responsible for reviewing and approving the Company's goals and objectives relative to the PEO's compensation, evaluating the PEO's performance in light of such goals and objectives and determining the PEO's compensation level based on this evaluation and other relevant information.

In addition, each year the PEO presents to the Compensation Committee his evaluation of each of the other Senior Executives, which includes a review of each Senior Executive's contribution and performance over the past year, strengths, development needs and succession potential. The PEO makes no recommendations to the Compensation Committee regarding his own compensation. Following this presentation and a review of the Survey Data, the Compensation Committee makes its own assessments and approves compensation for each Senior Executive.

Base Salaries

Generally, the Compensation Committee targets the market median of the Reference Group for the base salaries of our Senior Executives. Typically, when considering an adjustment to a Senior Executive's base salary, the Compensation Committee reviews the Survey Data and evaluates the Senior Executive's position relative to the market, his/her level of responsibility and experience as well as overall Company performance. The Compensation Committee also considers the Senior Executive's success in achieving business objectives, promoting our core values and keys to success, improving health and safety, demonstrating leadership and achieving specific individual performance goals.

In determining base salaries, the Compensation Committee also considers the Company's continuing achievement of its short and long-term goals including:

•	Financial performance of the Company

•	Effective execution of the strategy approved by our Board of Directors

•	Development of human resource capability

The Compensation Committee reviewed the compensation for Senior Executives, and given the market conditions at that time, made the decision not to implement salary increases for Senior Executives in 2016.

The PEO and most Senior Executives have not received salary increases since April 2014. The Company has not conducted a merit cycle since 2014 for employees and has had limited promotions and one-off salary increases. Further, in an effort to manage costs and achieve financial targets in the second half of 2016, employees in the United States, including most Senior Executives, took a temporary 5% salary reduction in the final quarter of 2016.

In conjunction with the implementation of our new organizational structure in May 2016, Messrs. Chariag and Soucy were promoted to roles with significantly expanded scopes as business operations were consolidated under one global operations organization and global product lines were consolidated under one products and technology organization. The Compensation Committee reviewed the compensation packages for both Messrs. Chariag and Soucy and, due to their expanded roles, approved base salary increases as detailed in the chart below.

Senior Executives	2015 Salary	% Increase Awarded in 2016	2016 Salary (1)	New Salary Effective Date
Martin S. Craighead	$1,250,000	-	$1,250,000	-
Kimberly A. Ross	$800,000	-	$800,000	-
Belgacem Chariag	$700,000	7.1%	$750,000	May 22, 2016
Arthur L. Soucy	$605,000	7.4%	$650,000	May 22, 2016
Derek Mathieson	$640,000	-	$640,000	-
Alan R. Crain	$750,000	-	$750,000	-
(1) The 2016 salary value reflected above does not reflect the temporary reductions taken in the fourth quarter of 2016.

Short-Term Incentive Compensation

The short-term incentive compensation programs are designed to provide Senior Executives with the opportunity to earn cash bonuses based on the achievement of specific Company-wide, business unit, functional and individual performance goals. The short-term incentive compensation opportunity is delivered by way of two incentive programs: the AICPE and the performance scorecard, with greater weight placed on the formula-based component of the short-term incentives consistent with the Company's goal of providing a meaningful link between compensation and Company performance as detailed in the chart below. The combined payouts for Senior Executives under the short-term incentive compensation programs are targeted to provide compensation at the market median of the Survey Data in years where we reach target performance levels under both programs. Similarly, the short-term incentive compensation programs are designed to pay above the market median in years where performance exceeds target performance levels, and below when performance falls short of expectations. Short-term incentive bonuses are generally paid in cash in March of each year for the prior fiscal year's performance.

2016 Short-Term Incentive Targets for Senior Executives

The short-term incentive target for each Senior Executive is reviewed by the Compensation Committee each year and is set based on the market median of the Survey Data and the individual contribution level and potential of each individual executive. For 2016, the only modifications to incentive target percentages were for Messrs. Chariag and Soucy due to their promotions.

Senior Executives	AICPE	+	Performance Scorecard	=	STI Target % of Base Salary	2016 Modifications
Martin S. Craighead	72%		48%		120%	-
Kimberly A. Ross	60%		40%		100%	-
Belgacem Chariag	60%		40%		100%	Increased from 80% effective July 1, 2016
Arthur L. Soucy	45%		30%		75%	Increased from 60% effective July 1, 2016
Derek Mathieson	48%		32%		80%	-
Alan R. Crain	48%		32%		80%	-

2016 Summary

As the pendency of the then Halliburton Merger continued into the first half of 2016, the performance period for the AICPE was divided into two performance periods rather than the normal annual performance period. The first performance period was January 1 - June 30 (H1) and the second performance period was July 1 - December 31 (H2). Due to the nature of the performance goals under the Performance Scorecard, the bonus was based on the achievement of those goals for the full annual period. Below is a summary of the AICPE and the Performance Scorecard for 2016 with details provided in subsequent pages:

AICPE	H1 2016	H2 2016
Metrics	- Adjusted earnings per share	- Adjusted operating profit
	- Inventory as % of revenue	- Relative adjusted operating profit margin improvement v. peers
- Days sales outstanding
Actual Achievement	Did not achieve target level goals (which would have resulted in a payout of 52.5% of target but for the guarantee of a minimum of target level payout for H1 2016)	Exceeded performance goals, resulting in a payout of 105.8% of target

Payout	Due to the guarantee to pay a minimum target level bonus, all participants, including Senior Executives, will receive a target level payout (100% of target) for H1
Payout based on performance (no guarantee to pay minimum target level bonus). Senior Executives will receive a payout of 105.8% of target and all other plan participants will receive a payout of 130.2% of target. (Senior Executives were held to higher level of achievement than other plan participants in order to receive a target level payout)

Total AICPE Payout	102.9%

Performance Scorecard	2016 Annual Period
Metrics	Safety
Halliburton Merger Integration (H1 Only)
Operations and Compliance
Technology and Innovation
Leadership
Cost Reduction (H2 Only)
Maintain focus on retention and engagement of BHI employees worldwide
Total Performance Scorecard Payout	The Compensation Committee approved the funding of a bonus pool at 215% of target

Overall 2016 Short-Term Incentive (STI) Payout	AICPE at 102.9% (60% of STI) and Performance Scorecard at 215% (40% of STI) = 147.7%

Annual Incentive Compensation Plan for Employees

H1 2016

As detailed in the chart below, for H1 2016, the financial metrics for the AICPE were earnings per share, inventory as a percentage of revenue, and days sales outstanding, equally weighted. In addition, a fourth metric based on the Company's rank in adjusted operating profit margin growth relative to three peers, Schlumberger, Halliburton, and Weatherford, was used as a positive or negative payout modifier. For purposes of the modifier, peers do not include companies primarily focused on manufacturing.

Challenging performance goals are set such that only exceptional performance will result in payouts above the target incentive. As previously noted, the Compensation Committee approved the guarantee of a minimum target level bonus for H1 2016 under the AICPE for all participants (approximately 20,000 employees, including Senior Executives). The guarantee served to provide assurance of a minimum level of payout with the actual bonus payout based upon the greater of target or actual performance. Had the Halliburton Merger closed during 2016 all participants would have received a prorated target level payout based upon change in control provisions contained in the AICPE. Performance above targets could produce a payment above the minimum bonus and was intended to ensure that employees remained driven to outperform targets.

For H1 2016, the Compensation Committee approved two performance levels with respect to the achievement of the three established AICPE financial metrics: (1) Expected Value and (2) Over Achievement as detailed in the chart below. The Compensation Committee approved an overall cap on AICPE bonus payments for Senior Executives equal to 200% of each Senior Executive's target bonus, but in no event more than $4 million.

Performance Level	Definition	Payout Level % of Target	2016 Earnings Per Share Target	2016 Inventory % of Revenue	2016 Days Sales Outstanding
Expected Value	Performance meets expected value	100% Payout	$(0.24)	21.0%	85.2 days
Over Achievement	Performance exceeds expected value	200% Payout	$(0.07)	19.0%	81.0 days

For H1 2016 performance period, earnings per share on an adjusted non-GAAP basis was $(2.48), which was below the Expected Value achievement target of $(0.24), while earnings per share on a GAAP basis was $(4.30). Non-GAAP earnings per share includes the following adjustments: impairment and restructuring charges, goodwill impairment, merger and related costs, the Halliburton Merger termination fee, inventory adjustments, and loss on early extinguishment of debt. The Company believes that adjusted earnings per share is useful to investors because it is a consistent measure of the underlying results of the Company's business. Please see the reconciliation of GAAP measures to non-GAAP measures on Annex C.

Our inventory as a percent of revenue was 20.7%, which was slightly less than the Expected Value level of 21.0%. Our 2016 Days Sales Outstanding metric result was 85.5 days which did not meet the Expected Value level of 85.2 days. Additionally, the Company ranked 4th in adjusted operating profit margin growth against the three peer companies. The modifier for a 4th place rank relative to peers is 75%, and this modifier was applied to each individual metric. Based on the above H1 2016 financial results, the overall payout would have been 52.5% of target for H1 2016, but due to the target level bonus guarantee, the Compensation Committee approved the payout at 100% of target for H1 2016.

H2 2016

For H2 2016, the bonus goals were designed to incentivize a return of profitability and margin improvement as shown in the table below. The financial metrics for the AICPE were adjusted operating profit (a non-GAAP measure) and adjusted operating profit margin improvement relative to three peers, Schlumberger, Halliburton, and Weatherford. For Senior Executives to achieve a target payout, adjusted operating profit had to be positive, which was a higher hurdle than expectations set forth in the internal H2 financial plan and the corresponding target set for all plan participants. Further, adjusted operating profit margins had to improve relative to the first half of 2016 more than the corresponding improvements of any of the peers. Payouts are interpolated between adjusted operating profit levels.
Targets and payouts based on performance were as follows:

	H2 2016 Adjusted Operating Profit Margin Improvement Rank
H2 Operating Profit (Loss)	1st	2nd	3rd	4th
$200 million	200%	150%	100%	50%
$ - (Breakeven)	100%	50%	25%	-
$(70 million)	50%	25%	-	-
Below $(70 million)	-	-	-	-

Adjusted operating profit for H2 2016 was $28 million, while GAAP net loss attributable to the Company was $(846) million. Adjusted operating profit includes the following adjustments: impairment and restructuring charges, goodwill impairment, merger and related costs, inventory adjustments, loss on sale of business interest and litigation settlements. In addition to the above adjustments, management also recommended two downward adjustments to the operating profit for the purpose of determining achievement of second half objectives. These adjustments included credits and a reversal of accruals that were not in the H2 2016 financial plan which totaled approximately $17 million. After these adjustments, the final adjusted operating profit result for incentive purposes was $11.6 million. The Company believes that adjusted operating profit is a widely accepted financial indicator used by investors to compare companies on the basis of operating performance. Please see the reconciliation of GAAP measures to non-GAAP measures on Annex C.

Adjusted operating profit margin improved 1,440 basis points with margins increasing from (13.8)% for H1 2016 to 0.6% for H2 2016 and ranked first among our peers. The resulting payout percentage for H2 2016 for Senior Executives was 105.8% and 130.2% for all other plan participants.

Final 2016 AICPE Payout

The Compensation Committee awarded Mr. Craighead, Ms. Ross, and Messrs. Chariag, Soucy, Mathieson and Crain cash-based awards under the AICPE in the amounts of $913,282, $493,920, $401,487, $260,713, $314,234, and $180,000, respectively, based upon the established performance metrics for the first and second half of 2016 described above. Mr. Crain was not eligible for the AICPE for the second half of the year per his Letter Agreement.

Bonuses Based on Achievement Against Performance Scorecard

While the AICPE rewards Senior Executives for the achievement of specific formulaic financial measures, the Compensation Committee utilizes a performance scorecard to reward Senior Executives based upon the Compensation Committee's assessment of the achievement of specific performance goals that are critical to the execution of the Company's strategy, but may or may not be formulaic in nature. While the measures for evaluating the Senior Executives' performance with respect to the performance scorecard goals are subject to the Compensation Committee's discretion, the Compensation Committee and the Company establish performance scorecard goals and specific expectations related to the achievement of these goals at the beginning of each year. At the beginning of 2016, the Compensation Committee, with approval from the full Board, established performance scorecard goals for the PEO and then such goals are used to align the annual business objectives for the remaining Senior Executives.

The maximum funds available for the payment of bonuses related to the performance scorecard may not exceed 2.5 times the respective targets for all participants. In determining the bonus amounts, the achievement of (or failure to achieve) the performance goals under the AICPE is not a factor that is considered by the Compensation Committee.

The Compensation Committee assesses the PEO's performance relative to the established performance goals for the year and determines whether or not a payout will be made to the PEO. The same process is conducted for the other Senior Executives taking into account the recommendations from the PEO. As part of the process for assessing Company and individual performance under the scorecard, the Committee is given status updates throughout the year. At the Committee’s January meeting, the PEO discusses the final performance results for the year with the Committee. The Committee carefully considers all of the factors influencing the results and the Senior Executive's performance impacting those results.

The 2016 performance scorecard goals related to the business objectives of the PEO and his direct reports included improving key health, safety and environment metrics, management through the Halliburton Merger process (H1 only), remaining best in class in operations and compliance, leading in technology and innovation and continuing to strengthen leadership and organizational capabilities. Following the termination of the Halliburton Merger Agreement, the Compensation Committee approved two additional goals for the performance scorecard: reducing $500 million of annualized costs by the end of 2016 and implementing organizational changes required by the new strategy.

The Compensation Committee evaluated the results achieved for each of the goals established for the performance scorecard and determined whether each goal had been achieved. The Compensation Committee considered the achievement for the performance goals below for 2016:

Performance Component	Beginning of Year Performance Expectation	Assessment of Performance for 2016
HSE Enterprise goals	Improve HSE Metrics--Preventable Vehicle Accident Rate, Total Recordable Incident Rate and Days Away From Work Case Rate--by 10% from 2015 Actuals
Achieved best record in Company history for second consecutive year in spite of extremely difficult business conditions. However, an employee fatality occurred, overshadowing an otherwise successful record.

Cost (added for H2 2016)	Reduce $500M of annualized costs by end of 2016	Exceeded the cost reduction goal by reducing annualized costs over $700M
Continue Full Support of Halliburton Acquisition (H1 2016 only)	Effective integration and divestiture planning for Halliburton Merger
Provided full support to the Halliburton Merger until the termination of the Halliburton Merger Agreement on April 30, 2016. Received the $3.5 billion merger termination fee within 3 business days of termination.

Performance Component	Beginning of Year Performance Expectation	Assessment of Performance for 2016
Operations and Compliance	Continue building a culture of flawless execution and operational excellence Maintain legal and financial compliance	Fully achieved
Technology and Innovation	Targeted development, deployment and commercialization of strategic products	Achieved goals, including the introduction of nearly 70 new products and services in the second half of 2016
Leadership
Continue to strengthen leadership and organizational capabilities
- Sales effectiveness
- ELT effectiveness

Effectively communicate business and integration updates to extended teams

Maintain focus on retention and engagement of BHI employees worldwide

Implement organizational changes required by new strategy (added for H2 2016)

Fully achieved goals including establishing a new executive leadership team within two days of the termination of the Halliburton Merger Agreement. The remaining organizational changes were implemented within 30 days of the termination of the Halliburton Merger Agreement.

Final Performance Scorecard 2016 Payout

When determining the funding pool for the performance scorecard bonus, the Compensation Committee considered not only the achievement of the performance goals above but they also considered additional accomplishments of the Senior Executives. Despite the continued downturn in the market and the distractions related to the Merger Agreement with Halliburton and the subsequent termination of the Merger Agreement, Senior Executives reorganized the Company following the termination of the Merger Agreement, effectively used the $3.5 billion breakup fee to optimize the Company’s capital structure, focused on the Company’s core strength as a product innovator and building a stronger sales organization and maximized shareholder value for the North American Land Pressure Pumping business while continuing to participate in this important market.

Based on these considerations, the Compensation Committee determined that Senior Executives significantly exceeded the 2016 strategic performance goals and approved a funding pool of 215% of target for the Performance Scorecard. The Committee approved a bonus under the program for Mr. Craighead at 215% of target or $1,272,635. Mr. Craighead then determined the bonus amounts for the other plan participants based on his assessment of their contribution towards the achievement of the performance goals. Bonus payouts were approved under the program for Ms. Ross, and Messrs. Chariag, Soucy, Mathieson and Crain in the amounts of $688,000, $557,263, $361,857, $437,780, and $120,000, respectively. Per his Letter Agreement, Mr. Crain was not eligible for a bonus under the Performance Scorecard for H2 2016.

Long-Term Incentive Compensation

The long-term incentive program allows Senior Executives to earn compensation over a number of years as a result of sustained financial performance over multiple years and/or of stock price performance. Consistent with our at-risk pay philosophy, long-term incentives comprise the largest portion of a Senior Executive's compensation package.

A primary objective of the long-term incentive plan is to align the interests of Senior Executives with those of our stockholders. Historically, the long-term incentive compensation has been composed of stock options, restricted stock and cash-based and, beginning in 2014, stock-based performance units. The Compensation Committee determines the total grant date value of long-term incentives to be granted to the Senior Executives as well as the form of long-term incentive compensation vehicles to be utilized. The awards granted to Senior Executives by the Compensation Committee vary each year and are based on factors such as competitive compensation information including the Survey Data, the demand for talent, cost considerations, the performance of the Company, the Senior Executive's performance and total compensation package as well as other factors the Compensation Committee deems critical to achieving the Company’s business objectives.

As noted previously, while pay for performance remains a key component in our compensation strategy, for 2016, retaining critical talent in light of the pendency of the Halliburton Merger was an overriding concern. Due to this talent retention concern, the long-term incentive awards granted to Senior Executives and all other employees receiving equity grants during the January 2016 award cycle were delivered in the form of service-based restricted stock units to be settled in shares of our Common Stock. Restricted stock unit awards provide Senior Executives the opportunity for capital accumulation and a more predictable long-term incentive value than stock options or performance-based awards. Additionally, restricted stock unit awards are intended to aid in the retention of Senior Executives through the use of a vesting schedule (generally one-third increments annually after the grant date for service-based awards).

For the 2017 award cycle, long-term incentive awards granted to Senior Executives were comprised of 50% performance-based restricted stock units and 50% service-based restricted stock units. The performance criteria is based on the Company’s ranking on revenue growth and return on capital versus peers.

The chart below illustrates the grant date target values of the long-term incentive awards granted to Senior Executives in 2016. Additionally, in connection with the promotions for Messrs. Chariag and Soucy, the Compensation Committee approved special long-term incentive awards for both as detailed in the chart below.

Senior Executives	Target Grant Value of 2016 Long-Term Incentive Annual Award	Target Grant Value of Special Long-Term Incentive Award
Martin S. Craighead	$9,570,000	-
Kimberly A. Ross	$3,579,400	-
Belgacem Chariag	$2,978,800	$2,000,000
Arthur L. Soucy	$2,234,100	$2,000,000
Derek Mathieson	$2,387,000	-
Alan R. Crain	$3,172,400 (1)	-

(1)	Pursuant to Mr. Crain's Letter Agreement, the restricted stock unit award granted on January 27, 2016 valued at $3,172,400 vested in full upon his retirement date.

Performance Unit Awards

Performance unit awards are designed to motivate the Senior Executives to achieve certain specific Company long-term performance goals during a three-year period. Performance units (settled in stock) are awards of a conditional number of shares with a set target value (e.g., 100 shares). The final number of shares our Senior Executives may receive under the program depends on how well we perform against the specified peer group with respect to specified performance goals established by the Compensation Committee with assistance from the Compensation Committee's independent compensation consultant.

Performance Periods and Metrics

The performance period for the only remaining open performance unit cycle closed on December 31, 2016. The chart below outlines the framework for 2014 - 2016 performance units.

Performance Period	Metrics	Peer Group	Determination of Unit Award Value	Payout Type
2014-2016	• Revenue Growth • Absolute ROCE • Change in ROCE	• Halliburton • NOV • Schlumberger • Weatherford
The number of performance units to vest is preliminarily determined by the Company's rank for each metric for each one-year period and over the three-year performance period compared to the peer group.

Settled in stock at the end of the performance period
	• Total Shareholder Return (TSR) Modifier	• OSX
The final number of vested units is modified upward or downward based on the Company's TSR at the end of the three-year performance period relative to the companies in the Philadelphia Stock Exchange Oil Service Sector Index (or OSX).

Determination of Unit Award Value

The amounts payable under the terms of the performance award program are based upon our performance during four performance measurement periods: one three-year performance measurement interval and three one-year performance measurement periods within that three-year period. As of the end of each measurement period, our performance is measured against the performance of our peer group members and 25% of the performance unit award value is determined. The final award is then modified based on our relative TSR performance the end of the three-year performance period.

Contingent number of share-based units granted at beginning of term	End of Year 1 • 25% of total unit modifier determined • BHI compared to peer group	End of Year 2 • 25% of total unit modifier determined • BHI compared to peer group	End of Year 3 • 25% of total unit modifier determined • BHI compared to peer group	Preliminary unit modifier calculated at end of term
End of Year 3 • 25% of total unit modifier determined • BHI compared to peer group
The two charts below determine the value for each ranking. The Revenue Growth matrix is used to determine the payout value for revenue growth and the Goal Payout Matrix is used to determine the payout value for ROCE overall.

Revenue Growth (50% of Unit Value)
Peer Group Rank	5th	4th	3rd	2nd	1st
Unit Value	—%	45%	90%	135%	200%

	ROCE
	(50% of Unit Value)
	Goal Payout Matrix:
R O C E % C h g	1st	130%	150%	165%	180%	200%
	2nd	100%	115%	125%	135%	165%
	3rd	65%	80%	90%	115%	135%
	4th	30%	45%	50%	80%	90%
	5th	—%	20%	35%	50%	70%
		5th	4th	3rd	2nd	1st
	ROCE

As set forth in the chart below, the TSR modifier adjusts the final award value upwards or downwards based on the Company’s relative TSR at the end of the three-year performance period against the companies in the OSX Index. Although the maximum number of shares an executive may receive is capped at 2X target, the value of the awards will track our Common Stock price which may provide additional compensatory leverage under the awards.

TSR Modifier (Performance Measured over Three-Years)
TSR Percentile Rank	Payout Multiple
Less than 25th Percentile	(30)%
25th Percentile	(15)%
50th Percentile	-
75th Percentile or Greater	30%

Final Award Value

The tables below outline how the unit value was determined for the 2014 - 2016 performance period. First, the preliminary unit value for the Company’s performance relative to the peer group for the Revenue Growth and ROCE metrics is calculated at 78.75%.

	Relative Performance Rank			Preliminary Unit Values
Period	Rev. Growth Rank	ROCE Rank (Absolute)	ROCE Rank (Improvement)	Rev. Growth Payout %	ROCE Payout %	Average
2014	2nd	4th	2nd	135.0%	115.0%	125.0%
2015	3rd	4th	4th	90.0%	45.0%	67.5%
2016	3rd	4th	5th	90.0%	20.0%	55.0%
3-Year (2014 - 2016)	3rd	4th	4th	90.0%	45.0%	67.5%
			Preliminary Unit Modifier (4-period avg. )			78.75%

Next, the Company’s TSR is calculated using the average share price during the 20-trading day period ending on the first and last business day of the performance period, assuming that any dividends paid are reinvested. The Company's TSR for the period from January 1, 2014 through December 31, 2016 was 25.88%, ranking first versus the OSX index resulting in a TSR multiplier of +30%.

Company	TSR	Company	TSR
Baker Hughes Incorporated	25.88%	National Oilwell Varco, Inc	(40.87)%
Halliburton Company	12.64%	Rowan Companies plc	(41.12)%
Helmerich & Payne, Inc.	9.63%	Oceaneering International, Inc.	(59.88)%
Nabors Industries Ltd.	6.87%	Diamond Offshore Drilling, Inc.	(63.16)%
Schlumberger Limited	3.15%	Transocean Ltd.	(65.18)%
Golar LNG Limited	(25.46)%	Weatherford International plc	(65.38)%
Oil States International, Inc.	(33.49)%	Bristow Group Inc.	(72.01)%
Core Laboratories N.V.	(33.95)%	Tidewater Inc.	(93.04)%

Finally, as a result of the preliminary unit value (78.75%) and the TSR multiplier (+30%) the final payout is 102.375% representing a payout in shares slightly above target for the performance period. The final payout is reflected below and will be made in March 2017.

Senior Executives	Target number of 2014 - 2016 Performance Units	Performance Payout	Final Shares Vested
Martin S. Craighead	46,007	102.375%	47,099
Kimberly A. Ross	36,000	102.375%	36,855
Belgacem Chariag	12,400	102.375%	12,694
Arthur L. Soucy	9,201	102.375%	9,419
Derek Mathieson	11,475	102.375%	11,747
Alan R. Crain	15,251	102.375%	15,613

Certain Tax Implications of Short-Term Incentives and Long-Term Incentives

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the PEO and the other NEOs other than the PFO unless the compensation is performance-based compensation as described in Section 162(m) of the Code and the related regulations. We generally intend that certain compensation paid to Senior Executives should qualify for deductibility as performance-based compensation under Section 162(m), including certain options and certain other long-term performance-based stock or cash awards granted pursuant to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the "2002 D&O Plan"). We may pay compensation to our Senior Executives that may not be deductible, including discretionary bonuses, bonuses under the AICPE, service-based restricted stock unit awards and certain other types of compensation.

We believe there are circumstances where the Company's interests are best served by maintaining flexibility in the manner in which compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible for tax purposes by the Company, the accounting rules pursuant to FASB ASC Topic 718 for fiscal year-end 2016 require that the portion of the tax benefit in excess of the financial compensation cost be recorded to additional paid-in capital.

Employee Benefits

We offer a variety of health and welfare and retirement programs to all eligible employees. The Senior Executives generally are eligible for the same broad-based benefit programs on the same basis as the rest of the employees who work in the United States. Programs that provide different levels of benefits for Senior Executives are noted in the descriptions below, including long-term disability, life insurance, the Executive Severance Plan, the Supplemental Retirement Plan (the "SRP") and Financial Counseling. We routinely benchmark our benefits programs against the competitive market and make modifications as we deem appropriate.

The following is a description of these programs and benefits for 2016:

Health Care

The health care program provides medical, prescription drug, dental and vision coverage for employee and eligible covered dependents as well as flexible spending accounts which allow employees to save pre-tax dollars for eligible health care and/or dependent day care expenses. A health savings account is offered to employees participating in the high deductible health plan. Generally, preventive services, including physical exams, are covered at 100% for all employees. Employees have access to certain continued medical coverage during retirement (pre-65) if they meet the retirement criteria of age 55 with 10 years of service. The retiree pays the full cost of pre-65 coverage. Eligible employees with a Retiree Medical Account balance may use the funds toward the cost of pre-65 or post-65 retiree coverage. Employees who meet defined criteria may be eligible to participate in the Retiree Health Reimbursement Arrangement (the “Retiree HRA”) following age 65. The Retiree HRA is a defined contribution type of retiree medical program under which the Company credits a notional account of an eligible retiree and eligible spouse with an amount determined by the Company each year (currently, approximately $1,600 for each eligible retiree and each eligible spouse for 2016 or the amount of a retiree’s accrued retiree medical account, if applicable).

Disability

The short-term disability program provides continuation of 100% of an employee's base pay for weeks 1-6 and 75% for weeks 7-26 if the employee is out due to injury, illness, or pregnancy and unable to work.

The long-term disability program provides continuation of a percentage of the employee’s base pay up to age 65 if the employee has a qualifying disability lasting longer than 26 weeks. Disability coverage options include Company paid core coverage equal to 50% income replacement or optional buy-up coverage equal to 60% income replacement. Executives, including Senior Executives, receive the buy-up option at no cost.

Life Insurance and Accidental Death and Dismemberment

The life insurance and accidental death and dismemberment programs provide financial protection for employees or their beneficiaries in the event of death. The Company provides life insurance and accidental death and dismemberment coverage at one times pay (two times pay for Executives). Executives, including Senior Executives, may purchase additional life insurance and accidental death & dismemberment coverage from 1-6 times pay. All employees have the option of purchasing supplemental life insurance, spouse and child life insurance as well as voluntary accidental death and dismemberment insurance. Various limits apply to each program.

Business Travel Accident Insurance

The business travel accident insurance program provides financial protection to employees or their beneficiaries in the event of accidental death, dismemberment, or paralysis while traveling on Company business in the amount of five times eligible pay up to $3,000,000.

Retirement Plans

The Pension Plan is a hybrid defined benefit retirement plan intended to comply with Section 401(a) of the Code that provides for annual pay credits of 2-4% of the first $265,000 of eligible compensation and interest credits based on the 30-year Treasury rate (with a floor interest rate of 2.4% per annum).

The Thrift Plan is a defined contribution retirement plan intended to comply with Section 401(a) of the Code that provides for an employer match and an age-based contribution of 5% and 2-5%, respectively, of the first $265,000 of eligible compensation. For the period March 27, 2016 through December 31, 2016, the Company suspended employer match and age-based contributions.

The SRP is a nonqualified defined contribution retirement intended to supplement the retirement benefits of a select group of management and provides for a basic contribution of 5% of the participant’s elective deferral under the SRP and 5% of the sum of the participant’s base compensation, AICPE and performance scorecard bonus for the calendar year (whether or not deferred) that exceeds the dollar limit under Section 401(A)(17) of the Code ($265,000 in 2016); the applicable age-based contribution that would have been made under the Thrift Plan but for the participant’s elective deferral under the SRP or the dollar limit under Section 401(A)(17) of the Code; and the applicable age-based contribution that would have been made under the Pension Plan but for the participant’s elective deferral under the SRP or the dollar limit under Section 401(A)(17) of the Code; plus deemed interest credits based upon the rate of earnings on selected notional investment funds.

The amounts of the Thrift Plan and SRP contributions and accruals for 2016 for our NEOs are included in the Summary Compensation Table (under the All Other Compensation column). The changes in values of the Pension Plan actuarial present values of the accumulated benefits of our NEOs are set forth in the Summary Compensation Table (under the Change in Pension Value column).

Employee Stock Purchase Plan

The Employee Stock Purchase Plan (the "ESPP") encourages and enables eligible employees to voluntarily acquire proprietary interests in the Company through the ownership of our Common Stock at a favorable price, thereby aligning their interests with the interests of our stockholders. Generally, employees may contribute 1-10% of base salary after tax up to a maximum contribution of $10,000 per year. The ESPP generally provides for six month offering periods. Employees may purchase our Common Stock at a price of 85% of Fair Market Value of the stock at the beginning or the end of the offering period, whichever is lower.

Executive Severance Plan

The Executive Severance Plan provides assistance to Executives, including Senior Executives, while they seek other employment following involuntary separations from service. Executives are eligible for 6-18 months of base salary based on their positions in the Company; and outplacement services are provided for 12 months (up to a maximum of $10,000 outplacement services in the aggregate).

Financial Counseling

In addition to Company-wide benefits, our Senior Executives may elect Company-paid professional financial planning and tax preparation services through a third party. We believe this service improves their understanding of the compensation and benefits programs offered by the Company and serves to maximize the retention and engagement value of our programs. It also allows them to more fully concentrate on our business success and comply with plan requirements. We do not reimburse executives for taxes paid on income attributable to this benefit.

Change in Control Agreements

We have entered into change in control agreements (“Change in Control Agreements”) with the Senior Executives, as well as certain other Executives. The Change in Control Agreements are described in the Payments Upon a Change in Control section. In 2012, the Compensation Committee adopted a new form of Change in Control Agreement that eliminated excise tax gross-up provisions for new hires.

Indemnification Agreements

We entered into an indemnification agreement with each of our directors and Senior Executives. These agreements provide that we will indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such persons under any directors' and officers' liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted in the State of Delaware and are in addition to any other rights the indemnitee may have under the Company's Restated Certificate of Incorporation, Bylaws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced Senior Executives and directors.

Stock Ownership Policy

The Board of Directors, upon the Compensation Committee's recommendation, adopted a Stock Ownership Policy for our Senior Executives to ensure that they have a meaningful economic stake in the Company. The policy is designed to satisfy an individual Senior Executive's need for portfolio diversification, while maintaining management stock ownership at levels intended to be high enough to assure our stockholders of management's commitment to value creation. In 2016, the stock ownership level for the Chairman, President and Chief Executive Officer was increased from 5x base salary to 6x base salary. Senior Executives are required to hold the number of shares valued at a multiple of their base salary, in the amounts listed below:

Chairman, President and Chief Executive Officer	6X Base Salary
Senior Vice President reporting to Chief Executive Officer	3X Base Salary
Corporate Vice Presidents reporting to Chief Executive Officer	2X Base Salary

A Senior Executive has five years to comply with the ownership requirement starting from the date of appointment to a position noted above. If a Senior Executive is promoted to a position with a higher ownership salary multiple, the Senior Executive has five years from the date of the change in position to reach the higher expected stock ownership level but he or she still must meet the prior expected stock ownership level within the original five years of the date first appointed to such prior position. Senior Executives who have not met the applicable stock ownership level within the time required are required to hold 75% of the net shares acquired from future exercises or vestings through the Company's equity compensation programs until the ownership levels are met. Net shares are the shares remaining after shares are sold or withheld, as the case may be, to pay any applicable option exercise price and/or satisfy any tax obligations.

The Compensation Committee annually reviews each Senior Executive's compensation and stock ownership levels to determine whether they are appropriate. In 2016, all of the NEOs were in compliance with the Stock Ownership Policy.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by the PEO and other NEOs for services r endered to the Company for the fiscal years ended December 31, 2016, 2015, and 2014.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5) ($)	All Other Compensation ($)		Total ($)
Martin S. Craighead - Principal Executive Officer	2016	1,233,173	—	9,569,977	—	2,185,916	42,293	429,923	(6)	13,461,282
	2015	1,250,000	—	9,569,978	—	2,144,063	15,279	552,415		13,531,734
	2014	1,236,538	—	6,673,788	2,658,109	3,932,503	33,345	447,422		14,981,705

Kimberly A. Ross - Principal Financial Officer	2016	800,000	—	3,579,393	—	1,181,920	9,997	235,535	(7)	5,806,845
	2015	800,000	—	3,579,380	—	832,000	8,439	150,856		5,370,674
	2014	132,308	600,000	3,567,720	—	281,357	3,992	13,925		4,599,302

Belgacem Chariag - President, Global Operations	2016	718,750	—	4,978,724	—	958,751	24,302	215,347	(8)	6,895,874
	2015	700,000	—	2,978,780	—	784,394	10,083	266,524		4,739,781
	2014	691,923	—	2,162,267	716,457	1,381,956	12,100	219,235		5,183,938

Arthur L. Soucy - President, Products and Technology	2016	622,211	—	4,234,043	—	622,570	56,698	295,816	(9)	5,831,338
	2015	605,000	—	2,234,113	—	809,689	11,932	475,730		4,136,464
	2014	598,269	—	1,625,532	531,605	934,377	11,531	221,294		3,922,608

Derek Mathieson - Chief Commercial Officer	2016	636,308	—	2,386,968	—	752,013	9,785	156,275	(10)	3,941,349
	2015	640,000	—	2,240,011	—	699,819	8,443	184,277		3,772,550
	2014	634,615	—	1,664,528	662,989	1,199,488	8,266	166,661		4,336,547

Alan R. Crain - SVP, Chief Legal and Governance Officer	2016	750,000	2,675,000	3,172,379	—	300,000	112,642	437,488	(11)	7,447,509
	2015	750,000	—	3,000,023	—	907,500	17,289	257,305		4,932,117
	2014	742,192	—	2,212,321	881,134	1,437,163	53,230	232,906		5,558,946
____________

(1)
The annual cash incentive paid to our NEOs is included in the column “Non-Equity Incentive Plan Compensation.” The amount under the Bonus column for Ms. Ross for 2014 includes a sign-on bonus of $60,000 and a bonus of $540,000 relating to the forfeiture of a bonus upon termination from her prior employer. The amount under the Bonus column for Mr. Crain for 2016 includes a lump sum payment of $2,000,000 in recognition of Mr. Crain's substantial contribution throughout the Halliburton Merger process, $300,000 in lieu of payments under AICPE and the performance scorecard bonus program for the second half of 2016, and $375,000 in consideration of a two-year non-compete agreement.

(2)
The amounts reported for 2016 reflect that the long-term incentive awards granted in 2016 were structured exclusively in the form of restricted stock unit awards. No stock options or performance unit awards were granted in 2016. The amount reflected in the "Stock Awards" column is the aggregate grant date fair value of $39.97 for the restricted stock unit awards granted to the NEOs on January 27, 2016, and $45.33 for the restricted stock unit awards granted to Messrs. Chariag and Soucy on May 23, 2016, and computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see “Note 7 - Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report under Item 8 of the Form 10-K for the year ended December 31, 2016.

(3)
The amount reflected in the "Option Awards" column is the aggregate grant date fair value of the awards made to NEOs, computed in accordance with FASB ASC Topic 718. The fair value of each grant is established on the date of grant using the Black-Scholes option-pricing model. The value ultimately realized by the executive upon the actual vesting of the exercise of the stock option(s) may or may not be equal to the FASB ASC Topic 718 determined value. For a discussion of valuation assumptions, see “Note 7 - Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report under Item 8 of the Form 10-K for the year ended December 31, 2016.

(4)
The amounts for the 2016 fiscal year include: (i) annual incentive plan bonuses earned under the AICPE for Mr. Craighead, Ms. Ross, and Messrs. Chariag, Soucy, Mathieson and Crain in the amounts of $913,282, $493,920, $401,487, $260,713, $314,234, and $180,000, respectively, (ii) cash-based awards based on performance scorecard goals for Mr. Craighead, Ms. Ross, and Messrs. Chariag, Soucy, Mathieson, and Crain in the amounts of $1,272,635, $688,000, $557,263, $361,857, $437,780, and $120,000, respectively.

(5)
This amount reflects the change in the present values of the NEOs’ accumulated benefits under the Baker Hughes Incorporated Pension Plan as well as above-market earnings on SRP or International Retirement Plan ("IRP") accounts. Certain NEOs had above-market earnings on their SRP or IRP accounts. The above-market earnings were the actual earnings deemed credited to the SRP or IRP accounts minus 120% of the long-term AFR, compounded monthly (3.14%, 3.16%, and 4.11% for 2016, 2015, and 2014, respectively). Mr. Craighead’s above-market earnings on his SRP accounts were $26,819, $0, and $17,652 for 2016, 2015, and 2014, respectively. Ms. Ross’ above-market earnings on her SRP accounts were $0 and $0 for 2016 and 2015, respectively. Mr. Chariag's above-market earnings on his IRP and SRP accounts were $13,796, $0, and $2,862 for 2016, 2015, and 2014, respectively. Mr. Soucy's above-market earnings on his SRP accounts were $44,441, $0 and $132 for 2016, 2015, and 2014, respectively. Mr. Mathieson’s above-market earnings on his SRP accounts were $0 for 2016, 2015, and 2014, respectively. Mr. Crain’s above-market earnings on his SRP accounts were $95,117, $0, and $35,209 for 2016, 2015, and 2014, respectively.

(6)
Amount for 2016 includes (i) $321,053 that the Company contributed to Mr. Craighead's SRP account, (ii) $61,500 in dividends earned on unvested restricted stock, (iii) $6,870 in life and disability insurance premiums paid by the Company on behalf of Mr. Craighead, (iv) $25,175 in employer matching and employer base contributions that the Company contributed to the Thrift Plan on behalf of Mr. Craighead; and (v) $15,325 for financial counseling.

(7)
Amount for 2016 includes (i) $177,710 that the Company contributed to Ms. Ross’ SRP account, (ii) $23,689 in dividends earned on unvested restricted stock, (iii) $5,248 in life and disability insurance premiums paid by the Company on behalf of Ms. Ross; (iv) $23,850 in employer matching and employer base contributions that the Company contributed to the Thrift Plan on behalf of Ms. Ross; and (v) $5,038 for financial counseling.

(8)
Amount for 2016 includes (i) $134,699 that the Company contributed to Mr. Chariag's SRP account; (ii) $36,631 in dividends earned on unvested restricted stock; (iii) $4,842 in life and disability insurance premiums paid by the Company on behalf of Mr. Chariag; (iv) $23,850 in employer matching and employer base contributions that the Company contributed to the Thrift Plan on behalf of Mr. Chariag; and (v) $15,325 for financial counseling.

(9)
Amount for 2016 includes (i) $92,953 that the Company contributed to Mr. Soucy's SRP account; (ii) $13,566 in dividends earned on unvested restricted stock; (iii) $4,457 in life and disability insurance premiums paid by the Company on behalf of Mr. Soucy; (iv) $23,850 in employer matching and employer base contributions that the Company contributed to the Thrift Plan on behalf of Mr. Soucy; (v) $15,325 for financial counseling; and, for the period Mr. Soucy worked on expatriate assignment, (vi) $141,969 for tax equalization payments related to taxable assignee benefits, $2,500 for relocation allowance, and $1,196 for personal expense reimbursements.

(10)
Amount for 2016 includes (i) $105,997 that the Company contributed to Mr. Mathieson's SRP account; (ii) $14,757 in dividends earned on unvested restricted stock; (iii) $4,599 in life and disability insurance premiums paid by the Company on behalf of Mr. Mathieson; (iv) $22,525 in employer matching and employer base contributions that the Company contributed to the Thrift Plan on behalf of Mr. Mathieson; and (v) $8,397 for financial counseling.

(11)
Amount for 2016 includes (i) $362,260 that the Company contributed to Mr. Crain's SRP account; (ii) $19,704 in dividends earned on unvested restricted stock; (iii) $5,045 in life and disability insurance premiums paid by the Company on behalf of Mr. Crain; (iv) $26,500 in employer matching and employer base contributions that the Company contributed to the Thrift Plan on behalf of Mr. Crain; (v) $15,325 for financial counseling; and (vi) $8,654 for accrued but unused vacation as of Mr. Crain's retirement date.

GRANTS OF PLAN-BASED AWARDS

This table discloses the number of restricted stock unit awards granted during 2016 and the grant date fair value of these awards. It also captures potential future payouts under the Company's non-equity incentive plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target ($)	Maximum ($)
Martin S. Craighead	1/27/2016			239,429	39.97	9,569,977
	N/A	1,479,808	3,255,577
Kimberly A. Ross	1/27/2016			89,552	39.97	3,579,393
	N/A	800,000	1,760,000
Belgacem Chariag	1/27/2016			74,525	39.97	2,978,764
	5/23/2016			44,120	45.33	1,999,960
	N/A	647,981	1,425,558
Arthur L. Soucy	1/27/2016			55,894	39.97	2,234,083
	5/23/2016			44,120	45.33	1,999,960
	N/A	420,764	925,682
Derek Mathieson	1/27/2016			59,719	39.97	2,386,968
	N/A	509,046	1,119,901
Alan R. Crain	1/27/2016			79,369	39.97	3,172,379
	N/A	300,000	660,000
________

(1)
Amounts represent potential payouts for the fiscal year 2016 performance year under the AICPE, as well as potential payouts for bonuses based on the performance scorecard. In February 2016, the Compensation Committee approved payouts at the target level as the minimum payout for the short-term incentive bonuses for fiscal year 2016.

(2)
Amounts shown represent the number of restricted stock units granted under the 2002 D&O Plan in 2016. Awards generally vest pro-rata over a three-year period beginning on the first anniversary of the grant date. Dividends are accrued throughout the year on restricted stock units and paid out once the unit vests. The dividend rate is determined by the Board of Directors on a quarterly basis. Restricted stock unit awards granted to Messrs. Chariag and Soucy on May 23, 2016 vest in full on the second anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2016 for the PEO and each NEO. The table also shows unvested and unearned stock awards assuming a market value of $64.97 per share (the closing market price of the Company's stock on December 30, 2016, the last trading day of 2016).

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price (1) ($)	Option Expiration Date (2)	Number of Shares or Units of Stock that have Not Vested (3) (#)	Market Value of Shares of Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Martin S. Craighead	46,178	23,089	72.70	7/14/2024	368,743	23,957,233	46,007	2,989,075
	59,148	29,575	56.73	1/22/2024
	89,066	—	47.75	7/24/2023
	94,033	—	45.21	1/24/2023
	88,980	—	39.30	7/16/2022
	73,696	—	47.44	1/25/2022
	22,300	—	77.00	7/19/2021
	27,600	—	62.32	1/26/2021
	27,500	—	49.17	7/21/2020
	2,115	—	47.28	1/19/2020
	3,427	—	29.18	1/21/2019
	9,716	—	77.2	8/11/2018
	10,674	—	69.92	1/23/2018
	9,801	—	82.28	7/25/2017
	3,400	—	67.16	3/30/2017
	4,391	—	68.54	1/24/2017

Kimberly A. Ross	—	—	—	—	88,539	5,752,379	36,000	2,338,920

Belgacem Chariag	12,446	6,224	72.70	7/14/2024	163,150	10,599,856	12,400	805,628
	15,942	7,972	56.73	1/22/2024
	24,508	—	47.75	7/24/2023
	25,875	—	45.21	1/24/2023
	18,208	—	39.30	7/16/2022
	22,619	—	47.44	1/25/2022
	7,500	—	77.00	7/19/2021
	9,300	—	62.32	1/26/2021
	11,600	—	49.17	7/21/2020
	12,000	—	47.28	1/19/2020

Arthur S. Soucy	9,235	4,618	72.70	7/14/2024	133,605	8,680,316	9,201	597,789
	11,829	5,915	56.73	1/22/2024
	19,656	—	47.75	7/24/2023
	20,752	—	45.21	1/24/2023
	18,480	—	39.30	7/16/2022
	15,306	—	47.44	1/25/2022
	8,200	—	77.00	7/19/2021
	10,100	—	62.32	1/26/2021
	6,100	—	49.17	7/21/2020
	7,200	—	47.28	1/19/2020

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price (1) ($)	Option Expiration Date (2)	Number of Shares or Units of Stock that have Not Vested (3) (#)	Market Value of Shares of Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	12,934	—	28.55	4/1/2019

Derek Mathieson	11,518	5,759	72.70	7/14/2024	90,262	5,864,322	11,475	745,531
	7,376	7,377	56.73	1/22/2024
	15,192	—	47.75	7/24/2023
	8,020	—	45.21	1/24/2023
	8,465	—	39.30	7/16/2022
	9,900	—	77.00	7/19/2021
	12,200	—	62.32	1/26/2021

Alan R. Crain (5)	15,307	7,654	72.70	12/29/2021	5,931	385,337	15,251	990,857
	19,607	9,804	56.73	12/29/2021
	34,398	—	47.75	12/29/2021
	36,316	—	45.21	12/29/2021
	28,583	—	39.30	12/29/2021
	23,673	—	47.44	12/29/2021
	12,500	—	77.00	7/19/2021
	1,604	—	62.32	1/26/2021
	14,600	—	49.17	7/21/2020
	10,134	—	47.28	1/19/2020
	7,982	—	39.52	7/22/2019
	8,158	—	29.18	1/21/2019
	9,824	—	77.20	8/11/2018
	10,793	—	69.92	1/23/2018
	11,471	—	82.28	7/25/2017
	9,461	—	68.54	1/24/2017
_________

(1)	The exercise price is equal to the closing market price of a share of our Common Stock on the last trading day prior to the grant date.

(2)	Each option grant has a ten-year term. Each option generally vests pro rata as to one-third of the option grant beginning on the first anniversary of grant date.

(3)	Each restricted stock award generally vests either pro rata as to one-third of the grant beginning on the first anniversary of grant date or cliff vests on the third anniversary of the grant date.

(4)	The amount payable under each performance unit award settled in stock is delivered in shares of our Common Stock at the end of a three-year period beginning with the fiscal year of the grant.

(5)
Under the terms and conditions of option awards granted under the 2002 Director & Officer Plan, options expire at the earlier of the option expiration date or five years from the date of retirement. Pursuant to Mr. Crain's Letter Agreement, all of his unvested restricted stock unit awards vested as of December 29, 2016, with the exception of one unvested restricted stock unit award granted on January 22, 2014, which vested on January 22, 2017.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding options and stock awards exercised and vested during 2016 for the NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Martin S. Craighead	—	—	89,638	3,568,899
Kimberly A. Ross	—	—	79,524	4,509,405
Belgacem Chariag	—	—	29,909	1,230,637
Arthur L. Soucy	—	—	20,122	800,146
Derek Mathieson	—	—	21,605	861,223
Alan R. Crain	—	—	143,886	8,577,147
____________

(1)
The value realized upon the exercise of the option award is determined by multiplying the number of shares acquired on exercise by the difference between the market price of the stock at exercise and the exercise price of the option.

(2)	The value realized upon the vesting of the stock awards is determined by multiplying the number of shares of stock by the closing price of the stock on the last trading date prior to the vesting date.

PENSION BENEFITS

The following table discloses the years of credited service of, present single-sum value of the accrued benefits for, and payments during the last fiscal year to each of the PEO and other NEOs under the Pension Plan. See “Compensation Discussion & Analysis, Employee Benefits, Retirement Plans” for a detailed description of the benefits provided under the Pension Plan.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
Martin S. Craighead	Pension Plan	15	156,824	—
Kimberly A. Ross	Pension Plan	2	22,428	—
Belgacem Chariag	Pension Plan	7	29,828	—
Arthur L. Soucy	Pension Plan	8	77,514	—
Derek Mathieson	Pension Plan	8	57,796	—
Alan R. Crain	Pension Plan	15	189,148	—
____________

(1)
The number of years of credited service is less than the actual years of service for Messrs. Craighead and Crain because the Pension Plan was not adopted until 2002. Mr. Craighead is eligible for early retirement (as that term is defined under the Pension Plan) which allows him to receive his plan benefits on his early retirement date rather than waiting until the normal retirement age of 65. Mr. Crain retired on December 29, 2016.

(2)
For a discussion of valuation assumptions, see “Note 14 - Employee Benefit Plans” of the Notes to Consolidated Financial Statements included in our Annual Report under Item 8 of the Form 10-K for the year ended December 31, 2016.

NONQUALIFIED DEFERRED COMPENSATION

The following table discloses contributions, earnings and balances to each of the PEO and other NEOs under the SRP that provides for compensation deferral on a non-tax-qualified basis. See “Compensation Discussion & Analysis, Employee Benefits, Retirement Plans” for a detailed description of the deferred compensation benefits.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Martin S. Craighead	273,159	321,053	160,754	—	4,959,359
Kimberly A. Ross	—	177,710	727	—	281,596
Belgacem Chariag	87,360	134,699	46,943	—	1,309,551
Arthur L. Soucy	190,555	92,953	82,332	—	1,555,303
Derek Mathieson	89,378	105,997	1,776	(163,062)	651,108
Alan R. Crain	45,000	362,260	187,677	—	3,500,547
____________

(1)	Amounts shown in the “Executive Contributions in Last FY” column are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	Amounts shown in the “Registrant Contributions in Last FY” column are also included in the “All Other Compensation” column of the Summary Compensation Table.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR TERMINATION

We have entered into Change in Control Agreements with each of the Senior Executives. The agreements are intended to provide for continuity of management in the event of a change of control. The term of each agreement is for a three-year period and automatically extends for an additional two years from the effective date of the agreement unless we have given eighteen months prior notice that the agreement will not be extended.

If the pending Transaction with GE is completed, it will constitute a Change in Control of the Company under the Change in Control Agreements. However, for purposes of any long-term incentive awards granted after the date of the Transaction Agreement, the term “Change in Control of the Company” does not include the consummation of any of the transactions contemplated by the Transaction Agreement except in the event of a termination of employment by the Senior Executive for good reason or by the Company or its successor without cause following the closing of the Transaction. At that point, all remaining forfeiture restrictions applicable to then outstanding long-term incentive awards granted after the date of the Transaction Agreement would immediately lapse.

Payments in the Event of a Change in Control

If a Change in Control were to have occurred on December 31, 2016, whether or not the Senior Executive incurred a termination of employment in connection with the Change in Control, the Senior Executive would have become entitled to receive the following under the terms of the Change in Control Agreements, the SRP, the AICPE and awards under the 2002 D&O Plan:

•	all outstanding options to acquire our stock, granted prior to October 30, 2016, would have become fully vested and immediately exercisable;

•	all outstanding restricted stock awards and restricted stock units granted prior to October 30, 2016 would have become fully vested and non-forfeitable;

•
shares equal to the number of performance units (settled in shares and granted prior to October 30, 2016) specified in the Senior Executive's performance unit award agreement, multiplied by the number of days during the performance period through December 31, 2016, divided by the number of days during the performance period;

•
for grandfathered Senior Executives, a lump-sum cash payment (a “gross-up” payment) in an amount equal to the excise taxes that may be imposed under the “golden parachute” rules on payments and benefits received in connection with the Change in Control. The gross-up payment would make the Senior Executive whole for the excise taxes (and for all taxes on the gross-up payment) in respect of payments and benefits received pursuant to all the Company's plans, agreements and arrangements (including for example, acceleration of vesting of equity awards);

•	accelerated vesting of all the Senior Executive's accounts under the SRP, to the extent not already vested;

•
reimbursement for any legal fees and expenses incurred by the Senior Executive in seeking in good faith to enforce the Change in Control Agreement or in connection with any tax audit or proceeding relating to the application of parachute payment excise taxes to any payment or benefit under the Change in Control Agreement; and

•
an amount equal to his/her annual incentive bonus computed as if the target level of performance had been achieved, multiplied by a fraction, the numerator of which is the number of the Senior Executive's months of participation during the calendar year through the date of Change in Control, and the denominator of which is 12.

In general, “Change in Control” means

•	the individuals who are incumbent directors cease for any reason to constitute a majority of the members of our Board of Directors;

•
the consummation of a merger of us or our affiliate with another entity, such as the pending Transaction with GE, unless the individuals and entities who were the beneficial owners of our voting securities outstanding immediately prior to such merger own, directly or indirectly, at least 50% of the combined voting power of our voting securities, the surviving entity or the parent of the surviving entity outstanding immediately after such merger;

•
any person, other than us, our affiliate or another specified owner (as defined in the Change in Control Agreements), becomes a beneficial owner, directly or indirectly, of our securities representing 30% or more of the combined voting power of our then outstanding voting securities;

•
a sale, transfer, lease or other disposition of all or substantially all of our assets (as defined in the Change in Control Agreements) is consummated (an “asset sale”), unless (i) the individuals and entities who were the beneficial owners of our voting securities immediately prior to such asset sale own, directly or indirectly, 50% or more of the combined voting power of the voting securities of the entity that acquires such assets in such asset sale or its parent immediately after such asset sale in substantially the same proportions as their ownership of our voting securities immediately prior to such asset sale or (ii) the individuals who comprise our Board of Directors immediately prior to such asset sale constitute a majority of the board of directors or other governing body of either the entity that acquired such assets in such asset sale or its parent (or a majority plus one member where such board or other governing body is comprised of an odd number of directors); or

•	our stockholders approve a plan of complete liquidation or dissolution of us.

Payments in the Event of a Change in Control and Termination of Employment by the Senior Executive for Good Reason or by the Company or its Successor Without Cause

Pursuant to the Change in Control Agreements, the Company (or its successor) will pay severance benefits to a Senior Executive if the Senior Executive's employment is terminated following, or in connection with, a Change in Control, unless: (i) the Senior Executive resigns without good reason; (ii) the Company terminated the employment of the Senior Executive for cause; or (iii) the employment of the Senior Executive is terminated by reason of death or disability.

If a Senior Executive had met the criteria for payment of severance benefits due to the occurrence of an involuntary termination of employment and a Change of Control on December 31, 2016, the Senior Executive would have become entitled to receive the following benefits in addition to the benefits described above under “Payments in the Event of a Change in Control":

•	a lump-sum payment equal to three times the Senior Executive's highest base salary (as defined in the Change of Control Agreement);

•
a lump-sum payment equal to the Senior Executive's highest bonus amount (as defined in the Change of Control Agreement), prorated based upon the number of days of his/her service during the performance period (reduced by any payments received by the Senior Executive under the Company's annual incentive bonus, in connection with the Change in Control if the Senior Executive's termination of employment occurs during the same calendar year in which the Change in Control occurs);

•
a lump-sum payment equal to three times the greater of (i) the Senior Executive's earned highest bonus amount or (ii) the Senior Executive's highest base salary multiplied by the Senior Executive's applicable multiple, which, as of December 31, 2016, was 1.2 for Messrs. Craighead, Soucy, and Mathieson, and 1.0 for Ms. Ross and Mr. Chariag;

•	all outstanding restricted stock awards and restricted stock units granted on or after October 30, 2016 would have become fully vested and non-forfeitable;

•	continuation of accident and health insurance benefits for an additional three years;

•
a lump-sum payment equal to the sum of (i) the cost of the Senior Executive's perquisites in effect prior to his/her termination of employment for the remainder of the calendar year and (ii) the cost of the Senior Executive's perquisites in effect prior to his/her termination of employment for an additional three years;

•
a lump-sum payment equal to the undiscounted value of the benefits the Senior Executive would have received had the Senior Executive continued to participate in the Thrift Plan, the Pension Plan and the SRP for an additional three years, assuming for this purpose that:

(1)	the Senior Executive's compensation during that three-year period were his/her highest base salary and highest bonus amount; and

(2)	the Senior Executive's contributions to and accruals under those plans remained at the levels in effect as of the date of the Change in Control or the date of termination, whichever is greater;

•
eligibility for our retiree medical program if the Senior Executive would have become entitled to participate in that program had he/she remained employed for an additional three years. The value of this benefit is the aggregate value of the medical coverage utilizing the assumptions applied under FASB ASC Topic 715, Compensation-Retirement Benefits;

•	a lump-sum payment equivalent to 36 multiplied by the monthly basic life insurance premium applicable to the Senior Executive's basic life insurance coverage on the date of termination;

•	a lump-sum payment of $30,000 for outplacement services; and

•
a lump-sum payment equal to the amount of interest that would be earned on any of the foregoing payments subject to a six-month payment delay under Section 409A using the six-month London Interbank Offered Rate plus two percentage points, excluding Mr. Chariag.

Payments Upon Death or Disability

If the Senior Executive had terminated employment with us on December 31, 2016 due to death or disability, the Senior Executive would have received the following:

•	all outstanding restricted stock awards granted by us would have become fully vested and non-forfeitable;

•	all outstanding stock options granted by us would have become fully vested and exercisable;

•
shares equal to the number of performance units (settled in shares) specified in the Senior Executive's performance unit award agreement, multiplied by the number of days during the performance period through December 31, 2016, divided by the number of days during the performance period;

•	accelerated vesting of all the Senior Executive's accounts under the SRP, to the extent not already vested; and

•
an amount equal to the Senior Executive's earned annual incentive bonus, prorated based upon the number of months of the Senior Executive's participation in the annual incentive bonus during the calendar year.

Payments Upon Retirement

If the Senior Executive had terminated employment on December 31, 2016 and met the eligibility requirements for retirement under the 2002 D&O Plan and the annual incentive bonus, the Senior Executive would have received the following benefits:

•	all outstanding stock options granted by us would have become fully vested and exercisable;

•
shares equal to the number of performance units (settled in shares) specified in the Senior Executive's performance unit award agreement, multiplied by the number of days during the performance period through December 31, 2016, divided by the number of days during the performance period;

•	accelerated vesting of all the Senior Executive's accounts under the SRP, to the extent not already vested; and

•
an amount equal to the Senior Executive's earned annual incentive bonus, prorated based upon the number of months of the Senior Executive's participation in the annual incentive bonus during the calendar year.

Payments Upon Involuntary Termination of Employment Not In Connection With a Change in Control

The Baker Hughes Executive Severance Plan provides for payment of certain benefits to the Senior Executives as a result of an involuntary termination of employment provided that (i) the executive signs a release agreement substantially similar to the form of release agreement set forth in the Executive Severance Plan, (ii) during the two-year period commencing on the date of termination of employment, the Senior Executive complies with the non-competition and non-solicitation agreements contained in the Executive Severance Plan and (iii) the executive does not disclose our confidential information. Any amounts payable under the Executive Severance Plan are reduced by the amount of any severance payments payable to the Senior Executive by us under any other plan, program or individual contractual arrangement.

If the Senior Executive meets the criteria for payment of severance benefits due to an involuntary termination, we will pay the Senior Executive the following benefits:

•	a lump-sum cash payment equal to one and one-half times the Senior Executive's annual base salary in effect immediately prior to his/her termination of employment;

•	outplacement services for a period of 12 months, but not in excess of $10,000; and

•
if the Senior Executive's termination of employment results from a reduction of employment or the elimination of the Senior Executive's job, an amount equal to the Senior Executive's earned annual incentive bonus, prorated based upon the number of months of the Senior Executive's participation in the annual incentive bonus during the calendar year.

Termination of Employment for Any Reason

If the Senior Executive had terminated employment with us on December 31, 2016 for any reason, including resignation or involuntary termination of employment for cause, the Senior Executive would have been entitled to receive those vested benefits to which the Senior Executive is entitled under the terms of the employee benefit plans in which the Senior Executive is a participant as of the Senior Executive's date of termination of employment. Unless the Senior Executive incurred a termination of employment by us for cause, the Senior Executive would also have been entitled to any vested outstanding stock options.

Letter Agreement with Alan R. Crain

The Company entered into a letter agreement with Mr. Alan R. Crain, effective July 29, 2016 (the “Letter Agreement”). The Letter Agreement outlines the terms of Mr. Crain’s retirement, which occurred on December 29, 2016. The Letter Agreement generally provides that while employed, Mr. Crain would continue to receive his base salary and employee benefits. He was eligible for a short-term performance bonus for the first six months of 2016 under both the AICPE and the performance scorecard bonus program, both of which were guaranteed in the aggregate amount of $300,000. He was not eligible for a short-term bonus under either the AICPE or the performance scorecard bonus program for the second half of 2016 but was paid a fixed $300,000 bonus for this period. He was eligible to receive the payout of the 2014 Performance Unit Awards to be paid in March 2017. Upon retirement, he was eligible for certain retirement benefits, including a separation payment of $1,170,000, an additional payment of $375,000 in consideration of a non-compete agreement, and the accelerated vesting of restricted stock awards. The Letter Agreement provides that Mr. Crain is not entitled to any severance benefits under any change in control arrangement. Accordingly, Mr. Crain would not be entitled to any payments or benefits that are based on or otherwise relate to the subsequent Transaction with GE. The Letter Agreement is subject to a one-year non-solicitation and confidentiality restriction and a two-year non-compete agreement.

Letter Agreement with Kimberly A. Ross
To mitigate the potential adverse tax consequences to the Company and Ms. Ross under Sections 280G and 4999 of the Internal Revenue Code arising from compensation that will or may become payable to her in connection with the Transaction, pursuant to a letter agreement dated December 30, 2016, the Company provided her with the following on December 30, 2016 (rather than on the scheduled dates in the first quarter of 2017):

•
the $400,000 guaranteed bonus for the first six months of 2016 for which she is eligible under the AICPE and the performance scorecard program (such bonus was originally scheduled to be paid in March 2017); and

•	accelerated vesting of 50,687 restricted stock units granted to her in 2015 and 2016 under the 2002 Director & Officer Plan (such vesting was originally scheduled to occur in January 2017).
Ms. Ross would have been required to reimburse the Company for the bonus payment and restricted stock units (net of applicable tax withholding) if, prior to the original payment or vesting date, her employment had been terminated by the Company for "cause" or she had resigned without "good reason."
The letter agreement also affirms Ms. Ross’ continued obligations under her Executive Agreement with the Company, including confidentiality, non-competition and non-solicitation of customers and employees, and her continued rights under her Change in Control Agreement and her Indemnification Agreement with the Company.

Potential Payments Upon Termination or a Change in Control

The table below assumes a termination date or change in control date of December 31, 2016, the last business day of the fiscal year. The value of equity compensation awards (accelerated vesting of stock options and restricted stock awards/units) is based on the closing price of our common stock of $64.97 on the New York Stock Exchange on December 30, 2016, the last trading day of 2016.

	Martin S. Craighead ($)	Kimberly A. Ross (1) ($)	Belgacem Chariag ($)	Derek Mathieson ($)	Arthur L. Soucy ($)
Payments Upon a Change in Control Without Termination of Employment
Accelerated Vesting of Option Awards (2)	—	—	65,689	60,786	48,740
Accelerated Vesting of Restricted Stock Awards	24,307,362	9,163,085	10,729,847	5,949,326	8,790,160
Payment in Settlement of Performance Unit Awards Settled in Shares	—	2,338,920	805,628	745,531	597,789
SRP Vesting	—	109,437	—	—	—
Excise Tax Gross-Up	—	—	—	—	—
Annual Incentive Bonus	1,479,808	800,000	647,981	509,046	420,764
TOTAL	25,787,170	12,411,442	12,249,145	7,264,689	9,857,453

Payments in the Event of a Change in Control and Termination of Employment With Good Reason or by the Company Without Cause
Accelerated Vesting of Option Awards (2)	—	—	65,689	60,786	48,740
Accelerated Vesting of Restricted Stock Awards	24,307,362	9,163,085	10,729,847	5,949,326	8,790,160
Payment in Settlement of Performance Unit Awards Settled in Shares	—	2,338,920	805,628	745,531	597,789
Excise Tax Gross-Up (3)	—	—	3,076,555	—	2,829,239
Severance Payment	9,680,152	4,880,035	4,500,000	4,224,000	4,290,000
Highest Bonus Amount Prorated	1,976,717	826,678	750,000	667,234	511,258
Continuation of Accident and Health Insurance Benefits	58,335	47,215	57,687	57,609	43,795
Perquisite Payment	69,389	—	51,375	5,400	56,907
Payment for Loss of Thrift Plan, SRP and Pension Plan Accruals	1,130,161	628,984	546,521	422,191	464,488
Life Insurance Premium Payment	13,046	8,698	7,610	6,958	6,578
SRP Vesting	—	109,437	—	—	—
Outplacement Services	30,000	30,000	30,000	30,000	30,000
Retiree Medical	—	—	—	—	8,767
Interest Paid for Section 409A Six-Month Delay	187,888	91,716	—	79,743	81,253
TOTAL	37,453,050	18,124,768	20,620,912	12,248,778	17,758,974

Payments upon Death or Disability
Accelerated Vesting of Option Awards (2)	—	—	65,689	60,786	48,740
Accelerated Vesting of Restricted Stock Awards	24,307,362	9,163,085	10,729,847	5,949,326	8,790,160
Payment in Settlement of Performance Unit Awards Settled in Shares	—	2,338,920	805,628	745,531	597,789
Annual Incentive Bonus (4)	1,479,808	800,000	647,981	509,046	420,764
TOTAL	25,787,170	12,302,005	12,249,145	7,264,689	9,857,453

	Martin S. Craighead ($)	Kimberly A. Ross (1) ($)	Belgacem Chariag ($)	Derek Mathieson ($)	Arthur L. Soucy ($)
Payments upon Retirement (2)
Accelerated Vesting of Option Awards	—	—	—	—	—
Payment in Settlement of Performance Unit Awards Settled in Shares	—	—	—	—	—
Annual Incentive Bonus	1,479,808	—	—	—	—
TOTAL	1,479,808	—	—	—	—

Payments Upon Involuntary Termination of Employment Not in Connection with a Change of Control
1½ x Base Salary	1,875,000	1,200,000	1,125,000	960,000	975,000
Outplacement Services	10,000	10,000	10,000	10,000	10,000
Annual Incentive Bonus (4)	1,479,808	800,000	647,981	509,046	420,764
TOTAL	3,364,808	2,010,000	1,782,981	1,479,046	1,405,764
____________

(1)
As of December 31, 2016, Ms. Ross did not have any outstanding option awards or performance units (settled in cash), was not vested in the SRP, and would not have been eligible for interest payments. Pursuant to her Change in Control Agreement, she is not eligible for excise tax gross-up or perquisite payments.

(2)
As of December 31, 2016, Mr. Craighead is retirement eligible under the terms of the performance unit awards and stock options granted to them and under the terms of the AICPE. Ms. Ross and Messrs. Mathieson and Soucy are not retirement eligible under the terms of the performance unit awards and stock options granted to them or under the terms of the AICPE.

(3)
The amounts listed reflect gross-up payment estimates as of December 31, 2016. It is estimated that payments occurring at a near future date upon a change in control and termination of employment would generate a gross-up payment for Mr. Craighead of approximately $7,000,000.

(4)	The NEOs receive an amount equal to the earned annual incentive bonus, reduced so it reflects only participation prior to separation from service.

COMPENSATION COMMITTEE REPORT

The Compensation Committee held eight meetings during fiscal year 2016. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to stockholders.

Anthony G. Fernandes (Chair)
Clarence P. Cazalot, Jr.
William H. Easter III
Claire W. Gargalli
Pierre H. Jungels

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2016, the Compensation Committee consisted of Messrs. Fernandes (Chair), Cazalot, Easter and Jungels and Ms. Gargalli, all of whom were independent directors. None of the members of the Compensation Committee who served during 2016 has served as an officer or employee of the Company and none of the Company's executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the Company's Board of Directors.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules. The proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to express their views on the Company's executive compensation. Because this is an advisory vote, this proposal is not binding upon the Company; however, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal.

We believe that our compensation policies and decisions are focused on pay for performance principles, as well as being strongly aligned with the long-term interests of our stockholders and being competitive in the marketplace. As discussed previously in the Compensation Discussion and Analysis section, while modifications were made for our 2016 compensation programs in light of challenges to retain a strong talent base in the current environment and while under the Halliburton Merger Agreement, the Company remains committed to our long-term pay for performance philosophy. The Company's principal compensation policies, which enable the Company to attract and retain strong and experienced senior executives, include:

•	rewarding performance that supports the Company's core values of integrity, teamwork, performance, learning and courage;

•	providing a significant percentage of total compensation that is variable because it is at risk, based on predetermined performance criteria;

•	requiring significant stock holdings to align the interests of senior executives with those of stockholders;

•	designing competitive total compensation and rewards programs to enhance our ability to attract and retain knowledgeable and experienced senior executives; and

•	setting compensation and incentive levels that reflect competitive market practices.

We are asking our stockholders to indicate their support for our named executive officer compensation program as described in this Proxy Statement. This is an advisory vote to approve named executive officer compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company's stockholders approve, on an advisory basis, the named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative disclosures, of the SEC's rules.”

Recommendation of the Board of Directors

Your Board of Directors recommends a vote FOR approval, on an advisory basis, of the compensation programs of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative disclosures, of the SEC's rules.

PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF THE HOLDING OF AN ADVISORY VOTE ON EXECUTIVE COMEPNSATION

As described in Proposal 2 above, in accordance with Section 14A of the Exchange Act, our stockholders are being provided the opportunity to cast an advisory vote to approve the compensation program of our NEOs, referred to as a “say-on-pay vote.” This Proposal 3 provides our stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual stockholder meetings (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal 3, our stockholders may vote to have the say-on-pay vote every year, every two years or every three years. Our stockholders may also abstain from voting on this proposal.
Our Board believes that a say-on-pay vote should be conducted every year so that our stockholders may express their views on our executive compensation program and our Compensation Committee can consider the outcome of these votes in making its decisions on executive compensation annually.
Vote Required
Stockholders are not voting to approve or disapprove our Board’s recommendation. Instead, you may cast your vote on your preferred voting frequency by choosing any of the following four options with respect to this proposal: “ONE YEAR,” “ TWO YEARS,” “THREE YEARS” or “ABSTAIN.”
The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be considered as the frequency for the non-binding advisory vote on executive compensation that has been selected by stockholders. However, because the vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of the stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option that receives the highest number of votes by our stockholders.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote for a frequency of "ONE YEAR" for future non-binding stockholder votes to approve the compensation of the Company's executive officers.

AUDIT/ETHICS COMMITTEE REPORT

The Audit/Ethics Committee is comprised of three members, each of whom is independent, as defined by the standards of the NYSE, the rules of the SEC, and under the Company's policy for director independence (“Policy for Director Independence”). Under the Charter of the Audit/Ethics Committee, the Audit/Ethics Committee assists the Board of Directors in overseeing matters relating to the accounting and reporting practices of the Company, the adequacy of the Company's disclosure controls and internal controls, the quality and integrity of the quarterly and annual financial statements of the Company, the performance of the Company's internal audit function and the review and pre-approval of the current year audit and non-audit fees with the Company's Independent Registered Public Accounting Firm. The Audit/Ethics Committee also oversees the Company's policies with respect to risk assessment and risk management and compliance programs relating to legal and regulatory requirements.

During the year ended December 31, 2016, the Audit/Ethics Committee held eight meetings and otherwise met and communicated with management and with Deloitte & Touche LLP (“Deloitte & Touche”), the Company's Independent Registered Public Accounting Firm for 2016. Deloitte & Touche discussed with the Audit/Ethics Committee various matters under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees.” The Audit/Ethics Committee also discussed with Deloitte & Touche its independence from the Company and received the written disclosures and the letter from Deloitte & Touche concerning independence as required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit/Ethics Committee also reviewed the provision of services by Deloitte & Touche not related to the audit of the Company's financial statements and not related to the review of the Company's interim financial statements as it pertains to the independence of Deloitte & Touche. Deloitte & Touche also periodically reported the progress of its audit of the effectiveness of the Company's internal control over financial reporting.

The Audit/Ethics Committee reviewed and discussed with management the Company's financial results prior to the release of earnings. In addition, the Audit/Ethics Committee reviewed and discussed with management, the Company's internal auditors and Deloitte & Touche, the interim financial information included in the March 31, 2016, June 30, 2016 and September 30, 2016 Form 10-Qs prior to their being filed with the SEC. The Audit/Ethics Committee also reviewed and discussed the Company's audited financial statements for the year ended December 31, 2016 with management, the Company's internal auditors and Deloitte & Touche. Deloitte & Touche informed the Audit/Ethics Committee that the Company's audited financial statements for the year ended December 31, 2016 are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America. Deloitte & Touche also informed the Audit/Ethics Committee that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit/Ethics Committee also monitored and reviewed the Company's procedures and policies relating to the requirements of Section 404 of SOX and related regulations.

Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit/Ethics Committee, the Audit/Ethics Committee recommended to the Board of Directors, and the Board has approved, that the financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

James A. Lash (Chairman)
Gregory D. Brenneman
J. Larry Nichols

FEES PAID TO DELOITTE & TOUCHE LLP

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte Entities”) billed or will bill the Company or its subsidiaries for the aggregate fees set forth in the table below for services provided during fiscal years 2016 and 2015. These amounts include fees paid or to be paid by the Company for (i) professional services rendered for the audit of the Company's annual financial statements, review of quarterly financial statements and audit services related to the effectiveness of the Company's internal control over financial reporting, (ii) assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and (iii) professional services rendered for tax compliance, tax advice, and tax planning.

	2016 $	2015 $
	(in millions)	(in millions)
Audit fees	14	16
Audit-related fees
Halliburton Merger & Integration Fees	0.1	1.1
All Other Audit-Related Fees	0.2	0.2
Tax fees	0.3	0.6
All Other	0.1	0.5
Total	14.7	18.4

Audit fees include fees related to the audit of the Company's annual financial statements, including fees related to the statutory audit requirements of most of our subsidiaries in foreign countries, review of quarterly financial statements and audit services related to the effectiveness of the Company's internal control over financial reporting.

Audit-related fees are primarily for audit services not directly related to the Company's annual financial statements, for example audits related to possible divestitures or reorganization activities, assistance in connection with various registration statements and debt offerings, proxy statements and similar matters.

Tax fees are primarily for the preparation of income, payroll, value added and various other miscellaneous tax returns in 36 of the more than 80 countries where the Company operates. The Company also incurs local country tax advisory services in these countries. Examples of these kinds of services are assistance with audits by the local country tax authorities, acquisition and disposition advice, consultation regarding changes in legislation or rulings and advice on the tax effect of other structuring and operational matters.

In addition to the above services and fees, Deloitte Entities provide audit and other services to various Company-sponsored benefit plans which fees are incurred by and paid by the respective plans. Fees paid to Deloitte Entities for these services totaled approximately $0.4 million in 2016 and $0.6 million in 2015.

Pre-Approval Policies and Procedures

The Audit/Ethics Committee has adopted guidelines for the pre-approval of all audit and permitted non-audit services by the Company's Independent Registered Public Accounting Firm. The Audit/Ethics Committee will consider annually and, if appropriate, approve the provision of audit services by its Independent Registered Public Accounting Firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit/Ethics Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. All of the services and related fees described above under “audit fees,” “audit-related fees," “tax fees” and "all other" were approved under the Guidelines for Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm and pursuant to Section 202 of SOX.

PROPOSAL NO. 4
RATIFICATION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit/Ethics Committee has selected the firm of Deloitte & Touche as our Independent Registered Public Accounting Firm to audit the Company's books and accounts for the year ending December 31, 2017. Deloitte & Touche served as our Independent Registered Public Accounting Firm for fiscal year 2016. While the Audit/Ethics Committee is responsible for the appointment, compensation, retention, termination and oversight of the Independent Registered Public Accounting Firm, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of Deloitte & Touche as our principal Independent Registered Public Accounting Firm. If the stockholders fail to ratify the selection, the Audit/Ethics Committee will reconsider whether to retain Deloitte & Touche and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit/Ethics Committee may, in its discretion, direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if it determines that such change would be in the Company's best interests and in the best interests of our stockholders.

Deloitte & Touche's representatives will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm for 2017.

PROPOSAL NO. 5
STOCKHOLDER PROPOSAL REGARDING A MAJORITY VOTE STANDARD FOR ALL NON-BINDING STOCKHOLDER PROPOSALS

The following proposal was submitted to Baker Hughes by Newground Social Investment, SPC (with an address of 10033 12th Avenue NW, Seattle, Washington 98177) on behalf of the Equality Network Foundation, who is the owner of 65 shares of the Company’s Common Stock, and is included in this Proxy Statement in compliance with SEC rules and regulations. The proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.
Stockholder Proposal
RESOLVED: Baker Hughes Incorporated ("Baker Hughes") shareholders ask the Board to take or initiate steps to amend Company governing documents to provide that all non-binding matters presented by shareholders shall be decided by a simple majority of the votes cast FOR and AGAINST an item. This policy would apply to all such matters unless shareholders have approved higher thresholds, or applicable laws or stock exchange regulations dictate otherwise.
Supporting Statement:
This proposal seeks greater transparency, clarity, and understanding around how informed stockholders vote on shareholder proposals. In voting, the meaning of "Abstain" is defined by the Oxford English dictionary as:
To formally decline to vote either FOR or AGAINST a proposal...
A "simple majority" formula, therefore, includes votes cast FOR and AGAINST (but not abstentions). It provides the most democratic, clear, and accurate picture of the intent of shareowners who are both informed and decided, while not including the votes of those who, by definition, have declined to express an opinion.
When voters choose to mark ABSTAIN (whether they are confused, disinterested, or lack time to become fully informed), it is apparent that their votes should be regarded as neither FOR nor AGAINST a proposal.
However, Baker Hughes unilaterally counts ABSTAIN votes as if AGAINST every shareholder item.

•	Is it reasonable for Baker Hughes to assert it knows the will of undecided voters (and to artificially construe abstentions in favor of management)?
The Company has written as if its use of the Delaware "default standard" (which includes abstentions) is obligatory. However, Delaware does not mandate this nominal 'standard' - it is assigned when companies do not proactively choose "simple majority" voting.

•	Half our Company's peers use a simple majority formula, and GE, our merger partner, also strikes abstentions from voting Formulas.
Research demonstrates that the so-called 'default standard' systematically disadvantages shareholders: http://blt.ly/Voting-Research Corporate-Secretary.
How? It does this by:

•	Depressing the appearance of support for stockholder concerns.
The math is simple: When abstaining shareholders decline to express an opinion, but instead are treated as if they voted AGAINST a proposal, the tally is lowered and Baker Hughes benefits (because it routinely opposes stockholder proposals).

•	Subverting vote outcomes.
Historically, these practices have allowed companies to describe numerous true majority votes on shareholder proposals as, instead, having 'failed'.

•	Distorting communication.
Annual meetings offer the sole opportunity for most shareholders to communicate with Boards. Counting abstentions as de facto votes AGAINST shareholder proposals, management changes how outcomes are reported and how the public perceives support for stockholder concerns.
In contrast to how shareholder proposals are treated, Baker Hughes' Director Election (where management prefers the appearance of strong support) does not count abstentions. Thus, management and shareholder proposals are not treated "equally" or "identically"; though Baker Hughes has complete discretion over such voting inconsistencies.
To avert voting discrepancies like these, the Council of Institutional Investors has declared: "...abstentions should be counted only for purposes of a quorum."
THEREFORE:     Support fairness, accuracy, and good governance at Baker Hughes - vote FOR this simple majority proposal.

Recommendation of the Board of Directors
The Board of Directors recommends a vote AGAINST the stockholder proposal regarding a simple majority vote standard for all non-binding stockholder proposals for these reasons:
Opposition Statement of the Company:
The Board of Directors is committed to strong corporate governance and it is its fiduciary duty to act in the best interests of the Company’s stockholders. We consider every proposed governance change carefully, taking into account company-specific facts and circumstances, together with significant stockholder engagement and input. We also consider the possible interaction among governance features, including recently implemented or proposed corporate governance changes, in order to avoid unintended consequences to the Company and our stockholders.
In recent years, we have taken several steps to change our corporate governance policies as corporate governance standards have evolved. These actions include, but are not limited to: declassifying our Board of Directors; requiring the Company’s corporate secretary to call special stockholder meetings following a request from the holders of 25% of the Company’s voting stock; and implementing a majority voting standard in uncontested director elections, along with a resignation policy for incumbent directors who do not receive a majority vote. Through these and other actions, the Board has consistently and continuously demonstrated its commitment to good corporate governance.
Our vote counting methodology is consistent with Delaware law.
Baker Hughes is incorporated in the State of Delaware. As a result, the Delaware General Corporation Law (the “DGCL”) governs the voting standards applicable to actions taken by our stockholders. These standards do not prevent corporate change and growth; rather they are in place to ensure that fundamental changes to our corporate governance procedures only occur when a broad consensus of stockholders exists. We believe that our current majority voting standard is consistent with current corporate governance best practices and helps to protect against actions by short-term or private interest-driven stockholders seeking to promote their own agendas. In addition, with our open stockholder engagement policies and practices, we believe that strong channels of communication clearly exist for the Board and management to stay abreast of our stockholders’ concerns and interests.
Section 216(2) of the DGCL states that, unless otherwise specified by a corporation’s certificate of incorporation or bylaws, when a quorum is present, the “affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote” is required to approve any matter brought before the meeting of stockholders, other than the election of directors. By adopting this as the default standard, the DGCL acknowledges that any shares that abstain from voting on such matters constitute shares that are present and entitled to vote. As a result, in the vote tabulation for matters that require the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote, abstentions are not included in the numerator (because they are not votes “for” the matter) but are included in the denominator as shares entitled to vote. Or, more simply, shares abstaining have the practical effect of being voted “against” the matter under the default voting standard established by the DGCL.
Delaware corporations are permitted to use their discretion to determine their voting practices. While it is true that the DGCL does not mandate the use of this exact standard, it does require that Delaware corporations adopt at least this standard as the default standard for voting. Anything beyond this standard is at the corporation’s discretion. Our Board is proactive in ensuring that it remains familiar with corporate governance developments and the policies adopted by our peers, including those pertaining to voting standards applicable to actions taken by our stockholders. Accordingly, we have exercised the discretion afforded to us by the DGCL and have determined that the default standard set forth in Section 216(2) of the DGCL is best suited for addressing the concerns and capturing the intent of our stockholders in casting votes on matters presented at annual stockholder meetings.
The supporting statement to the proposal notes that our merger partner, General Electric (“GE”) adopts a standard whereby abstentions are not included in the vote counts that determine shareholder action. However, the voting policies of GE, a New York corporation, are governed by the New York Business Corporation Law (“NYBCL”). Section 614 of the NYBCL adopts a different default standard from that of the DGCL, which focuses only on votes “for” or “against” and ignores “abstain” votes for purposes of vote counting. Thus, GE’s voting standard is consistent with the default standard set by its governing authority, as ours is.
Our vote counting methods apply identically to stockholder-sponsored and management-sponsored proposals.
Abstentions from voting are treated the same for both management and stockholder proposals: they are counted and have the same effect as a vote “against” the relevant proposal. Our bylaws provide only one exception to this, for the election of directors. However, the proponent’s proposal calls for a “simple majority” vote to determine “all non-binding matters presented by shareholders.” If this proposal is approved, it would not affect the vote counting policies for proposals concerning the election of directors or proposals submitted by management, and would only impact those proposals submitted by stockholders. As it stands, our voting policy applies in the same manner to both management proposals and stockholder proposals. For example, in our 2016 Proxy Statement, management sponsored a policy to approve the advisory resolution on executive compensation. Abstention votes had the same effect as they did on stockholder sponsored proposals that we included in the 2016 Proxy Statement-they uniformly counted as votes “against” the proposals. Thus, the vote counting method we use does not favor management-sponsored proposals over stockholder proposals. They are, in fact, treated equally.
We are transparent about our voting policies, and stockholders are aware of the treatment and effect of abstentions; counting abstention votes honors the intent of the stockholders.
Stockholders typically have three voting choices for a particular proposal: “for,” “against” and “abstain". In our Proxy Statement we describe how each of these voting choices will be treated in tabulating votes, including the counting of abstentions, and the vote required to approve each proposal. Our stockholders are informed that if they vote “abstain” on a matter other than the election of directors, their vote will have the practical effect of a vote “against” the proposal. Thus, when voters choose to mark “abstain” on their ballots, they are aware of the impact that this will have on the overall vote.
In evaluating the results of our stockholder votes, we review the number of “for,” “against,” and “abstain” votes cast and consider this when determining the support that a particular proposal has received. Because stockholders are informed that an “abstain” vote has the effect of voting against a particular proposal, stockholders who affirmatively cast an “abstain” vote seek to send a different message from those who cast an “against” vote. Furthermore, the proxy voting guidelines published by certain stockholder groups and institutions recommend “abstain” votes under specified circumstances. The proponent’s proposal would disregard such “abstain” votes, and potentially disenfranchise those stockholders and others who make the informed choice to “abstain” on a particular matter. To review our description of vote counting, including the treatment of abstentions, please see "Voting Securities” on page 4 of this Proxy Statement.
Our voting policies are consistent with those of our peers.
As noted on page 24 above, our Peer Group consists of us and four other companies identified by the Compensation Committee as being our main industry competitors. Of these companies, three out of four adopt the same voting policy that we adopt (i.e., that “abstain” votes are counted as votes “against” any matter being considered at a meeting of stockholders, with the exception of the election of directors), contrary to the proponent’s statement that half of our peers use a simple majority formula.
Changing the voting procedure would not be in the best interests of our stockholders.
The proponent’s proposal advocates lowering the approval standard for stockholder voting (that is, making approval easier) by ignoring abstentions in vote tabulation. However, we believe that changing the required approval standards for proposals would not be in the best interests of our stockholders. It is our view that, except with respect to the election of directors and matters that require, statutorily or otherwise, a different vote, the onus should be on the proponents of a proposal, whether management or a stockholder, to be able to persuade a majority of those present and eligible to vote to affirmatively vote “for” the matter for it to be approved. Simply because a proponent is unable to do this does not warrant a change in a widely-adopted voting policy to a policy that would artificially inflate the significance of votes “for” a particular matter.
Our voting standard protects stockholders.
The proponent’s proposal states that the voting practices we currently adopt systematically disadvantages stockholders. In reality, our voting standard is actually a safeguard for our stockholders against actions by short-term or self-interested stockholders who may, at times, pursue narrow agendas irrespective of the best interests of the Company or the Company’s stockholders as a group. If the vote standard were based only on “for” and “against” votes, decisions on matters that did not attract significant voter participation could be made by small percentages of stockholders representing narrow interests. In addition, our standard, because it applies equally to management proposals other than the election of directors, ensures that management proposals also cannot be approved without significant support from stockholders.
Faced with similar proposals in 2016, stockholders overwhelmingly did not support the adoption of the proposed vote counting methodology.
In 2016, eight companies included a proposal related to a simple majority vote counting methodology from Investor Voice, Newground Social Investment or the Equality Network Foundation in their annual meeting proxy statements. Each of those proposals (except one, whose results were not disclosed) received less than 15% support from stockholders, with the majority receiving under 10% support. Additionally, the Equality Network Foundation submitted a similar proposal for inclusion in our 2016 Proxy Statement. When put to a shareholder vote, this proposal received the support of only 7.23% of the votes cast at the meeting.
We also note that based on our review of prior annual meeting voting results, the counting of abstention votes as shares entitled to vote has not been determinative of the outcome of any stockholder proposal submitted at our annual stockholder meetings in recent years. While we are committed to strong corporate governance practices, we do not believe that this proposal will enhance our governance in any meaningful way.
For the foregoing reasons, the Board of Directors recommends a vote AGAINST the stockholder proposal regarding a majority vote standard for all non-binding stockholder proposals.

ANNUAL REPORT

The Annual Report, which includes audited financial statements for the fiscal year ended December 31, 2016, accompanies this Proxy Statement only if you have requested that a copy of this Proxy Statement be mailed to you. The Annual Report is also available electronically by following the instructions in the E-Proxy Notice, as described in the “Proxy Statement-Information About the Notice of Internet Availability of Proxy Materials” section of this Proxy Statement. However, the Annual Report is not part of the proxy soliciting information. In addition, a copy of our Annual Report is available in print at no cost to any stockholder that requests it by writing to us at Corporate Secretary, c/o Baker Hughes Incorporated, 17021 Aldine Westfield Road, Houston, Texas 77073.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by Baker Hughes under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit/Ethics Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2018 Annual Meeting must be received by the Company between October 10, 2017 and November 9, 2017 to be properly brought before the 2018 Annual Meeting and to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting. Such proposals should be mailed to the Company's Corporate Secretary, c/o Baker Hughes Incorporated, 17021 Aldine Westfield Road, Houston, Texas 77073. Nominations of directors by stockholders must be received by the Chairperson of the Governance and HS&E Committee of the Company's Board of Directors, P.O. Box 4740, Houston, Texas 77210-4740 or the Corporate Secretary, c/o Baker Hughes Incorporated, 17021 Aldine Westfield Road, Houston, Texas 77073 between October 10, 2017 and November 9, 2017 to be properly nominated before the 2018 Annual Meeting, although the Company is not required to include such nominees in its Proxy Statement.

OTHER MATTERS

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

ANNEX A

BAKER HUGHES INCORPORATED

CORPORATE GOVERNANCE GUIDELINES
(As Amended and Restated January 26, 2017)

These Baker Hughes Incorporated Corporate Governance Guidelines are established by the Board of Directors (“Board”) as the principles for conduct of the Company’s business affairs to benefit its stockholders.

Board

The responsibility of the members of the Board is to exercise their business judgment to act in what they reasonably believe to be in the best interest of the Company and its stockholders. In addition to the Board’s general oversight of management’s performance of its responsibilities, the principal functions of the Board acting directly or through its Committees (as defined in “Committees of the Board”) include:

•	Providing effective oversight of the governance of the affairs of the Company in order to maximize long-term benefit to the stockholders;

•	Maintaining a viable succession plan for the office of the Chief Executive Officer (“CEO”) of the Company and other members of senior management;

•	Evaluating the performance of the Board and identifying and recruiting new members for the Board;

•	Reviewing and approving long-term business plans;

•	Appointing, approving the compensation and overseeing the work of the independent auditors;

•	Overseeing certain compliance related issues, including accounting, internal audit, disclosure controls and internal controls, enterprise risk management and environmental policies;

•	Reviewing quarterly earnings release and quarterly and annual financial statements to be filed with the Securities and Exchange Commission (“SEC”);

•	Evaluating and setting the compensation of the CEO and other members of senior management; and

•	Adopting an appropriate governance policy.

Selection and Qualification of Directors

The Governance and Health, Safety and Environmental Committee (the “Governance and HS&E Committee”) will annually assess the needs of the Company and the Board in order to recommend to the Board the director candidates who will further the goals of the Company in representing the long-term interests of the stockholders. In particular, the Governance and HS&E Committee will assess the special skills, expertise and backgrounds relevant to the Company’s business to determine whether or not a candidate has the character traits and breadth of business knowledge to make him or her an effective director, based on previously established criteria, as described in Exhibit A, “Guidelines for Membership on the Board of Directors”. The Governance and HS&E Committee will annually assess the contributions of the directors whose terms expire at the next Annual Meeting of Stockholders and recommend to the Board if they should be nominated for re-election by stockholders. The Board will propose a slate of nominees to the stockholders for election to the Board at the next Annual Meeting, as described in Exhibit B, “Selection Process for New Board of Directors Candidates.”

Independence

The Board will be comprised of a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”), as described in Exhibit C, “Policy for Director Independence, Audit/Ethics Committee Members and Audit Committee Financial Expert.” Annually, the Board will review the relationship that each director has with the Company to determine that the director has no material relationship with the Company, its affiliates or any member of the senior management of the Company, subject to additional qualifications prescribed under the listing standards of the NYSE. The Company will not make any personal loans or extensions of credit to directors or executive officers.

Size and Term of the Board
In accordance with the Company’s Bylaws, the Board determines the number of directors on the Board, which currently will consist of not more than 12 directors. In accordance with the Company’s Restated Certificate of Incorporation, at each Annual Meeting of Stockholders, directors shall be elected for a term of one year ending on the date of the Annual Meeting of Stockholders following the annual meeting at which the directors were elected and will serve until their successors are elected and qualified or until his or her earlier death, retirement, resignation or removal. Stockholders may propose nominees for consideration by the Governance and HS&E Committee, as described in Exhibit D, “Policy and Submission Procedures for Stockholder Recommended Director Candidates,” by submitting within the prescribed time period the name and supporting information to: Chairman, Governance and HS&E Committee of the Board of Directors, P.O. Box 4740, Houston, Texas 77210-4740 or to the Corporate Secretary, c/o Baker Hughes Incorporated 17021 Aldine Westfield Road, Houston, Texas 77073 to be properly nominated before the next Annual Meeting of Stockholders, although the Company is not required to include such nominees in its proxy statement. Between such annual meetings, the Board may elect directors to serve until the next annual meeting.

Voting for Directors

Any nominee for director in an uncontested election who receives a “withhold” vote representing a majority of the votes cast for his or her election will be required to submit a letter of resignation to the Governance and HS&E Committee of the Board of Directors. The Governance and HS&E Committee will consider all of the relevant facts and circumstances and recommend to the Board of Directors whether or not the resignation should be accepted. For the purposes of this Section, an “uncontested election” shall mean an election in which the number of nominees as of the record date for the meeting at which directors are to be elected does not exceed the number of directors to be elected at such meeting.

Director Orientation and Continuing Education

The Governance and HS&E Committee will periodically review and recommend to the Board a director orientation program that includes an initial and continuing orientations providing the director with comprehensive information about the Company’s business, one-on-one meetings with senior management and other officers of the Company, an overview of the Director Reference Manual and tours of the Company’s operations. The directors will be provided with continuing education materials covering upcoming seminars and conferences.

Independent Advisors

The Board and the Committees of the Board have the right at any time to retain independent outside financial, legal or other advisors.

Executive Sessions

The Board will meet in executive session with the CEO after each Board meeting. In addition, the independent directors of the Company will meet in executive session following each regularly scheduled Board meeting without any inside director or Company executives present. These executive session discussions may include any topic relevant to the business affairs of the Company as determined by the independent directors.

Lead Director

The Governance and HS&E Committee will review and recommend to the Board a director to serve as Lead Director during executive sessions of the independent members of the Board. The Lead Director will be elected by the independent members of the Board; preside at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of independent directors; serve as liaison between the Chairman and the independent directors; have the authority to call meetings of the independent directors; work with the Chairman in developing Board meeting agendas, schedules, and information provided to the Board; and communicate with significant stockholders when appropriate on matters involving broad corporate policies and practices.

Stockholder Communications

In order to provide the stockholders of the Company and other interested parties with a direct and open line of communication to the Company’s Board, procedures have been established, as described in Exhibit E, “Stockholder Communications with the Board of Directors.”

Termination of Independent Director Status

In accordance with the Company’s Bylaws, an independent director shall not stand for reelection as a director of the Company at the Annual Meeting following any of the occurrences set forth below. The following provisions may be waived by the Board (excluding the affected director) if the Board determines that such waiver would be in the best interest of the Company and its stockholders.

Retirement:	The director's 75th birthday.
Attendance:	Any fiscal year in which a director fails to attend at least 66% of the meetings of the Board and any Committees of the Board on which the director serves.

Termination of Inside Director Status

In accordance with the Company’s Bylaws, an inside director must resign from the Board: (i) at the time of any diminution of his or her responsibilities as an officer; (ii) at the time of termination of employment by the Company for any reason; or (iii) on the annual meeting date following the director’s 75th birthday.

Conflict of Interest

The Board expects each director, as well as senior management and employees, to act ethically at all times. Independent directors may not serve on more than four other boards of publicly listed companies in addition to the Company’s Board of Directors. No officer of the Company may serve on a board of any company having a present or retired employee on the company’s Board. Additionally, officers of the Company may not serve as directors of any other publicly held companies without the approval of the Governance and HS&E Committee. The CEO may serve on no more than three boards of publicly held companies, while other officers may serve on no more than one board of a publicly held company or for-profit company. Members of Audit/Ethics Committee of the Board may not simultaneously serve on the audit committees of more than three public companies. If an independent director serving on the Company’s Board is asked to join another board of directors, prior notice shall be given to the Chairman of the Governance and HS&E Committee and the Corporate Secretary of the Company. If an actual or potential conflict of interest arises for a director or senior management, the individual shall promptly inform the CEO or the Board. Any waivers of the Company’s Business Code of Conduct for a director or senior management will be determined by the Board or its designated Committee and will be publicly disclosed.

Board Compensation and Evaluation Procedures

Compensation: The Governance and HS&E Committee will annually review director compensation and recommend any changes to the Board.

Evaluation: Any director may at any time provide the Chairman of the Governance and HS&E Committee an evaluation of another director. Questions and observations regarding the evaluation of a director will be referred, as necessary, to the Lead Director. The directors will perform an annual evaluation on the performance and effectiveness of the Audit/Ethics Committee in accordance with the regulations of the Public Company Accounting Oversight Board.

Board Functions

Board Meetings: The Board will hold five regular meetings per year to handle recurring business, with special meetings called as appropriate. Directors are expected to attend all scheduled Board and     Committee meetings.

Special Meetings: The number of scheduled Board meetings will vary with circumstances and special meetings will be called as necessary.

Annual Meetings of Stockholders: The Company’s Annual Meeting of Stockholders provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with members of the Company’s Board on matters relevant to the Company. It is the Company’s policy to request and encourage all of the Company’s directors and nominees for election as directors to attend in person the Annual Meeting of Stockholders.

Agenda Items: The Chairman will be responsible for setting the agenda for and presiding over the Board meetings. Individual directors are encouraged to contact the Chairman with respect to any proposed agenda items that the director believes should be on the agenda. The Corporate Secretary will endeavor to timely provide to the directors all written Board materials to be covered in regular meetings prior thereto.

Committees of the Board

The Board has constituted five standing Committees: Governance and HS&E Committee, Audit/Ethics Committee, Compensation Committee, Finance Committee and Executive Committee. Each Committee shall be comprised solely of independent directors, except for the Executive and Finance Committees. The Chairman of the Board serves on the Executive Committee. Any independent member of the Board may attend any Committee meeting as an observer.

The Governance and HS&E Committee annually proposes Committee assignments and chairmanships to the Board. Each Committee member is elected by the Board, including the designation by the Board of one person to serve as Chairman of each Committee. On an annual basis, each Committee shall perform an evaluation of the Committee and its activities.

Governance and HS&E Committee

Purpose: The Committee’s purpose is to develop and recommend to the Board a set of corporate governance principles applicable to the Company (“Corporate Governance Guidelines”) and to oversee compliance with, conduct reviews of and recommend appropriate modifications to such Corporate Governance Guidelines. The Committee is also responsible for assisting the Board of Directors in providing oversight of the Company’s policies and management systems with respect to health, safety and environmental matters.

Principal Responsibilities: The Committee will have the oversight responsibility for recruiting and recommending candidates for election to the Board, with advice of the Company’s Chairman and CEO. The Committee will periodically conduct a review of criteria for Board membership against current needs of the Board to ensure timeliness of the criteria. The Committee will also be responsible for monitoring compliance with these Corporate Governance Guidelines adopted by the Board, and updating such guidelines when appropriate. The Committee will also review and recommend director compensation to the Board. The Committee’s Charter shall be posted on the Company’s website.

The Committee shall be responsible for reviewing and, as appropriate, recommending changes to the health, safety and environmental policies of the Company and shall monitor compliance with such policies including related legislation and regulations.

Composition: The Committee will be comprised of not less than three nor more than six directors. All members of the Committee will be independent, as that term is defined in the NYSE corporate governance listing standards.

Meetings: The Committee will meet at least two times per year as determined by the Board with special meetings called by the Board or the Committee as necessary.

Audit/Ethics Committee

Purpose: The Committee’s purpose is to assist the Board with oversight of: (i) the integrity of the Company’s financial statements and reporting system, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors.

Principal Responsibilities: The principal responsibilities of the Committee are: (i) to provide assistance to the Board in fulfilling its responsibility in matters relating to the accounting and reporting practices of the Company, the adequacy of the Company’s internal controls over financial reporting and disclosure controls and procedures; and the quality and integrity of the financial statements of the Company; and (ii) to oversee the Company’s compliance programs. The independent auditor is ultimately accountable to the Board and the Committee, as representatives of the Company’s stockholders, and shall report directly to the Committee. The Committee has the ultimate authority and direct responsibility to select, appoint, evaluate, compensate and oversee the work, and, if necessary, terminate and replace the independent auditor. The Committee shall conduct or authorize investigations into any matters within its scope of responsibilities.

The Committee shall engage independent counsel and other advisors, as the Committee deems necessary to carry out its duties. The Committee has the sole authority to approve the fees paid to any independent advisor retained by the Committee, and the Company will provide funding for such payments. The Company shall provide funding for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee will review the composition, expertise and availability of the Committee members on an annual basis. The Committee will also perform a self-evaluation of the Committee and its activities on an annual basis. The Committee will meet in executive session at each regularly scheduled meeting, including separate, private meetings with the independent auditors, internal auditors, general counsel and compliance officer. The Committee’s Charter shall be posted on the Company’s website.

The Committee’s compliance responsibilities will include the recommendation of and monitoring of compliance with the Company’s Business Code of Conduct and Foreign Corrupt Practices Act Policy, establishing formal procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters, (ii) the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters, and (iii) the protection of reporting employees from retaliation as described in Exhibit F, “Procedures for the Receipt, Retention and Treatment of Complaints”; reviewing in conjunction with counsel (i) any legal matters that could have significant impact on the organization’s financial statements; (ii) correspondence and material inquiries received from regulators or governmental agencies; and (iii) all matters relating to the ethics of the Company and its subsidiaries; coordinate the Company’s compliance with inquiries from any government officials concerning legal compliance in the areas covered by the Business Code of Conduct and the Foreign Corrupt Practices Act Policy; and review the Company’s compliance with its environmental policy on an annual basis.

Composition: The Committee will be comprised of not less than three non-employee directors who are (i) independent (as defined by Section 10A(m)(3) of the Securities Exchange Act of 1934 and the regulations thereunder and the NYSE) and (ii) financially literate (as interpreted by the Board in its business judgment). Such Committee members may not simultaneously serve on the audit committee of more than three publicly held companies, including the Company. At least one member of the Committee will have accounting or related financial management expertise and at least one member of the Committee will be an “audit committee financial expert,” as defined by the SEC. The audit committee financial expert must have: an understanding of GAAP and financial statements; experience in the (a) preparation, auditing, analyzing or evaluating of financial statements of generally comparable issuers and (b) application of such principles in connection with the accounting for estimates, accruals and reserves; an understanding of internal accounting controls and procedures for financial reporting; and an understanding of audit committee functions.

Meetings: The Committee meets at least five times per year as determined by the Board, with special meetings called by the Board or the Committee as necessary.

Compensation Committee

Purpose: The purpose of the Compensation Committee will be to discharge the Board’s responsibilities relating to compensation of the Company’s executives. The Committee will have overall responsibility for reviewing and evaluating and, as applicable, approving the officer compensation plans of the Company. It is also the purpose of the Committee to produce an annual report on executive compensation for inclusion in the Company’s proxy statement for the Annual Meeting of Stockholders.

Principal Responsibilities: The principal responsibility of the Committee will be to ensure that the senior executives of the Company are compensated effectively in a manner consistent with the stated compensation strategy of the Company, internal equity considerations and competitive practice. The Committee will also communicate to the stockholders of the Company, the Company’s compensation policies and the reasoning behind such policies as required by the rules and regulations of the SEC. These responsibilities include reviewing from time to time and approving the Company’s stated compensation strategy to ensure that management is rewarded appropriately for its contributions to Company growth and profitability and that the executive compensation strategy supports organization objectives and stockholder interests; reviewing compensation programs to ensure that such programs do not encourage unnecessary or unreasonable risk; reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives, and determining the CEO’s compensation level based on this evaluation; reviewing annually and determining the individual elements of total compensation of the CEO, including annual salary, annual bonus and long-term incentive compensation, and reporting such determination to the Board, provided, however, that the salary, bonus and other long-term incentive compensation will be subject to the approval of the Board. The Committee also reviews the outcome of the stockholder advisory vote on senior executive compensation when making future compensation decisions for executive officers. The Committee reviews with the CEO matters relating to management succession. The Committee’s Charter shall be posted on the Company’s website.

Composition: The Committee will be comprised of not less than three nor more than six of its independent and non-employee members. Such directors will meet the requirements for “independent” pursuant to the listing standards of the NYSE and shall meet the requirements for “disinterested independent directors” pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

Meetings: The Committee will meet at least three times per year as determined by the Board.

Finance Committee

Purpose: The Committee’s purpose will be to review and monitor the financial structure of the Company to determine that it is consistent with the Company’s requirements for growth and fiscally sound operation.

Principal Responsibilities: The Committee will be responsible for the review and approval of (i) public offerings; (ii) debt and other financings; (iii) review and recommend to the Board any dividend changes; (iv) budget and long-range plans; (v) credit facilities; and (vi) foreign exchange exposure and derivative contracts. In addition, the Committee will periodically review the Company’s activities with credit rating agencies, its policy governing approval levels for capital expenditures and funding thereof and its investment policy. The Committee’s Charter shall be posted on the Company’s website.

Composition: The Committee will be comprised of not less than three nor more than six of its non-employee members.

Meetings: The Committee will meet at least two times per year as determined by the Board with special meetings called by the Board or the Committee as necessary.

Executive Committee

Principal Responsibilities: The Committee will act in the stead of the Board during intervals between Board meetings and may exercise all of the authority of the Board in the business and affairs of the Company, except where action by the full Board is specifically required. More specifically, the Committee will be responsible for advising and aiding the officers of the Company in all matters concerning its interests and the management of its business. When the Board is not in session, the Committee has and may exercise all the powers of the Board, so far as such may be delegated legally, with reference to the conduct of the business of the Company, except that the Committee will not take any action to amend the Restated Certificate of Incorporation or the Bylaws, to amend its Charter, to elect Directors to fill vacancies on the Board, to fix the compensation of Directors for service in any capacity, to fill vacancies on the Committee or change its membership, to elect or remove officers of the Company or to declare dividends. The Committee’s Charter shall be posted on the Company’s website.

Composition: The Committee will be comprised of not less than three directors, a majority of which shall be non-management and one of which shall be the Chairman of the Board. The Chairman of the Board shall serve as the Chairman of the Committee unless the Board elects a different director to serve as Chairman. In the absence of the Chairman of the Committee, the Lead Director of the Board will serve as Chairman of the meeting.

Meetings: The Committee will meet from time to time during the year, as needed.

Interaction with Management

Evaluation of the CEO

The Compensation Committee with input from the Board will annually review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of such goals and objectives, and determine the CEO’s compensation level based on this evaluation and other relevant information. The Committee shall also review annually and determine the individual elements of total compensation of the CEO, including annual salary, annual bonus and long-term incentive compensation and report such determination to the Board, provided, however, that the annual salary, annual bonus and long-term incentive compensation shall be subject to the approval of the Board.

Succession Planning

The Board and the Compensation Committee share the responsibility for succession planning. The Committee shall maintain and review with the Board a list for the Board of potential successors to the CEO. The Chairman shall review management succession planning with the Compensation Committee on an annual basis, and provide a report to the Board.

Attendance at Board and Committee Meetings

The Chairman will routinely invite senior management to attend Board meetings. The Board or any Committee may request the presence of any Company employee at any Board or Committee meeting. In addition, the Chairman will invite such other managers and outside experts to the Board meetings in situations where such persons can aid the Board in its deliberations.

Access to Management

Directors will have complete access to management and management will be available to the Board with respect to any questions regarding Company issues.

Interpretation of Guidelines

These Guidelines provide a framework for governance of the Company and the Board. The Board recognizes that situations may dictate variations from the Guidelines in order to respond to business changes and the needs of the stockholders. In addition, the Guidelines shall be revised and updated from time-to-time. Accordingly, the Guidelines do not constitute invariable rules nor shall they preclude the Board from acting in variance thereto at any time in the future.

The Board endorses and supports the Company’s Core Values and Keys for Success:

Core Values
Integrity:
We believe integrity is the foundation of our individual and corporate actions that drives an organization of which we are proud.

•	We are a responsible corporate citizen committed to the health and safety of people, protection of the environment, and compliance with laws, regulations, and company policies.

•	We are honest, trustworthy, respectful and ethical in our actions.

•	We honor our commitments.

•	We are accountable for our actions, successes and failures.

Teamwork:
We believe teamwork leverages our individual strengths.

•	We are committed to common goals.

•	We expect everyone to actively participate on the BHI team.

•	We openly communicate up, down, and across the organization.

•	We value the diversity of our workforce.

•	We willingly share our resources.
Performance:
We believe performance excellence will drive the results that differentiate us from our competitors.

•	We focus on what is important.

•	We establish and communicate clear expectations.

•	We relentlessly pursue success.

•	We strive for flawless execution.

•	We work hard, celebrate our successes and learn from our failures.

•	We continuously look for new ways to improve our products, services and processes.
Learning:
We believe a learning environment is the way to achieve the full potential of each individual and the company.

•	We expect development throughout each individual’s career by a combination of individual and company commitment.

•	We learn from sharing past decisions and actions, both good and bad, to continuously improve performance.

•	We improve by benchmarking and adopting best practices.
Courage:
We believe courage empowers us to lead boldly and act decisively.

•	We stand for what is right and support others who do so.

•	We imagine and pursue new possibilities for our future.

•	We take ownership of challenges, even those that appear insurmountable.

•	We embrace change, both collectively and individually.

Keys to Success

People contributing at their full potential
Everyone can make a difference.

•	We understand our priorities and performance goals.

•	We drive to do our part every day.

•	We support new ideas and take appropriate risks.

•	We take action to find and correct problems.

•	We commend each other on a job well done.
Delivering unmatched value to our customers.

•	We make it easy for customers to do business with us.

•	We listen to our customers and understand their needs.

•	We plan ahead to deliver innovative, cost-effective solutions.

•	We are dedicated to safe, flawless execution and top quality results.
Being cost efficient in everything we do.

•	We maintain a competitive cost structure for the long-term.

•	We utilize shared services to control cost for the enterprise.

•	We seek the best value for Baker Hughes in our relationships with suppliers.

•	We ruthlessly eliminate waste without compromising safety or quality.
Employing our resources effectively.

•	We assign our people where they can make the biggest contribution.

•	We allocate our investments to leverage the best opportunities for Baker Hughes.

•	We handle company assets as if they were our own.

•	We manage our balance sheet to enhance return on investment.

Exhibit A

BAKER HUGHES INCORPORATED
GUIDELINES FOR
MEMBERSHIP ON THE BOARD OF DIRECTORS
(As Amended February 25, 2016)

These Guidelines set forth the policies of the Board of Directors (“Board”) of Baker Hughes Incorporated (“Company”) regarding Board membership. These Guidelines shall be implemented by the Governance and Health Safety and Environmental Committee of the Board (the “Committee”) with such modifications as it deems appropriate. The Committee will consider candidates based upon:

•	The size and existing composition of the Board

•	The number and qualifications of candidates

•	The benefit of continuity on the Board

•	The relevance of the candidate’s background and experience to current and foreseeable business of the Company.

Criteria for Selection
In filling director vacancies on the Board, the Committee will strive to:

A)	Recommend candidates for director positions who will help create a collective membership on the Board with varied experience and perspective and who:

i)	Have demonstrated leadership, and significant experience in an area of endeavor such as technology, business, finance, law, public service, banking or academia;

ii)	Comprehend the role of a public company director, particularly the fiduciary obligations owed to the Company and its stockholders;

iii)	Have relevant expertise and experience, and are able to offer advice and guidance based upon that expertise;

iv)	Have a substantive understanding of domestic considerations and geopolitics, especially those pertaining to the service sector of the oil and gas and energy related industries;

v)	Will dedicate sufficient time to Company business;

vi)	Exhibit integrity, sound business judgment and support for the Core Values of the Company;

vii)	Understand financial statements;

viii)	Are independent as defined by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange;

ix)
Support the ideals of the Company’s Business Code of Conduct and are not engaged in any activity adverse to, or do not serve on the board of another company whose interests are adverse to, or in conflict with the Company’s interests;

x)
Possess the ability to oversee, as a director, the affairs of the Company for the benefit of its stockholders while keeping in perspective the interests of the Company’s customers, employees and the public; and

xi)	Are able to exercise sound business judgment.

B)	Maintain a Board that reflects diversity, including but not limited to gender, ethnicity, background, country of citizenship and experience.

Age & Attendance

The Board will not nominate any person to serve as a director who has attained the age of 75. No director shall stand for re-election in any fiscal year in which a director fails to attend at least 66% of the meetings of the Board and any Committees of the Board on which the director serves. These provisions may be waived by the Board (excluding the affected director) if the Board determines that such waiver would be in the best interest of the Company and its stockholders.

Audit/Ethics Committee

The Committee believes that it is desirable that one or more members of the Company’s Audit/Ethics Committee possess those qualities and skills such that they qualify as an Audit Committee Financial Expert, as defined by SEC rules and regulations.

Significant Change in Occupation or Employment

A non-management director who has a significant change in occupation or retires from his or her principal employment or position will promptly notify the Committee. The Committee will consider such change in determining if it is in the best interests of the Company to nominate such person to stand for reelection as a director at the Company’s next Annual Meeting of Stockholders.

Board Review and Assessments

Each year the members of the Board will participate in a review and assessment of the Board and of each committee. In connection with such reviews, or at any other time, a director with concerns regarding the performance, attendance, potential conflicts of interest, or any other concern respecting any other director shall report such concerns to the Chairman of the Committee. The Chairman of the Committee, in consultation with such other directors as he or she deems appropriate will determine how such concerns should be investigated and reported to members of the Committee who are not the director in question (“Independent Non-Management Committee Members”). If the Independent Non-Management Committee Members conclude that the director is not fulfilling his or her duties, they will determine what actions should be taken. Such actions may include, without limitation, the Chairman of the Board, the lead director or another Board member discussing the situation with the director in question, identifying what steps are required to improve performance, or, if appropriate, requesting that the director resign from the Board.

Exhibit B
BAKER HUGHES INCORPORATED
Selection Process for
New Board of Directors
Candidates
(As Amended January 23, 2014)

Baker Hughes Incorporated (“Company”) has established the following process for the selection of new candidates for the Company’s Board of Directors (“Board”). The Board or the Company’s Governance and Health, Safety and Environmental Committee (the “Committee”) will evaluate candidates properly proposed by stockholders in the same manner as all other candidates.

1.	Chairman, CEO, the Committee, or other Board members identify a need to fill vacancies or add newly created directorships.

2.
Chairman of the Committee initiates search, working with staff support and seeking input from the Board members and senior management, and hiring a search firm or obtaining advice from legal or other advisors, if necessary.

3.
Candidates, including any candidates properly proposed by stockholders in accordance with the Company’s Bylaws, that satisfy criteria as described in the Company’s “Guidelines for Membership on the Board of Directors” or otherwise qualify for membership on the Board, are identified and presented to the Committee.

4.	Determine if the Committee members, Board members or senior management have a basis to initiate contact with preferred candidates; or if appropriate, utilize a search firm.

5.	Chairman, CEO and at least one member of the Committee interviews prospective candidate(s).

6.	Full Board to be kept informed of progress.

7.	The Committee meets to consider and approve final candidate(s) (conduct interviews as necessary).

8.	The Committee will propose to the full Board candidates for Board membership to fill vacancies, or to stand for election at the next Annual Meeting of Stockholders.

Exhibit C
BAKER HUGHES INCORPORATED
POLICY FOR DIRECTOR INDEPENDENCE,
AUDIT/ETHICS COMMITTEE MEMBERS AND AUDIT COMMITTEE FINANCIAL EXPERT
(As Amended January 23, 2014)

INDEPENDENCE
I.    Introduction
A member of the Board of Directors (“Board”) of Baker Hughes Incorporated (“Company”) shall be deemed independent pursuant to this Policy of the Board, only if the Board affirmatively determines that (1) such director meets the standards set forth in Section II below, and (2) the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.
Each director of the Company’s Audit/Ethics Committee, Governance and Health, Safety and Environmental Committee (the “Governance and HS&E Committee”) and Compensation Committee must be independent. A director who is a member of the Company’s Audit/Ethics Committee is also required to meet the criteria set forth below in Section III. These standards shall be implemented by the Governance and HS&E Committee with such modifications as it deems appropriate.
II.    Standards for Director Independence

1.
A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.
A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.
A director who is affiliated with or employed by a present or former internal or external auditor of the Company is not “independent” until three years after the end of the affiliation or the employment or auditing relationship. A director, however, is still considered independent if the director’s immediate family member currently works for the company’s auditor, as long as the immediate family member is not a partner of the company’s auditor or is not personally involved (and has not been personally involved for the past three years) in the company’s audit.

4.
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

5.
A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company employing such executive officer or employee, is not “independent” until three years after falling below such threshold. In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.
III.    Standards for Audit/Ethics Committee Members

1.
A director who is a member of the Audit/Ethics Committee other than in his or her capacity as a member of the Audit/Ethics Committee, the Board, or any other Board committee, may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

Indirect acceptance of compensatory payments includes: (1) payments to spouses, minor children or stepchildren, or children or stepchildren sharing a household with the member; or (2) payments accepted by an entity in which such member is a partner, member, officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company.

2.
A director, who is a member of the Audit/Ethics Committee may not, other than in his or her capacity as a member of the Audit/Ethics Committee, the Board, or any other Board committee, be an affiliated person of the Company or any subsidiary thereof.

3.	A member of the Audit/Ethics Committee may not simultaneously serve on the audit committees of more than two other public companies in addition to the Company.

IV.    Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s household. When considering the application of the three-year period referred to in each of paragraphs II.1 through II.5 above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated. The “Company” includes any subsidiary in a consolidated group with the Company.
AUDIT/ETHICS COMMITTEE FINANCIAL EXPERT QUALIFICATIONS
The Company believes that it is desirable that one or more members of the Audit/Ethics Committee possess such qualities and skills such that they qualify as an Audit Committee Financial Expert as defined by the Securities and Exchange Commission (“SEC”).
1.    The SEC rules define an Audit Committee Financial Expert as a director who has the following attributes:

(a)	An understanding of generally accepted accounting principles and financial statements;

(b)	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

(c)
Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities;

(d)	An understanding of internal controls and procedures for financial reporting; and

(e)	An understanding of audit committee functions.

2.    Under SEC rules, a director must have acquired such attributes through any one or more of the following:

(a)
Education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

(b)	Experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

(c)	Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

(d)	Other relevant experience.

Exhibit D

BAKER HUGHES INCORPORATED
POLICY AND SUBMISSION PROCEDURES FOR
STOCKHOLDER RECOMMENDED
DIRECTOR CANDIDATES
(As Amended July 28, 2016)

The Governance and Health, Safety and Environmental Committee (the “Committee”) of Baker Hughes Incorporated (“Company”) has established a policy that it will consider director candidates recommended by stockholders. The Company’s Board of Directors (“Board”) or the Committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates. Any such recommendations should be communicated to the Chairman, Governance and Health, Safety and Environmental Committee of the Board of Directors, P.O. Box 4740, Houston, Texas 77210-4740 or to the Corporate Secretary, c/o Baker Hughes Incorporated, 17021 Aldine Westfield Road, Houston, Texas 77073 and should be accompanied by the types of information as are required under the Company’s Bylaws for stockholder nominees.

In summary, the Company’s Bylaws provide in substance that:

1. Stockholder nominations shall be made pursuant to timely written notice (“a Nomination Notice”). To be timely, a Nomination Notice must be received by the Secretary not less than 120 days, nor more than 150 days, before the one-year anniversary of the date on which the Company’s proxy statement was released to stockholders in connection with the previous year's annual meeting of the stockholders.

2.
The Nomination Notice shall set forth (a) all information relating to the nominee as required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 or any successor regulation thereto (including such person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected), (b) the nominee’s independence, any voting commitments and/or other obligations such person will be bound by as a director, and any material relationships between such person and (1) the nominating stockholder, or (2) the beneficial owner, if any, on whose behalf the nomination is made (each nominating party and each beneficial owner, a “nominating party”), including compensation and financial transactions, (c) the nominating party’s name and record address, (d) the class, series, and number of shares of the Company that are owned beneficially and of record, directly or indirectly, by each nominating party, (e) all other related ownership interests directly or indirectly owned beneficially by each nominating party, and (f) any interest of each nominating party in such nomination. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Corporate Secretary of the Company that information required to be set forth in a stockholder's Nomination Notice that pertains to the nominee.

The foregoing is a generalized summary and the specific requirements of the Bylaws shall control.

Exhibit E

BAKER HUGHES INCORPORATED
STOCKHOLDER COMMUNICATIONS
WITH THE
BOARD OF DIRECTORS
(As Amended July 28, 2016)

In order to provide the stockholders and other interested parties of Baker Hughes Incorporated (“Company”) with a direct and open line of communication to the Company’s Board of Directors (“Board”), the following procedures have been established for communications to the Board.

Stockholders and other interested persons may communicate with any member of the Board, including the Company’s Lead Director, the Chairman of any of the Company’s Governance and Health, Safety and Environmental Committee, Audit/Ethics Committee, Compensation Committee, Finance Committee or with the independent non-management directors of the Company as a group, by sending such written communication to the following address:

Corporate Secretary
c/o Baker Hughes Incorporated
17021 Aldine Westfield Road
Houston, TX 77073

Stockholders desiring to make candidate recommendations for the Board may do so by submitting nominations to the Company’s Governance and Health, Safety and Environmental Committee, in accordance with the Company’s Bylaws and “Policy and Submission Procedures for Stockholder Recommended Director Candidates” addressed, as above, to the Corporate Secretary, or to:

Chairman, Governance and HS&E Committee of the Board of Directors
P.O. Box 4740
Houston, TX 77210-4740

Any written communications received by the Corporate Secretary will be forwarded to the appropriate directors.

Exhibit F

BAKER HUGHES INCORPORATED
PROCEDURES FOR THE RECEIPT, RETENTION AND
TREATMENT OF COMPLAINTS
(As Amended October 22, 2009)

Sarbanes-Oxley Act Section 301 Requirements

The Sarbanes-Oxley Act of 2002 (“SOX”) Section 301 requires that each audit committee establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and confidential, anonymous submissions by employees of the Company of concerns regarding questionable accounting or auditing matters.

Guidelines for Reporting

Complaints or concerns regarding accounting, internal accounting controls or auditing matters may be submitted by employees and/or third parties to the Business Help Line or the Chief Compliance Officer (“CCO”). Concerns received by the Business Help Line, which accepts anonymous submissions, are forwarded to the CCO. All complaints received by the CCO are reviewed and validated and a list of all such items will be provided to the Chairman of the Audit/Ethics Committee. The CCO has an affirmative duty to report all issues for which the CCO has credible evidence of a material or potential violation of any applicable securities laws, fiduciary duty, or similar violation to the Audit/Ethics Committee (“AEC”) in a timely manner. The CCO may bring any issue to the attention of the AEC if, in the CCO’s opinion, it is necessary and appropriate to inform the AEC.

When the CCO brings an issue to the AEC, the AEC and the CCO will collaboratively discuss the issue and agree to a course of action which may include an internal investigation involving one or more of the CCO, Corporate Security, Human Resources department, Operations, Internal Audit and outside counsel.

The CCO will maintain appropriate records for all issues presented to the AEC and provide updates. The CCO will retain issue related documentation in accordance with the Company’s record retention policy.

In the event that a complaint is received concerning the CCO, the complaint will be sent directly to the Chairman of the AEC. The Chairman of the AEC will decide the appropriate course of action.

Third party reporting procedures are posted on the Company’s Internet website in the Investor Relations-Compliance Section. The reporting protocol for employees is posted on the intranet within the Interchange-Legal Compliance site. In addition to the websites, the Company has a Business Help Line brochure.

No employee shall suffer retaliation in any form for reporting, in good faith, suspected violations of the Business Code of Conduct.

ANNEX B

BAKER HUGHES INCORPORATED

CHARTER OF THE
AUDIT/ETHICS COMMITTEE OF THE
BOARD OF DIRECTORS
(as amended and restated January 25, 2017)

The Board of Directors of Baker Hughes Incorporated (the “Company”) has heretofore constituted and established an Audit/Ethics Committee (the “Committee”) with authority, responsibility and specific duties as described in this Charter. It is intended that this Charter and the composition of the Committee comply with the rules of the New York Stock Exchange (the “NYSE”). This document replaces and supersedes in its entirety the previous Charter of the Committee adopted by the Board of Directors of the Company.

PURPOSE

The Committee's purpose is to assist the Board of Directors with oversight of: (i) the integrity of the Company's financial statements and financial reporting system, (ii) the Company's compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications, independence and performance and (iv) the performance of the Company's internal audit function. The Committee shall also prepare the report of the Committee to be included in the Company's annual proxy statement, carry out the duties and responsibilities set forth in this Charter and conduct an annual self-evaluation.

COMPOSITION

The Committee and Chairman of the Committee shall be elected annually by the Board of Directors and are subject to removal pursuant to the terms of the Company's Bylaws. The Committee shall be comprised of not less than three non-employee Directors who are (i) independent (as defined by Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations thereunder and the NYSE) and (ii) financially literate (as interpreted by the Board of Directors in its business judgment). Such Committee members may not simultaneously serve on the audit committee of more than three public companies. At least one member of the Committee shall be an “audit committee financial expert,” as defined by the Securities and Exchange Commission (“SEC”). The audit committee financial expert must have: (i) an understanding of GAAP and financial statements; (ii) experience in the (a) preparation, auditing, analyzing or evaluating of financial statements of generally comparable issuers or supervising one or more persons engaged in such activities and (b) applying GAAP principles in connection with the accounting for estimates, accruals and reserves; (iii) an understanding of internal control over financial reporting; and (iv) an understanding of audit committee functions. The Committee may, if appropriate, delegate its authority to subcommittees.

If a member of the Committee ceases to be independent for reasons outside the member's reasonable control, his or her membership on the committee may, if so permitted under then applicable NYSE rules, continue until the earlier of the Company's next annual meeting of stockholders or one year from the occurrence of the event that caused the failure to qualify as independent.

PRINCIPAL RESPONSIBILITIES

The principal responsibilities of the Committee are: (i) to provide assistance to the Board of Directors in fulfilling its responsibility in matters relating to the accounting and reporting practices of the Company, the adequacy of the Company's internal controls over financial reporting and disclosure controls and procedures, and the quality and integrity of the financial statements of the Company; and (ii) to oversee the Company's compliance programs. The independent auditor is ultimately accountable to the Board of Directors and the Committee, as representatives of the Company's stockholders, and shall report directly to the Committee. The Committee has the ultimate authority and direct responsibility to select, appoint, evaluate, compensate and oversee the work, and, if necessary, terminate and replace the independent auditor (subject, if applicable, to stockholder ratification). The Committee shall have authority to conduct or authorize investigations into any matters within its scope of responsibilities.

The Committee shall have the authority to engage independent counsel and other advisors, as the Committee deems necessary to carry out its duties. The Committee shall have the sole authority to approve the fees paid to any independent advisor retained by the Committee, and the Company shall provide funding for such payments. In addition, the Company must provide funding for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall review the composition, expertise and availability of the Committee members on an annual basis. The Committee shall also perform a self-evaluation of the Committee and its activities on an annual basis.

The Committee shall meet in executive session at each regularly scheduled meeting, including separate, private meetings with the independent registered public accounting firm, corporate auditors, general counsel and compliance officer. The Committee shall also meet in executive session with such other employees as it deems necessary and appropriate.

This Charter is intended to be flexible so that the Committee is able to meet changing conditions. The Committee is authorized to take such further actions as are consistent with the following described responsibilities and to perform such other actions as applicable law, the NYSE, the Company's charter documents and/or the Board of Directors may require. To that end, the Committee shall review and reassess the adequacy of this Charter annually. Any proposed changes shall be put before the Board of Directors for its approval.

With regard to its audit responsibilities, the Committee shall:

•
Receive and review reports from the independent registered public accounting firm pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”) and Section 10(A)(k) of the Exchange Act regarding: (i) all critical accounting policies and practices being used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, and the treatment preferred by the independent registered public accounting firm; and (iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unrecorded audit adjustments.

•
On an annual basis, receive and review formal written reports from the independent registered public accounting firm regarding the auditors' independence required by the Public Company Accounting Oversight Board (“PCAOB”) Ethics and Independence Rule 3526 “Communication with Audit Committees Concerning Independence,” giving consideration to the range of audit and non-audit services performed by them and all their relationships with the Company, as well as a report describing the (i) independent registered public accounting firm's internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities; within the preceding five years with respect to one or more independent audits carried out by the auditors; and (iii) any steps taken to deal with such issues. Conduct an active discussion with the independent registered public accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors. Select the independent registered public accounting firm to be employed or discharged by the Company. Review and evaluate competence of partners and managers of the independent registered public accounting firm who lead the audit. As required by law, ensure the rotation of the lead audit partner having primary responsibility for the Company's audit and the audit partner responsible for reviewing the audit. Consider whether there should be a rotation of the independent registered public accounting firm. The Committee shall establish hiring policies for the Company of employees or former employees of the independent registered public accounting firm in accordance with the NYSE rules, SOX and as specified by the SEC and review and discuss with management and the independent registered public accounting firm any proposals for hiring any key member of the independent registered public accounting firm's team.

•
Prior to commencement of the annual audit, review with management, the corporate auditors and the independent registered public accounting firm the proposed scope of the audit plan and fees, including the areas of business to be examined, the personnel to be assigned to the audit, the procedures to be followed, special areas to be investigated, as well as the program for integration of the independent and internal audit efforts.

•
Review policies and procedures for the engagement of the independent registered public accounting firm to provide audit and non-audit services, giving due consideration to whether the independent auditor's performance of non-

audit services is compatible with the auditor's independence and review and pre-approve all audit and non-audit fees for such services, subject to the de minimus exception under SOX. With the exception of the annual audit, the Committee may delegate to a member of the Committee the authority to pre-approve all audit and non-audit services with any such decision presented to the full Committee at the next scheduled meeting.

•
Review with management and the independent registered public accounting firm the accounting and reporting policies and procedures that may be viewed as critical accounting estimates, any improvements, questions of choice and material changes in accounting policies and procedures, including interim accounting, as well as significant accounting, auditing and SEC pronouncements.

•
Review with management and the independent registered public accounting firm any financial reporting and disclosure issues, including material correcting adjustments and off-balance sheet financings and relationships, if any. Discuss significant judgment matters made in connection with the preparation of the Company's financial statements and ascertain that any significant disagreements among them have been satisfactorily resolved. Ascertain that no restrictions were placed by management on implementation of the independent or corporate auditors' examinations. Regularly scheduled executive sessions will be held for this purpose.

•
Review with management, the corporate auditors and the independent registered public accounting firm the results of (i) the annual audit prior to release of the audited financial statements in the Company's annual report on Form 10-K filed with the SEC, including a review of the MD&A section; and (ii) the quarterly financial statements prior to release in the Company's quarterly report on Form 10-Q filed with the SEC, including a review of the MD&A section. Have management review the Company's financial results with the Board of Directors.

•	Review and discuss with management and the independent registered public accounting firm management's report on internal control prior to the filing of the Company's annual report on Form 10-K.

•
Establish guidelines with respect to earnings releases and financial information and earnings guidance provided to analysts and rating agencies. The Committee may request a prior review of any annual or quarterly earnings release or earnings guidance and delegate to the Chairman of the Committee the authority to review any such earnings releases and guidance.

•
Review with the Board of Directors any issues that arise with respect to the quality or integrity of the Company's financial statements and financial reporting system, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent registered public accounting firm or the performance of the internal audit function.

•
Review guidelines and policies on enterprise risk management including risk assessment and risk management related to the Company's major financial and related information technology risk exposures and the steps management has taken to monitor and control such exposures.

•
Annually prepare an audit committee report for inclusion in the Company's proxy statement stating that the Committee has (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, "Communications with Audit Committees"; (iii) received a formal written report from the independent registered public accounting firm concerning the auditors' independence required by the PCAOB's Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and has discussed with the independent accountant the independent accountant's independence; and (iv) based upon the review and discussion of the audited financial statements with both management and the independent registered public accounting firm, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

•	Cause the Charter to be included periodically in the proxy statement as required by applicable rules.

•	Review actions taken by management on the independent registered public accounting firm and corporate auditors' recommendations relating to organization, internal controls and operations.

•
Meet separately and periodically with management, the corporate auditors and the independent registered public accounting firm to review the responsibilities, budget and staffing of the Company's internal audit function, the effectiveness of the Company's internal controls, including computerized information systems controls, and security. Review the Company's annual internal audit plan, staffing and budget, and receive regular reports on their activities, including significant findings and management's actions. Review annually the audit of the travel and entertainment expenses of the Company's senior management. Review annually the audit of the travel expenses of the members of the Company's Board of Directors. At least every three years the Committee reviews the Corporate Audit Department Charter. At least every five years the Committee reviews the report received from a qualified, independent audit firm regarding its quality assurance review of the Company's internal audit function.

•
Review membership of the Company's “Disclosure Control and Internal Control Committee” (“DCIC”), the DCIC's scheduled activities and the DCIC's quarterly report. Review on an annual basis the DCIC Charter.

•
Receive reports from the CEO and CFO on any material weaknesses and significant deficiencies in the design or operation of certain internal controls over financial reporting and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

•	Review reports, media coverage and similar public information provided to analysts and rating agencies, as the Committee deems appropriate.

•
Establish formal procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, (ii) the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters, and (iii) the protection of reporting employees from retaliation.

•
Annually review with the independent registered public accounting firm any audit problems or difficulties and management's response. The Committee must regularly review with the independent auditor any difficulties the auditor encountered in the course of the audit work, including any restrictions on the scope of the independent registered public accounting firm' activities or on access to requested information, and any significant disagreements with management. Among the items the Committee may want to review with the auditors are: any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company.

With regard to its compliance responsibilities, the Committee shall:

•
Review policies and procedures that the Company has implemented regarding compliance with applicable federal, state and local laws and regulations, including the Company's Business Code of Conduct and its Foreign Corrupt Practices Act policies. Monitor the effectiveness of these policies and procedures for compliance with the U.S. Federal Sentencing Guidelines, as amended, and institute any changes or revisions to such policies and procedures may be deemed, warranted or necessary.

•
Review in conjunction with counsel (i) any legal matters that could have significant impact on the organization's financial statements; (ii) correspondence and material inquiries received from regulators or governmental agencies; and (iii) all matters relating to the ethics of the Company and its subsidiaries.

•
Coordinate the Company's compliance with inquiries from any government officials concerning legal compliance in the areas covered by the Business Code of Conduct and the Foreign Corrupt Practices Act policy.

•	Respond to such other duties as may be assigned to the Committee, from time to time, by the Board of Directors.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits; those are the responsibilities of the independent registered public accounting firm. Further, it is not the Committee's responsibility to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles; those are the responsibilities of management.

Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations or with Company policies.

MEETINGS

The Committee will meet at least five times per year as determined by the Board of Directors. Special meetings may be called, as needed, by the Chairman of the Board of Directors or the Chairman of the Committee. The Committee may create subcommittees who shall report to the Committee. The Committee may ask employees, the independent registered public accounting firm, corporate auditors or others whose advice and counsel the Committee deems relevant to attend meetings and provide information to the Committee. The Committee will be available to the independent registered public accounting firm and the corporate auditors of the Company. All meetings of the Committee will be held pursuant to the Bylaws of the Company and written minutes of each meeting will be duly filed in the Company records. Reports of meetings of the Committee shall be made to the Board of Directors at its next regularly scheduled meeting following the Committee meeting accompanied by any recommendations to the Board of Directors approved by the Committee.

ANNEX C
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

Reconciliation of GAAP Net Loss and Non-GAAP Adjusted Operating Loss

Six Months Ended
(In millions, except per share amounts)	June 30, 2016
Net loss attributable to Baker Hughes (GAAP)	$(1,892)
Identified item:
Impairment and restructuring charges	1,286
Goodwill impairment	1,841
Merger and related costs	180
Merger termination fee	(3,500)
Inventory adjustments	621
Loss on early extinguishment of debt	142
Total identified items	570
Income taxes on identified items	229
Identified items, net of income taxes	799
Adjusted net loss (non-GAAP)	$(1,093)
Income Taxes	290
Interest	103
Other	(1)
Adjusted operating loss (non-GAAP)	$(701)

Basic and diluted loss per share attributable to Baker Hughes (GAAP)	$(4.30)
Adjusted basic and diluted loss per share attributable to Baker Hughes (non-GAAP)	$(2.48)
Weighted average common shares diluted	440

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Operating Profit

Six Months Ended
(In millions, except per share amounts)	December 31, 2016
Net loss attributable to Baker Hughes (GAAP)	$(846)
Identified item:
Impairment and restructuring charges	449
Goodwill impairment	17
Merger and related costs	19
Inventory adjustments	(4)
Loss on sales of business interest	97
Litigation settlements	41
Total identified items	619
Income taxes on identified items	37
Identified items, net of income taxes	656
Adjusted net loss (non-GAAP)	$(190)
Income Taxes	140
Interest	75
Other	3
Adjusted operating profit (non-GAAP)	$28

C-1

BAKER HUGHES INCORPORATED
17021 ALDINE WESTFIELD RD.
HOUSTON, TX 77073

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E20638-P88286 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BAKER HUGHES INCORPORATED

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Gregory D. Brenneman	☐	☐	☐
1b. Clarence P. Cazalot, Jr.	☐	☐	☐
1c. Martin S. Craighead	☐	☐	☐
1d. William H. Easter III	☐	☐	☐
1e. Lynn L. Elsenhans	☐	☐	☐
1f. Anthony G. Fernandes	☐	☐	☐
1g. Claire W. Gargalli	☐	☐	☐
1h. Pierre H. Jungels	☐	☐	☐
1i. James A. Lash	☐	☐	☐
1j. J. Larry Nichols	☐	☐	☐
1k. James W. Stewart	☐	☐	☐
1l. Charles L. Watson	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. An advisory vote related to the Company's executive compensation program.	☐	☐	☐

The Board of Directors recommends you vote FOR 1 year frequency on proposal 3.

	1 Year	2 Years	3 Years	Abstain
3. An advisory vote on the frequency of the holding of an advisory vote on the executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.

The Board of Directors recommends you vote AGAINST proposal 5.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E20639-P88286

BAKER HUGHES INCORPORATED
Annual Meeting of Stockholders
April 27, 2017 9:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Martin S. Craighead and William D. Marsh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BAKER HUGHES INCORPORATED that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 9:00 AM, CDT on April 27, 2017, at 2001 Rankin Road, Rankin Auditorium, Houston, Texas 77073, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1